Exhibit 10.1

AGREEMENT
US$80,000,000

CREDIT FACILITIES

for

VIASYSTEMS KALEX PRINTED CIRCUIT BOARD LIMITED
VIASYSTEMS ASIA PACIFIC COMPANY LIMITED
KALEX CIRCUIT BOARD (CHINA) LIMITED

arranged by

UBS AG HONG KONG BRANCH

with

UBS AG, SINGAPORE BRANCH
as Facility Agent

and

UBS AG, SINGAPORE BRANCH
as Security Agent

17 August, 2006

ALLEN & OVERY
Allen & Overy
36335-00362 HK:2707197.11

36335-00362 HK:2707197.11	2

36335-00362 HK:2707197.11	3

  THIS AGREEMENT is dated 17 August, 2006

  BETWEEN:

(1)	VIASYSTEMS INTERNATIONAL, INC., a Delaware corporation with its registered office at 101 South Hanley Road, St Louis, Missouri, 63105 U.S.A. (the Company);

(2)	THE PERSONS listed in Part 1 of Schedule 1 (Original Parties) as borrowers (in this capacity the Borrowers);

(3)	THE PERSONS listed in Part 1 of Schedule 1 (Original Parties) as original guarantors (in this capacity the Original Guarantors);

(4)	UBS AG HONG KONG BRANCH as mandated lead arranger (in this capacity the Mandated Lead Arranger);

(5)	THE PERSONS listed in Part 2 of Schedule 1 (Original Parties) as original lenders (the Original Lenders);

(6)	UBS AG, SINGAPORE BRANCH and UBS AG, STAMFORD BRANCH, each as issuing bank (in this capacity the Issuing Bank);

(7)	UBS AG, SINGAPORE BRANCH as facility agent (in this capacity the Facility Agent); and

(8)	UBS AG, SINGAPORE BRANCH as security agent and trustee (in this capacity the Security Agent).

  IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

A Loan Facility means the loan facility referred to in paragraph (a) of Clause 2.1 (A Loan Facility).

Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non-credit enhanced debt obligations of AA or higher by S&P or Fitch or Aa2 or higher by Moody's or a comparable rating from an internationally recognised credit rating agency.

Accession Agreement means an Issuing Bank Accession Agreement or a Guarantor Accession Agreement.

Accounting Date means each 31 March, 30 June, 30 September and 31 December, except as adjusted with the consent of the Facility Agent.

Accounting Period means a period of approximately one year or three months ending on an Accounting Date for which Accounts are required to be prepared under this Agreement.

Accounting Standards means accounting standards which, as at the Closing Date, are:

(a)	in the case of the Accounts of Viasystems, U.S. GAAP; and

(b)
in the case of the Accounts of any other member of the Group, generally accepted in the jurisdiction of incorporation of that member of the Group and approved by the relevant regulatory or other accounting bodies in that jurisdiction.

Accounts means each set of financial statements required to be prepared by a member of the Group and supplied to the Facility Agent under this Agreement.

Additional Guarantor means a member of the Group which becomes a Guarantor after the Closing Date under Clause 31.2 (Additional Guarantors).

Additional Lender means a person who becomes a Lender (or a Lender who agrees to provide any Revolving Credit Commitment) after the date of this Agreement pursuant to an Additional Lender Accession Agreement, as more particularly defined in Clause 2.5 (Increase in the A Loan Facility).

Additional Lender Accession Agreement means an agreement, substantially in the form of Part 3 of Schedule 10 (Form of Additional Lender Accession Agreement), with such amendments as the Facility Agent and the Additional Lenders may agree.

Administrative Party means any of the Mandated Lead Arranger, the Issuing Bank, the Facility Agent or the Security Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agent means the Facility Agent or the Security Agent, as appropriate.

Agent's Spot Rate of Exchange means the Facility Agent's spot rate of exchange for the purchase of the relevant currency in the Singapore (or, if the Facility Agent is located in another jurisdiction, that jurisdiction's) foreign exchange market with the Base Currency as of 11.00 a.m. on a particular day.

Agreed Security Principles means the agreed security principles set out in Schedule 7.

Applicable Letter of Credit Commitment has the meaning given to it in Clause 6.2(d)(i) (Completion of Requests).

Approved Bank means an Acceptable Bank which has been given and has acknowledged all notices (if any) required to be given to it under the Security Documents. If an Acceptable Bank is a Lender or an Administrative Party it will be deemed to have received and acknowledged those notices by virtue of being a Party.

Auditors means PricewaterhouseCoopers, Ernst & Young, KPMG, Deloitte & Touche, Grant Thornton, BDO Stoy Haward, or such other independent public accountants of international standing which may be appointed by Viasystems as its auditors under Clause 19.6 (Auditors).

Availability Period means the period from and including the Closing Date to and including:

(a)	for the A Loan Facility, the date falling 17 months after the Closing Date; and

(b)	for the B Revolving Credit Facility, the date falling one month prior to the Final Maturity Date.

B Revolving Credit Facility means the revolving credit facility referred to in Clause 2.2 (B Revolving Credit Facility).

Bank Affiliate means:

(a)
for any person (other than a Fund), any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that first person; for this purpose, a person has control of another person if that person possesses directly or indirectly, the power:

(i)	to vote twenty-five per cent. or more of the shares or securities having ordinary voting power for the election of directors of that other person; or

(ii)	to direct or cause the direction of the management and policies of that other person, whether through the ownership of voting shares or securities, by contract or otherwise; or

(b)	for a Fund, any other Fund which is advised or managed by the same investment adviser or an Affiliate of that investment adviser.

Base Case Model means the base case financial model in the agreed form.

Base Currency means US$.

Base Currency Equivalent means:

(a)
for an amount expressed or denominated in any currency other than the Base Currency, the equivalent of that amount in the Base Currency converted at the Agent's Spot Rate of Exchange on the date of the relevant calculation; and

(b)	for an amount expressed or denominated in the Base Currency, that amount.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 27.3 (Break Costs).

Budget has the meaning given to it in Clause 19.5 (Budget).

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Hong Kong and Singapore and if on that day a payment in or a purchase of a currency is to be made, the principal financial centre of the country of that currency. In the case of Clause 7.4(b) (Claims under a Letter of Credit) and Clause 7.8(c) (Letters of Credit to become Loans), a reference to a Business Day will also include a day (other than a Saturday or a Sunday) on which banks are open for general business in London and New York.

BVI means Viasystems (BVI) Limited, a company organised under the laws of the British Virgin Islands with registered number 52-197593.

Capital Expenditure, Consolidated Current Assets, Consolidated Current Liabilities, Consolidated EBITDA, Consolidated Net Income, Consolidated Total Debt, Consolidated Total Net Debt, Consolidated Total Net Interest Payable, Consolidated Working Capital and EBITDA each has the meaning given to it in Clause 20.2 (Financial Covenant Definitions).

Cash means cash in hand or credit balances or amounts on deposit with any Acceptable Bank which is:

(a)	accessible by a member of the Group within 60 days; and

(b)	not subject to any Security Interest (other than one existing under the Security Documents).

Cash Equivalent means:

(a)	certificates of deposit or time deposits maturing within one year after the relevant date of calculation, issued by an Acceptable Bank;

(b)
any investment in marketable obligations issued or guaranteed by the government of the United States of America, the United Kingdom, or by an instrumentality or agency of any of them having an equivalent credit rating which:

(i)	matures within one year after the relevant date of calculation; and

(ii)	is not convertible to any other security;

(c)	open market commercial paper not convertible to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America or the United Kingdom;

(iii)	which matures within three months after the relevant date of calculation; and

(iv)
which has a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody's, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or any dematerialised equivalent);

(e)	investments accessible within 60 days in money market funds which:

(i)	have a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody's; and

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (d) (inclusive) above; or

(f)	any other debt security or investment approved by the Facility Agent (acting on the instructions of the Majority Lenders),

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest (other than one arising under the Security Documents).

Change of Control means any "Person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 of the United States of America, as amended (the Exchange Act)), excluding HM Capital Inc., GSC Partners, their principals and their affiliates and management (Sponsor) and their respective employees, directors and officers (the Sponsor Group) and all shares or equity interests in Viasystems held by the Sponsor Group, shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than the percentage of the then outstanding common stock of Viasystems owned by the Sponsor Group (a Trigger Event); provided that the occurrence of a Trigger Event shall not be deemed a Change of Control if:

(a)
at any time prior to the consummation of initial public offering of common stock of Viasystems (an Initial Public Offering), and for any reason whatever, the Sponsor Group otherwise has the right to designate (and does so designate) a majority of the board of directors of Viasystems; or

(b)	at any time after the consummation of an Initial Public Offering, and for any reason whatever:

(i)	the Sponsor Group shall own greater than 10 per cent. of the outstanding common stock of Viasystems; and

(ii)	the board of directors of Viasystems shall consist of a majority of:

(A)	the directors of Viasystems on the Closing Date; and

(B)
each other director, if, in each case, such other director’s nomination for election to the board of directors of Viasystems is recommended or supported by a majority of the directors of Viasystems on the Closing Date or such other director receives the vote of the Sponsor in his or her election by the shareholders of Viasystems.

Charging Party means any member of the Group whose assets, shares or equity interests are provided as security for the Facilities (excluding any member of the Group who only provides security over the shares or equity interests in another person for the Facilities).

Closing Date means the date of this Agreement.

Commitment means the Term Loan Commitment or a Revolving Credit Commitment.

Commitment Letter means the commitment letter between UBS AG Hong Kong Branch, UBS AG, Singapore Branch and Viasystems dated 21 June 2006 (as amended from time to time).

Compliance Certificate means a certificate, substantially in the form of Schedule 8 (Form of Compliance Certificate).

Conversion Date means the date falling 18 months after the Closing Date.

Credit means a Loan or a Letter of Credit.

Curative Equity means:

(a)	any subordinated Loan-Out advanced to a Borrower by a person who is not a member of the Group, provided such Loan-Out is advanced on the following terms:

(i)	interest may accrue but shall not be payable during the life of the Facilities;

(ii)	the Borrower may only repay the Loan-Out if:

(A)	no Event of Default has occurred and is outstanding; and

(B)	after such repayment, the Group would remain in compliance with its financial covenant obligations in Clause 20.1 (Financial undertakings) on a pro forma basis; or

(b)	the subscription by any shareholder of an Obligor or an Affiliate of such shareholder (other than a member of the Group) for share capital issued by a Borrower,

in either case for the purpose specified in Clause 20.5 (Curative Equity) or, as appropriate, the proceeds thereof.

Default means:

(a)	an Event of Default; or

(b)
an event or circumstance which would be (with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any other applicable condition under the Finance Documents or any combination of them) an Event of Default.

Effective Date means each date on which the Total Revolving Credit Commitments for the A Loan Facility are increased pursuant to Clause 2.5 (Increase in the A Loan Facility), as more particularly defined in Clause 2.5(k) (Increase in the A Loan Facility).

Environmental Approval means any authorisation required by Environmental Law.

Environmental Claim means any claim by any person in connection with:

(a)	a breach, or alleged breach, of Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination.

   Environmental Law means any law or regulation concerning:

(a)	the protection of human health;

(b)	the pollution or protection of the environment; or

(c)	any emission or substance which is capable of causing harm to any living organism or the environment.

Equity Contribution means the proceeds of an issue of ordinary shares or common stock by an Obligor to any shareholder of an Obligor or an Affiliate of such shareholder (other than a member of the Group).

ERISA means the Employee Retirement Income Security Act 1974.

Event of Default means an event specified as such in Clause 22 (Default).

Excess Cashflow means, for any annual Accounting Period of Viasystems, the excess of:

(a)	the sum, without duplication, of:

(i)	Consolidated EBITDA for such annual Accounting Period;

(ii)
the amount of returned surplus assets of any Plan during such annual Accounting Period to the extent not included in Consolidated Net Income to determine Consolidated EBITDA for such annual Accounting Period;

(iii)	decreases in Consolidated Working Capital of the Group for such annual Accounting Period;

(iv)	the amount of any Tax refund received by the Group;

(v)
cash dividends, cash interest and other similar cash payments received by Viasystems in respect of investments to the extent not included in Consolidated Net Income to determine Consolidated EBITDA for such annual Accounting Period; and

(vi)	extraordinary cash gains to the extent subtracted or otherwise not included in Consolidated Net Income to determine Consolidated EBITDA for such annual Accounting Period,

over

(b)	the sum, without duplication, of:

(i)	the aggregate amount of cash Capital Expenditures made by members of the Group during such annual Accounting Period;

(ii)	the aggregate amount of all reductions of the Revolving Credit Commitments or payments or prepayments of the Term Loans during such annual Accounting Period;

(iii)	the aggregate amount of payments of principal in respect of any Permitted Financial Indebtedness (other than under this Agreement) during such annual Accounting Period;

(iv)	increases in Consolidated Working Capital for such annual Accounting Period;

(v)	cash interest expense and any other cash commissions, discounts, fees and other charges of the Group for such annual Accounting Period;

(vi)
taxes actually paid in such annual Accounting Period or to be paid in the subsequent fiscal year on account of such annual Accounting Period to the extent added to Consolidated Net Income to determine Consolidated EBITDA for such annual Accounting Period;

(vii)	extraordinary cash losses to the extent added to or otherwise not included in Consolidated Net Income to determine Consolidated EBITDA for such annual Accounting Period;

(viii)	any non-recurring charges included in determining Consolidated EBITDA (pursuant to paragraph (a)(vii) of the definition of "Consolidated EBITDA" in Clause 20.2 (Financial Covenant Definitions)); and

(ix)
any cost savings in connection with the power sub-station at the Guangzhou facility included in determining Consolidated EBITDA (pursuant to paragraph (a)(viii) of the definition of "Consolidated EBITDA" in Clause 20.2 (Financial Covenant Definitions)),

provided that increases or decreases in Consolidated Working Capital resulting from any Permitted Disposal (other than the disposals described in paragraphs (f) and (k) of that definition) or Permitted Acquisition shall be excluded from the calculation of Excess Cashflow.

Notwithstanding the foregoing, all payments made and received in connection with any Permitted Acquisition or any issuance of shares of Viasystems shall be excluded from the calculation of Excess Cashflow.

Facility means the Term Loan Facility or a Revolving Credit Facility.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days' notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Borrowers setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means the date falling four years from the Closing Date.

Finance Document means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	an Accession Agreement;

(d)	a Transfer Certificate;

(e)	a Security Document;

(f)	a Compliance Certificate;

(g)	a Margin Certificate;

(h)	a Request;

(i)	a Letter of Credit;

(j)	the Commitment Letter;

(k)	an Additional Lender Accession Agreement; or

(l)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of the following (without double counting):

(a)	moneys borrowed and debit balances at financial institutions;

(b)	any acceptance credit or bill discounting facility (including any dematerialised equivalent);

(c)
any bond (other than a performance bond issued in the ordinary course of business by one member of the Group in respect of its obligations or the obligations of another member of the Group), note, debenture, loan stock or other similar instrument;

(d)
any share in any member of the Group which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder of that security) is capable of maturing or being mandatorily redeemable or redeemable at the option of its holder in whole or in part on or before the date on which all obligations and liabilities of the Obligors under the Finance Documents have been discharged and settled in full;

(e)	any agreement treated as a finance or capital lease in accordance with the Accounting Standards;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:

(i)
is arranged primarily as a method of raising finance or financing the acquisition or construction of that asset or the acquisition of that service (but excluding trade credit on customary commercial terms); or

(ii)	involves a period of more than six months before or after the date of acquisition or supply (but excluding trade credit on customary commercial terms);

(h)
any Treasury Transaction (and, except for non-payment of an amount, the then mark to market value of a Treasury Transaction will be used to calculate its amount; provided that positive and negative mark to market amounts for Treasury Transactions under the same agreement with Acceptable Banks may be netted (in accordance with the terms of such agreement) for this purpose and provided further that for the purposes of Clause 22.5 (Cross-default), only the net amount not paid or that is payable thereunder shall be taken into account);

(i)
any other transaction (including any forward sale or purchase agreement and any sale and sale back, sale and lease back or deferred purchase arrangement) which has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or other instrument issued by a bank or financial institution; or

(k)	any guarantee in respect of an underlying liability of any person which is of the nature referred to in the above paragraphs.

Fitch means Fitch Ratings Ltd. or any successor to its rating business.

Fund means any trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in credits, securities or other financial assets.

Group means Viasystems and its Subsidiaries.

Guarantor means an Original Guarantor or an Additional Guarantor.

Guarantor Accession Agreement means an agreement substantially in the form of Part 1 of Schedule 10 (Form of Accession Agreements), with such amendments as the Facility Agent and the Company may agree.

Holding Company of any other person, means a person in respect of which that other person is a Subsidiary.

Holdings means Viasystems Group, Inc.

HY Bond means the 10.50 per cent. senior subordinated notes due 15 January 2011 issued by Viasystems.

HY Bond Indenture means the HY Bond indenture dated 17 December 2003, as amended or supplemented from time to time.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Bank Affiliate's) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Bank Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Indirect Tax means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

Industrial Competitor means any person engaging in the same or a similar line of business of, or who is in direct competition with, the Viasystems International Group.

Information Package means:

(a)	the Base Case Model; and

(b)
(as and when agreed between Viasystems and the Mandated Lead Arranger) an information memorandum relating to the Group for use in connection with the syndication of the Facilities (including any appendices and/or attachments).

Insurance means any contract of insurance taken out by or on behalf of a member of the Group or under which it has a right to claim.

Intellectual Property Rights means:

(a)	any know-how, patent, trade mark, service mark, design, business name, domain name, topographical or similar right;

(b)	any copyright, data base or other intellectual property right; or

(c)	any interest (including by way of licence) in paragraphs (a) and (b) above,

in each case whether registered or not, and includes any related application.

Interest means:

(a)	interest and amounts in the nature of interest accrued;

(b)	premiums, fees or costs incurred in repaying or prepaying any Financial Indebtedness;

(c)	discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness, including fees payable in respect of Letters of Credit and any other letters of credit and guarantees;

(d)	any net payment (or, if appropriate in the context, receipt) under any interest rate hedging agreement or instrument, taking into account any premiums payable; and

(e)	any other payments and deductions of similar effect (including the interest element of finance leases),

and Interest includes commitment and non-utilisation fees (including those payable under the Finance Documents), but excludes agent's and front-end, management, arrangement and participation fees with respect to any Financial Indebtedness (including those payable under the Finance Documents).

Issuing Bank means each person identified in the list of parties above as an Issuing Bank and any other Lender which has notified the Facility Agent that it has agreed to the Company's request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to whether acting individually or together as the Issuing Bank) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the Issuing Bank shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

Issuing Bank Accession Agreement means an agreement substantially in the form of Part 2 of Schedule 10 (Form of Accession Agreements), with such amendments as the Facility Agent and the Company may agree.

JPM Facility means the credit agreement entered into on 31 January, 2003 between amongst others, Holdings, Viasystems and JPMorgan Chase Bank, as amended from time to time.

Junior Creditor means any person (other than a Borrower or a Guarantor) that is a creditor of a Subordinated Loan.

Lender means:

(a)	an Original Lender;

(b)	an Additional Lender (if any); or

(c)	any person which becomes a Lender after the Closing Date under Clause 30.1 (Assignments and transfers by the Lenders).

Letter of Credit means a standby letter of credit issued or to be issued by the Issuing Bank under this Agreement.

LIBOR means for a Term of any Loan or overdue amount:

(a)	the British Bankers Association Interest Settlement Rate for US Dollars and that Term displayed on page 3750 of the Telerate screen; or

(b)
if no such rate is available under paragraph (a) above for US Dollars or that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. (London time) on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Loan means the principal amount of each borrowing under a Facility or the principal amount outstanding of that borrowing.

Loan-Out means any loan or other form of credit granted to any person.

London Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

Majority Lenders means, at any time, Lenders:

(a)	whose shares in the outstanding Credits and undrawn Commitments then aggregate 66⅔ per cent. or more of the aggregate of all the outstanding Credits and undrawn Commitments of all the Lenders;

(b)	if there is no Credit then outstanding, whose undrawn Commitments then aggregate 66⅔ per cent. or more of the Total Commitments; or

(c)
if there is no Credit then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66⅔ per cent. or more of the Total Commitments immediately before the reduction.

Unless permitted by the Facility Agent (acting in its sole and absolute discretion), a Lender may not divide its Credits or Commitments into separate amounts to reflect participation or similar arrangements and require the separate amounts to be counted separately for the purpose of this definition.

Management Agreement means the monitoring and oversight agreement dated 31 January 2003 between, amongst others, Holdings, Viasystems and Kalex Circuit Board (China) Limited.

Margin means, for any amount (including an overdue amount) or Credit outstanding under a particular Facility, the rate per annum specified below in relation to that Facility (subject to adjustment under Clause 10.3 (Margin adjustments)):

(a)	the A Loan Facility, 2.00 per cent. per annum; and

(b)	the B Revolving Credit Facility, 2.00 per cent. per annum.

Margin Certificate means a certificate, substantially in the form of Schedule 9 (Form of Margin Certificate).

Material Adverse Effect means any effect or circumstance:

(a)	which is or is reasonably likely to be materially adverse to:

(i)	the business, assets (as a whole) or financial condition of the Viasystems International Group (taken as a whole); or

(ii)	the ability of the Obligors (taken as a whole) to perform any of their payment obligations or meet any of their financial covenant obligations under the Finance Documents; or

(b)
subject to the Reservations, which affects the validity or enforceability of any of the Security Documents in any way which is materially adverse to the financial interests of the Lenders under the Finance Documents taken as a whole.

Material Group Member means an Obligor, a Material Subsidiary or a Charging Party.

Material Intellectual Property Rights has the meaning given to it in paragraph (a) of Clause 18.13 (Intellectual Property Rights).

Material Subsidiary means a Subsidiary of the Company whose unconsolidated or, where it has Subsidiaries, consolidated gross assets or consolidated EBITDA equals or exceeds 7.5 per cent. of the consolidated gross assets or consolidated EBITDA (as the case may be) of the Viasystems International Group.

For this purpose:

(a)
the gross assets and EBITDA of a Subsidiary of the Company will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the financial statements of the Viasystems International Group for the previous four quarterly Accounting Periods have been based;

(b)
if a Subsidiary of the Company becomes a member of the Viasystems International Group after the most recent Accounting Date, the gross assets and EBITDA of that Subsidiary will be determined from its latest financial statements (consolidated if it has Subsidiaries); and

(c)
the consolidated gross assets and consolidated EBITDA of the Viasystems International Group will be determined from its financial statements for the previous four quarterly Accounting Periods adjusted (where appropriate) to reflect the gross assets or EBITDA of any company or business subsequently acquired or disposed of.

Notwithstanding the above, each company identified in Schedule 12 (Material Subsidiaries) will be treated as a Material Subsidiary from the Closing Date.

Maturity Date means, for a Revolving Credit Loan or a Letter of Credit, the last day of its Term.

Measurement Period has the meaning given to it in Clause 20 (Financial Covenants).

Moody's means Moody's Investors Service Limited or any successor to its ratings business.

Net Debt Leverage Ratio means the ratio calculated in accordance with Clause 20.1(a) (Financial undertakings).

Net Proceeds has the meaning given to it in paragraph (a)(i) of Clause 9.2 (Mandatory prepayment - disposals).

New Lender has the meaning given to it in Clause 30.1 (Assignments and transfers by the Lenders).

Non-Obligor means a member of the Group which is not an Obligor.

Obligor means a Borrower, or Guarantor, or any other person providing any guarantee or security for the Facilities.

Original Financial Statements means:

(a)	the audited consolidated financial statements of Viasystems for its annual accounting period ended 31 December, 2005;

(b)	the unaudited consolidated financial statements of Viasystems for its quarterly accounting period ended 31 March, 2006;

(c)	the audited unconsolidated financial statements of each Borrower for its annual accounting period ended 31 December 2004; and

(d)	the unaudited unconsolidated financial statements of each Borrower for its annual accounting period ended 31 December 2005.

Original Obligor means the persons listed in Part 1 of Schedule 1.

Party means a party to this Agreement.

Permitted Acquisition means the acquisition by a member of the Group of a business (the Acquisition Assets) of any company which is similar or related to that carried on by the Group where:

(a)
the aggregate acquisition consideration does not exceed (i) US$30,000,000 in any financial year and (ii) US$50,000,000 over the life of the Facilities, plus in each case any cash consideration provided by any one or more of the following:

(i)	further Equity Contributions;

(ii)
Excess Cashflow (but only in relation to financial years ending after the Closing Date) for any previous financial years after deducting any required mandatory payments and any Excess Cashflow applied in making Capital Expenditures under paragraph (c)(iv)(B) of Clause 20.1 (Financial undertakings);

(iii)	the net proceeds of disposals which may be reinvested under Clause 9.2(a)(ii) (Mandatory prepayment - disposals) in lieu of being applied in prepayment of the Facilities;

(iv)	any net proceeds from Financial Indebtedness permitted under paragraphs (h) and (n) of the definition of "Permitted Financial Indebtedness" in this Clause 1.1 (Definitions); or

(v)
the incurrence of Capital Expenditure up to the Capital Expenditure Limit for that annual Accounting Period in which the acquisition occurs (not including any amounts specified in paragraphs (c)(i) to (c)(iv) (inclusive) of Clause 20.1 (Financial undertakings) which increase the Capital Expenditure Limit) set out in such Clause 20.1;

(b)	no Event of Default has occurred and is continuing at the time of (or will result from) the acquisition;

(c)	subject to the Agreed Security Principles, a Security Interest over the Acquisition Asset is granted in favour of the Lenders;

(d)
the acquisition is not a takeover where the board of directors of the person to be acquired has indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn); and

(e)
on a pro forma basis taking into account the acquisition of the Acquisition Assets, each of the covenants under Clause 20 (Financial Covenants) will be complied with as at the date of the relevant Permitted Acquisition.

Permitted Disposal means a disposal:

(a)	(i) among Charging Parties;

(ii)	among Obligors (other than any member of the Group who only provides security over the shares or equity interests in another person for the Facilities) who are non-Charging Parties; or

(iii)	from a non-Charging Party to a Charging Party,

provided in each case, (A) there is no disposal of any shares or equity interests in a Borrower, (B) 30 days prior written notice is provided to the Facility Agent of such disposal and (C) insofar as the assets being disposed are subject to any Security Interest in favour of the Security Agent, those assets will after the disposal be subject to the same Security Interest granted in favour of the Security Agent by the person to whom they have been disposed to (and without the imposition of any new hardening or perfection periods without the consent of the Facility Agent);

(b)	pursuant to any Permitted Reorganisation;

(c)	constituted by a Permitted Security Interest;

(d)	which is a Permitted Property Disposal;

(e)	of any asset (not being a business and not being shares, securities, interests in real property) to a Permitted Joint Venture on arm's length terms;

(f)
of trading stock made on arm's length terms in the ordinary course of trading or, to the extent constituting intra-Group disposals of trading stock, consistent with past practices over the period between 1 January 2005 and the Closing Date;

(g)
of any asset (not being a business and not being shares, securities, interests in real property or rights under any Finance Document) on arm's length terms in exchange for any other asset which is useful or beneficial to the business of the Group and provided that the exchange for that other asset will not be materially prejudicial to the interests of the Lenders (but only if the relevant member of the Group grants security in favour of the Finance Parties (in form and substance satisfactory to the Security Agent) over any asset replacing one which was subject to a Security Interest created under a Security Document);

(h)	of obsolete or redundant vehicles, plant and equipment, for cash on arm's length terms;

(i)	of Cash or Cash Equivalents on arm's length terms:

(A)	for cash; or

(B)	in exchange for other Cash Equivalents;

(j)	constituted by a licence in respect of Intellectual Property Rights which is permitted pursuant to Clause 18.13 (Intellectual Property Rights);

(k)	the sale and discount of overdue accounts receivable in the ordinary course of business on a non-recourse basis but only in connection with the compromise or collection thereof;

(l)	any disposal made with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders); or

(m)
from a Charging Party to a non-Charging Party on arm's length terms where the Base Currency Equivalent of the higher of the market value and consideration receivable (when taken together with the higher of the market value and consideration receivable for any other such disposal not allowed under the preceding sub-paragraph) does not exceed US$15,000,000 over the life of the Facilities, provided that at least 75% of the consideration for a Permitted Disposal described above in paragraphs (d), (f) and (m) shall be in the form of Cash.

Notwithstanding any of the above, any disposal of shares or equity interests in a member of the Group which are pledged or charged in favour of the Security Agent pursuant to a Security Document without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) shall not be a Permitted Disposal save to the extent constituting a Permitted Disposal under paragraph (a)(i) or (a)(ii) above.

Permitted Distributions means:

(a)
payment of fees and the reimbursement of reasonable out of pocket expenses to the shareholders of Viasystems or any of its Affiliates pursuant to the Management Agreement, such fees being up to an aggregate amount in any annual Accounting Period equal to the lesser of (i) 2% of Consolidated EBITDA for such annual Accounting Period and (ii) US$1,500,000, which shall be deemed to be earned on the delivery of the financial statements in accordance with Clause 19.1(b)(i) (Financial Statements), provided no such fees shall be paid whilst an Event of Default is continuing (it being understood and agreed, however, that such fees may be accrued during any such Event of Default and then paid once no Event of Default is continuing); or

(b)
if the Net Debt Leverage Ratio is 1.75:1 or less (and would be 1.75:1 or less after giving effect to such payment) as demonstrated by the Compliance Certificate delivered to the Facility Agent for the relevant annual Accounting Period, payment of dividends in an amount up to 50 per cent. of the accumulated net Consolidated Net Income of Viasystems (which will take into account 100 per cent. of any deficit in the Consolidated Net Income in any prior annual Accounting Period) up to the end of the relevant annual Accounting Period provided no dividends shall be paid whilst an Event of Default is continuing.

Permitted Financial Indebtedness means:

(a)	Financial Indebtedness incurred under the Finance Documents;

(b)
any Financial Indebtedness of any person acquired by a member of the Group after the Closing Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(c)
any Financial Indebtedness under finance or capital leases of vehicles, plant, equipment or computers of Non-Obligors, provided that the Base Currency Equivalent of the aggregate capital value of all such items so leased under outstanding leases by Non-Obligors does not exceed US$25,000,000 at any time;

(d)	any Permitted Treasury Transaction;

(e)	any Permitted Loan-Out;

(f)	any Permitted Third Party Guarantee;

(g)	any Financial Indebtedness to the extent covered by a Letter of Credit;

(h)	any Financial Indebtedness expressly permitted in writing by the Majority Lenders;

(i)	any Financial Indebtedness permitted under Clause 21.26(c) (HY Bond);

(j)	any Financial Indebtedness incurred in accordance with Clause 20.5 (Curative Equity);

(k)
any Financial Indebtedness denominated in US$ incurred by a U.S. Guarantor which, in aggregate (for any and all U.S. Guarantors), does not exceed US$15,000,000 in the year following the Closing Date (such annual limit to increase by US$5,000,000 per annum in each subsequent year provided that there shall be no ability to incur additional Financial Indebtedness under such facilities if an Event of Default has occurred and is continuing);

(l)	any Permitted PRC Revolving Facility which, in aggregate, does not exceed the Base Currency Equivalent of US$10,000,000 at any time;

(m)	any Financial Indebtedness incurred in order to comply with paragraph (c) of Clause 21.29 (Surplus Cash); or

(n)
any unsecured Financial Indebtedness of any member or members of the Group not otherwise permitted by any of paragraphs (a) to (m) above the Base Currency Equivalent of which in aggregate (when taken together with the amount of any other indebtedness which has the benefit of a Permitted Security Interest) does not exceed US$15,000,000 at any time.

Permitted Joint Venture means the acquisition of:

(a)
shares, stocks, securities or other interests in any joint venture (including by way of transferring assets to, making loans to or providing guarantees or indemnities in respect of the obligations of a joint venture); or

(b)	a minority interest in the issued share capital of any limited liability company,

provided that:

(i)
the aggregate amount invested in any financial year does not exceed the lesser of (A) US$15,000,000 and (B) the unused amount of Permitted Acquisitions available in any financial year, and the aggregate amount invested over the life of the Facilities does not exceed US$20,000,000; and

(ii)
the business of the relevant joint venture is similar or related to that carried on by the Group, or represents a reasonable extension of the business of the Group or is an investment that will yield reasonable benefits to the Group.

Permitted Loan-Out means:

(a)	a Loan-Out from a Borrower or Guarantor to another Borrower or Guarantor;

(b)	trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(c)	a Loan-Out in connection with, and as part of, a Permitted Joint Venture; or

(d)
a Loan-Out from any Borrower or any Guarantor to any other member of the Group not otherwise allowed under the preceding paragraphs the Base Currency Equivalent of which (when taken together with the aggregate actual or contingent liability under any guarantees permitted under paragraph (i) of "Permitted Third Party Guarantee" in Clause 1.1 (Definitions)) does not exceed US$15,000,000 at any time.

Permitted PRC Revolving Facility means any unsecured, revolving credit facility denominated in Renminbi obtained from any person by a PRC Subsidiary.

Permitted Property Disposal means a disposal of one or more of the properties described in Schedule 6 (Permitted Property Disposals).

Permitted Reorganisation means:

(a)	a reorganisation on a solvent basis of a member of the Group (other than the Company or a Borrower) where:

(i)	no Default is then outstanding and at least 30 days prior written notice is provided to the Facility Agent;

(ii)
all of the assets of that member (or those members) remain within the Group and the value or percentage of any minority interest in any member of the Group held by any person which is not a member of the Group is not increased; and

(iii)
the Lenders will enjoy (in the opinion of the Facility Agent (acting reasonably) and supported by any professional opinions and reports requested by it, acting reasonably) the same or equivalent guarantees from it (or its successor) and the same or equivalent security (and without the imposition of any new hardening or perfection periods without the consent of the Facility Agent) over the same assets and over the shares in it (or in each case its successor) after the reorganisation as the Lenders enjoyed before the reorganisation;

(b)	a reorganisation as described in Clause 21.31 (Merger of PRC Subsidiaries); or

(c)	any other reorganisation of one or more members of the Group approved by the Majority Lenders.

Permitted Security Interest means:

(a)	any Security Interest created or evidenced by the Finance Documents;

(b)	any Security Interest (existing as at the Closing Date) over assets of any member of the Group, but only if that Security Interest is irrevocably released and discharged on the Closing Date;

(c)
any Security Interest comprising a netting or set-off arrangement entered into by a member of the Group with an Approved Bank in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances, but only if:

(i)	the arrangement does not permit credit balances of Borrowers or Guarantors to be netted with debit balances of members of the Group who are not Borrowers or Guarantors; and

(ii)
the arrangement does not give rise to other Security Interests over the assets of Obligors or Charging Parties in support of the liabilities of members of the Group who are not Obligors or Charging Parties;

(d)
any lien arising by operation of law or any lien or retention of title arrangement arising by agreement to substantially the same effect and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(e)
any Security Interest on an asset acquired by a member of the Group after the Closing Date or on an asset (as at the date of a person's acquisition by a member of the Group) of that person, but only for the period of three months from the date of acquisition and to the extent that:

(i)	that Security Interest was not created in contemplation of that acquisition; and

(ii)
the principal amount secured by that Security Interest is permitted by paragraph (b) in the definition of Permitted Financial Indebtedness and has not been incurred or increased or its maturity date extended in contemplation of, or since, that acquisition;

(f)
any Security Interest over goods and documents of title to such goods arising under documentary credit transactions entered into in the ordinary course of trade and on the relevant supplier's standard or usual terms;

(g)	any netting of payments under Permitted Treasury Transactions;

(h)	any Security Interest expressly permitted in writing by the Majority Lenders (but only if the amount secured by that Security Interest is not increased above the permitted amount);

(i)	any Security Interest arising as a consequence of any finance lease permitted pursuant to paragraph (c) of the definition of Permitted Financial Indebtedness;

(j)
any Security Interest for Taxes which are being contested in good faith by appropriate proceedings provided that adequate reserves with respect to such contested Taxes are maintained on the books of the appropriate members of the Group in conformity with the Accounting Standards;

(k)
deposits to secure the performance of bids, trade contracts, leases, Intellectual Property Rights, statutory obligations, Insurance contracts, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(l)	any Security Interest on the property of any member of the Group in favour of the landlord of such property securing licences, sub-leases or leases permitted hereunder;

(m)
any Security Interest arising under the standard terms and conditions for the opening and maintaining of bank accounts of any credit institutions with whom a member of the Group maintains a banking relationship in the ordinary course of business (other than any Security Interest over any account which is expressed to be the subject of a Security Interest under any Finance Document, save to the extent agreed with the Security Agent (acting on instructions from the Facility Agent)); and

(n)
any Security Interest (not being over any asset subject to any Security Interest under the Security Documents and not being over any asset of any of the Obligors or Charging Parties) securing that member of the Group's own indebtedness the Base Currency Equivalent of which (when taken together with any other indebtedness which has the benefit of a Security Interest not permitted under the preceding subparagraphs and, without double counting, any guarantee pursuant to paragraph (g) of "Permitted Third Party Guarantee" in Clause 1.1 (Definitions)) does not exceed US$15,000,000 at any time.

Permitted Third Party Guarantee means:

(a)	any guarantee arising under the Finance Documents;

(b)
any guarantee comprising a netting or set-off arrangement entered into by a member of the Group with an Approved Bank in the ordinary course of its banking arrangements for the purposes of netting debit and credit balances of that member of the Group or of other members of the Group with that Approved Bank, provided that such arrangement does not permit credit balances of Borrowers and Guarantors to be netted with debit balances of members of the Group who are not Borrowers or Guarantors;

(c)	the endorsement of negotiable instruments in the ordinary course of trade;

(d)	any performance bond guaranteeing performance by a member of the Group under any contract (not being in respect of Financial Indebtedness) entered into in the ordinary course of trade;

(e)	any guarantee provided in connection with, and as part of, a Permitted Joint Venture;

(f)	any guarantee by a member of the Group (other than a Borrower or a Guarantor) in respect of the Permitted Financial Indebtedness of another member of the Group;

(g)	indemnities granted in the Management Agreement;

(h)	any guarantees or indemnities made with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders); or

(i)
any guarantee not otherwise allowed under the preceding subparagraphs under which the Base Currency Equivalent of the aggregate liability (actual or contingent) of members of the Group (when taken together with the amount of any Financial Indebtedness under paragraph (d) of "Permitted Loan-Out" in Clause 1.1 (Definitions)) does not exceed US$15,000,000 at any time.

Permitted Treasury Transaction means:

(a)	the currency hedge transactions with JPMorgan Chase Bank, N.A., New York Branch existing prior to the Closing Date subject to:

(i)	the aggregate mark-to-market exposure of the Group under them not exceeding US$3,000,000 as at the Closing Date; and

(ii)	all such transactions being terminated by 31 December, 2006;

(b)
any hedging/treasury transactions entered into with a Lender or an Affiliate of a Lender in connection with protection against fluctuation in interest rates, foreign exchange rates and commodity prices; or

(c)	any hedging/treasury entered into with a Lender or an Affiliate of a Lender in connection with any interest-bearing liability or investment of any member of the Group,

provided that such hedging/treasury transactions must be in the ordinary course of business and must not be for investment or speculative purposes.

Plan means at a particular time, any employee benefit plan which is covered by ERISA and in respect of which a member of the Group is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

PRC means the People’s Republic of China, but excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

PRC Subsidiary means a Subsidiary of Viasystems organised under the laws of the PRC.

Prime Rate means, for any day, a rate per annum that is equal to the corporate base rate of interest established by UBS AG,
Stamford Branch (or, if the Issuing Bank is not a branch of UBS AG, the prime rate of such Issuing Bank) from time to time; each change in the Prime Rate shall be effective on the date such change is announced to the public. The corporate base rate is not necessarily the lowest rate charged by UBS AG, Stamford Branch (or, if the Issuing Bank is not a branch of UBS AG, that Issuing Bank) to its customers.

Pro Rata Share means the proportion which a Lender's Commitment under a Facility bears to all the Commitments under that Facility.

Quasi Security Interest means any transaction described in paragraph (b) of Clause 21.5 (Negative pledge).

Rate Fixing Day means the second London Business Day before the first day of a Term or such other day as the Facility Agent determines is generally treated as the rate fixing day in the relevant currency by market practice in the relevant interbank market.

Reconciliation Statement has the meaning given to it in paragraph (g)(ii) of Clause 19.2 (Form and scope of financial statements).

Recovery Event has the meaning given to it in paragraph (a)(iii) Clause 9.2 (Mandatory prepayment - disposals).

Reference Banks means the principal London offices of UBS AG, The Royal Bank of Scotland plc, United Overseas Bank Limited and HSBC Bank plc and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Regulation S-X means the regulation that sets forth the form and content of and requirements for financial statements to be filed as part of registration statements under the Securities Act of 1933 and the Securities Exchange Act of 1934.

Renewal Request means a request issued in accordance with the terms of Clause 6.5 (Renewal of a Letter of Credit).

Renminbi means the lawful currency of the PRC.

Repayment Instalment means each scheduled instalment for repayment of a Term Loan.

Repeating Representations means each of the representations set out in Clauses 18.2 (Status) to 18.7 (Authorisations) (inclusive), paragraph (b) of Clause 18.9 (Documents), paragraphs (a) to (c) (inclusive) of Clause 18.10 (Financial statements), Clause 18.15 (Assets), Clause 18.20 (Immunity), Clause 18.22 (Jurisdiction/governing law), Clause 18.23 (United States laws), Clause 18.25 (U.S. Guarantors) and Clause 18.26 (Designated Senior Debt).

Request means a request for a Credit, substantially in the form of Schedule 3 (Form of Request) or such other form as may be agreed between the Company and the Facility Agent.

Reservations means:

(a)
the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim; and

(c)	any other general principles which are set out as qualifications as to matters of law in the legal opinions delivered to the Facility Agent under Schedule 2 (Conditions Precedent Documents).

Revolving Credit Commitment means:

(a)
for an Original Lender, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading Revolving Credit Commitments and when further designated A or B, as relating to the A Loan Facility or the B Revolving Credit Facility, and the amount of any other Revolving Credit Commitment, as so designated that it acquires;

(b)
for an Additional Lender (if any), the amount set opposite its name in the Additional Lender Accession Agreement under the heading A Loan Facility Revolving Credit Commitments and the amount of any other Revolving Credit Commitment it acquires; and

(c)	for any other Lender, the amount of any Revolving Credit Commitment as so designated it acquires,

in each case, to the extent not cancelled, transferred, converted or reduced under this Agreement.

Revolving Credit Facility means:

(a)	the A Loan Facility until the Conversion Date; or

(b)	the B Revolving Credit Facility.

Revolving Credit Loan means a Loan under the Revolving Credit Facility, and when further designated A or B, as relating to the A Loan Facility or the B Revolving Credit Facility, the amount of any Revolving Credit Loan so designated.

Revolving Credit Utilisation means a Revolving Credit Loan or a Letter of Credit issued by way of a utilisation of a Revolving Credit Facility.

Rollover Credit means one or more Loans under a Revolving Credit Facility:

(a)	to be made on the same day that a maturing Loan under that Facility is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan; and

(c)	to be made to the same Borrower for the purpose of refinancing the maturing Loan.

S&P means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

SEC means the Securities and Exchange Commission of the United States of America.

Security Document means:

(a)	each document referred to in Schedule 5 (Security Documents) or entered or required to be entered into under Clause 21.28 (Security); and

(b)	any other document evidencing or creating any guarantee or security over any asset of any Obligor to secure any obligation of any Obligor to a Finance Party under the Finance Documents.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a substantially similar effect.

Subordinated Loan means either a loan:

(a)	from any member of the Group to Viasystems, a Borrower or a Guarantor; or

(b)	in the case of Curative Equity lent as a subordinated Loan-Out, from any person to a Borrower.

Subordination Agreement means any subordination agreement entered into pursuant to Clause 21.28(d) (Security) substantially in the form of Schedule 13 (Subordination Agreement).

Subsidiary means:

(a)
an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise; or

(b)	an entity treated as a subsidiary in the financial statements of any person pursuant to the Accounting Standards.

Syndication Date means the date on which the Facility Agent notifies the Company that primary syndication of the Facilities has been or is to be completed.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest payable in connection with any failure to pay or delay in paying any of the same).

Tax Credit means a credit against any Tax or any relief or remission for or rebate of Tax (or its repayment).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under any Finance Document.

Tax Payment means an increased payment made by an Obligor to a Finance Party under Clause 13.1 (Tax gross-up) or a payment under Clause 13.2 (Tax indemnity).

Term means each period determined under this Agreement:

(a)	by reference to which interest on a Loan or an overdue amount is calculated; or

(b)	for which the Issuing Bank (in the case of a Letter of Credit issued by the Issuing Bank) may be under a liability under a Letter of Credit.

Term Loan means the Loans under the A Loan Facility which are converted into term loans on the Conversion Date pursuant to Clause 5.4 (Conversion).

Term Loan Commitment means for a Lender under the A Loan Facility, an amount equal to its participation in the Loans under the A Loan Facility on the Conversion Date, to the extent not cancelled, transferred or reduced under this Agreement.

Term Loan Facility means the term loan facility under the A Loan Facility from the Conversion Date.

Threshold Test has the meaning given to it in paragraph (c) of Clause 21.27 (Guarantees).

Total Commitments means the aggregate of the Commitments of all the Lenders.

Total Revolving Credit Commitments means the aggregate of the Revolving Credit Commitments of all the Lenders, and when further designated A or B (as relating to the A Loan Facility or B Revolving Credit Facility), the aggregate of the Revolving Credit Commitments of all the Lenders bearing that designation.

Total Term Loan Commitments means the aggregate of the Term Loan Commitments of all the Lenders.

Transfer Certificate means:

(a)	for a transfer by assignment, release and accession, a certificate substantially in the form of Part 1 of Schedule 4 (Form of Transfer Certificates); and

(b)	for a transfer by novation, a certificate substantially in the form of Part 2 of Schedule 4 (Form of Transfer Certificates),

in each case, with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificates.

Treasury Transaction means any derivative transaction entered into in connection with protection against or to benefit from fluctuations in any rate, price, index or credit rating.

U.S. Dollars and US$ means the lawful currency for the time being of the United States of America.

U.S. GAAP means the international accounting standards generally accepted in the United States of America and approved by the relevant regulatory or other accounting bodies in that jurisdiction.

U.S. Guarantor means any Guarantor organised under the laws of the United States of America.

Utilisation Date means each date on which a Facility is utilised by the drawing of a Loan or the issue of a Letter of Credit.

Viasystems means Viasystems, Inc., a company organised under the laws of the State of Delaware, the United States of America.

Viasystems Group means the Company and its Subsidiaries and Viasystems, as a group.

Viasystems International Group means the Company and its Subsidiaries.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)
a document being in the agreed form means that the document is in a form previously agreed in writing by or on behalf of the Company and the Facility Agent or if not so agreed is in the form specified by the Facility Agent;

(ii)	an amendment includes an amendment, supplement, novation, re-enactment, replacement, restatement or variation and amend will be construed accordingly;

(iii)	associate has the meaning given to it in U.S. GAAP;

(iv)	assets includes businesses, undertakings, securities, properties, revenues or rights of every description and whether present or future, actual or contingent;

(v)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(vi)
a disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary and whether pursuant to a single transaction or a series of transactions, and dispose will be construed accordingly;

(vii)
the equivalent of an amount specified in a particular currency other than U.S. Dollars (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased at the Agent's Spot Rate of Exchange;

(viii)
a guarantee means (other than under Clause 17 (Guarantee and Indemnity)) any guarantee, bond (other than a performance bond issued in the ordinary course of business by one member of the Group in respect of its obligations or the obligations of another member of the Group), letter of credit, indemnity or similar assurance against financial loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person, where, in each case, that obligation is assumed in order to maintain or assist the ability of that person to meet any of its indebtedness;

(ix)	incorporation includes the formation or establishment of a partnership or any other person and incorporate will be construed accordingly;

(x)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(xi)	joint venture has the meaning given to it in U.S. GAAP;

(xii)	a jurisdiction of incorporation includes any jurisdiction under the laws of which a person is incorporated;

(xiii)
know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(xiv)
a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(xv)
a regulation includes any regulation, rule, order, official directive, request or guideline (in each case, whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xvi)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xvii)
a Default being outstanding means that it has not been remedied or expressly waived in writing and an Event of Default being outstanding means that it has not been expressly waived in writing, each in accordance with Clause 29.4 (Waivers and remedies cumulative);

(xviii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xix)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xx)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xxi)
a Finance Document or other document includes (without prejudice to any prohibition on amendments) all amendments (however fundamental) to that Finance Document or other document, including any amendment providing for any increase in the amount of a facility or any additional facility; and

(xxii)	a time of day is a reference to Singapore time.

(b)
Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)
notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)
Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of that Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that party if it has ceased to be a party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;

(iii)
if there is any inconsistency or conflict between the obligations, representations and undertakings of any member of the Group under this Agreement and the obligations, representations and undertakings of such member of the Group under another Finance Document, the obligations, representations and undertakings of such member of the Group set forth in this Agreement will prevail, and no breach of such other obligation, representation or undertaking shall be deemed to have occurred under another Finance Document if the member of the Group has complied with its obligations, representations and undertakings under this Agreement;

(iv)
any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be or is capable of becoming outstanding under the Finance Documents; and

(v)
any obligation of an Obligor under the Finance Documents includes an obligation on that Obligor not to contract or agree to do something or not to do something which would breach that first obligation unless such contract or agreement is conditional on the approval of the Lenders or the Majority Lenders (as required under this Agreement).

(e)	No part of this Agreement is intended to or shall create a registrable Security Interest.

(f)	The index to and headings in this Agreement do not affect its interpretation.

2.	FACILITIES

2.1	A Loan Facility

(a)	Subject to the terms of this Agreement, the Lenders make available to the agreed Borrowers a loan facility in an aggregate amount equal to the A Total Revolving Credit Commitments.

(b)	On the Conversion Date the A Loan Facility will be converted into the Term Loan Facility.

2.2	B Revolving Credit Facility

Subject to the terms of this Agreement, the Lenders make available to the agreed Borrowers a revolving credit facility in an aggregate amount equal to the B Total Revolving Credit Commitments.

2.3	Letters of Credit

The B Revolving Credit Facility may also be utilised by way of Letters of Credit in an aggregate amount up to the Applicable Letter of Credit Commitment.

2.4	Nature of a Finance Party's rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

2.5	Increase in the A Loan Facility

(a)
The Borrowers may, by notice to the Facility Agent (the Increase Request) delivered after the Syndication Date but prior to the date falling 16 months from the date of this Agreement, request an increase in the A Loan Facility (the Increase), to be provided by one or more banks or financial institutions (each an Additional Lender) designated by the Borrower in such Increase Request.

(b)	The availability of an Increase is conditional upon:

(i)	no Default has occurred and is outstanding or would result from the Increase;

(ii)
the Borrowers notifying the Facility Agent of the names and details (including Facility Office, account and contact details) of each Additional Lender which agrees to make available to the Borrowers credit facilities for the purpose of such Increase and the amount such Additional Lender agrees to make available to the Borrowers for the purpose of such Increase.

(c)	Upon receipt of a duly completed Increase Request, the Facility Agent must promptly notify each Lender and Additional Lender of such Increase Request.

(d)	An Increase Request will not be regarded as having been duly completed unless it sets out:

(i)	the Borrowers' request for the Increase and the amount of the Increase requested (the Requested Increase Amount);

(ii)
confirmation that the Requested Increase Amount (when aggregated with any and all other Requested Increase Amounts) shall not result in the Total Revolving Credit Commitments for the A Loan Facility exceeding US$65,000,000;

(iii)	the proposed Effective Date, which must be:

(A)	subject to (B) below, a date falling not less than 30 days and not more than 60 days from the date of that Increase Request; and

(B)	the proposed Effective Date must occur before the last day of the Availability Period for the A Loan Facility; and

(iv)	the amount of the fee described in Clause 26.4 (Increase fee) in respect of the Increase that the Borrowers will agree to pay.

(e)	An Increase Request is irrevocable.

(f)
The Borrowers shall procure that each Additional Lender to which an Increase relates will notify the Facility Agent within 14 days after the date of the Facility Agent's notification under paragraph (c) above:

(i)	whether it agrees to make available to the Borrowers additional amounts for the purpose of such Increase; and

(ii)
if it agrees under sub-paragraph (i) above, the maximum additional amount (which must not exceed the Requested Increase Amount and must be a minimum of US$5,000,000 and an integral multiple of US$1,000,000) that it agrees to make available to the Borrowers for the purpose of such Increase (the Agreed Additional Commitment).

(g)
Subject to the other provisions of this Subclause, on and from the Effective Date to which an Increase relates, the Total Revolving Credit Commitments for the A Loan Facility shall be increased by the aggregate of each Agreed Additional Commitment of the relevant Additional Lenders.

(h)
The Facility Agent shall promptly notify the Borrowers, all Lenders and all Additional Lenders the details, and the amount of the Revolving Credit Commitments, of each Lender and each Additional Lender.

(i)
The Borrowers shall procure that each relevant Additional Lender delivers to the Facility Agent an Additional Lender Accession Agreement duly executed by it not later than five Business Days (or such shorter period agreed by the Facility Agent) prior to the proposed Effective Date set out in the an Increase Request.

(j)
The Borrowers shall enter into a Fee Letter with the Facility Agent pursuant to Clause 26.4 (Increase fee) in form and substance satisfactory to the Facility Agent (acting reasonably) on or before the proposed Effective Date.

(k)	An Increase is effected on the later of:

(i)	subject to the proviso below, the date on which the Facility Agent executes the Additional Lender Accession Agreement; and

(ii)	the proposed Effective Date as set out in the relevant Increase Request,

(the Effective Date), provided that the Facility Agent must execute any Additional Lender Accession Agreement which appears on its face to be in order as soon as reasonably practicable.

(l)
The Facility Agent must, as soon as reasonably practicable after it has executed an Additional Lender Accession Agreement, send a copy of such Additional Lender Accession Agreement to each of the Borrowers, the Additional Lenders and the other Finance Parties.

(m)
The Obligors agree that they shall have no rights whatsoever against a Finance Party if such Finance Party determines, in its sole discretion, not to participate in the Increase, and that no Finance Party shall have any obligation to procure the Increase.

2.6	Nature of the Borrowers' obligations

The obligations of the Borrowers under the Finance Documents are joint and several.

3.	PURPOSE

3.1	Facilities

The Facilities will be applied in or towards general corporate and working capital purposes and any other purpose not prohibited by this Agreement.

3.2	Letters of Credit

Each Letter of Credit may only be issued by way of the issue of a Letter of Credit, for the purposes set out in Clause 3.1 (Facilities).

3.3	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of a Facility and no Finance Party will be responsible for, or for the consequences of, such utilisation.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Credit are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Credit:

(a)	the Repeating Representations are correct in all respects; and

(b)	no Default is outstanding or would result from the Credit,

provided that, prior to the Facility Agent giving notice (under Clause 22.20 (Acceleration)), in relation to a Rollover Credit the conditions precedent specified in paragraphs (a) and (b) above need not be satisfied.

4.3	Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result of making the utilisation requested, there would be more than 3 Term Loans, 10 Revolving Credit Loans or 6 Letters of Credit outstanding.

4.4	Initial Utilisation

(a)
The amount outstanding under the Facilities prior to the receipt by the Facility Agent of satisfactory evidence of the satisfaction of the condition in Clause 21.32(a) (Conditions Subsequent) shall not exceed US$15,000,000.

(b)
To the extent the JPM Facility will be repaid from proceeds of initial Utilisation, such proceeds of initial Utilisation must be paid directly to the "Administrative Agent" as defined in the JPM Facility.

5.	UTILISATION - LOANS

5.1	Giving of Requests

(a)	A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)
Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable.

5.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	it identifies the Facility under which the Loan is to be made;

(c)	the Utilisation Date is a Business Day falling within the relevant Availability Period;

(d)	the amount of the Loan requested is:

(i)	a minimum of US$5,000,000 and an integral multiple of US$1,000,000;

(ii)	the maximum undrawn amount available under the relevant Facility on the proposed Utilisation Date; or

(iii)	such other lower amount as the Facility Agent may agree;

(e)	the proposed Term complies with this Agreement; and

(f)
to the extent the JPM Facility will be repaid from the proceeds of initial Utilisation, such proceeds of initial Utilisation are paid directly to the bank account of the "Administrative Agent" as defined in the JPM Facility.

Only one Loan may be requested in a Request.

5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender's share of each Loan will be equal to its Pro Rata Share of such Loan on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if as a result:

(i)	its share in the outstanding Credits under the relevant Facility would exceed its Commitment for that Facility; or

(ii)	the outstanding Credits under the relevant Facility would exceed the Total Commitments for that Facility.

(d)
If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the Utilisation Date.

(e)	For the avoidance of doubt, any reference to a "Loan" under this Clause 5.3 includes any Loan drawn in accordance with Clause 7.8 (Letters of Credit to become Loans).

5.4	Conversion

Each A Revolving Credit Loan which is outstanding at the opening of business on the Conversion Date shall be automatically converted and consolidated into up to three term loans, with no more than one term loan borrowed by each Borrower (and in amounts equal to the amounts then outstanding from each Borrower under the A Loan Facility) repayable in accordance with Clause 8.1 (Repayment of Term Loan).

6.	UTILISATION - LETTERS OF CREDIT

6.1	Giving of Requests

(a)	A Borrower may request a Letter of Credit to be issued under the B Revolving Credit Facility by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. three Business Days before the proposed Utilisation Date.

(c)	Each Request is irrevocable.

6.2	Completion of Requests

A Request for a Letter of Credit will not be duly made unless:

(a)	it identifies the Borrower (and, if to be issued in the name of an Obligor or Holdings, that Obligor or Holdings subject to the Facility Agent's consent);

(b)	it specifies that it is for a Letter of Credit;

(c)	the Utilisation Date is a Business Day falling within the relevant Availability Period;

(d)	the amount of the Letter of Credit requested is:

(i)	when aggregated with all the Letters of Credit outstanding on the proposed Utilisation Date, equal to or less than US$15,000,000 (the Applicable Letter of Credit Commitment); and

(ii)	a minimum of US$100,000 or, if less, the entire amount of the Applicable Letter of Credit Commitment; or

(iii)	such other lower amount as the Facility Agent may agree;

(e)	the proposed beneficiary is:

(i)	an Acceptable Bank;

(ii)	the provider(s) for the time being of any Insurance policy or policies for any member of the Group; or

(iii)	any other beneficiary acceptable to the Issuing Bank;

(f)
the form of Letter of Credit is attached to the Request and has previously been agreed by the Issuing Bank and by the Facility Agent (acting on the instructions of the Lenders whose Commitments in the relevant Facility then aggregate 66 2/3 per cent. or more of the Total Commitments for the B Revolving Credit Facility) or is in the form set out in Schedule 11 (Form of Letter of Credit);

(g)
the Request is accompanied by such duly completed application form(s), documents and other papers and information as may be customary for letters of credit of the kind being requested and as the Issuing Bank may reasonably request;

(h)	the expiry date of the Letter of Credit will fall on or before the scheduled Final Maturity Date for the B Revolving Credit Facility;

(i)	the delivery instructions for the Letter of Credit are specified; and

(j)	subject to Clause 7.9 (Letters of Credit - automatic extension), the Letter of Credit is issued for a maximum period of 12 months.

Only one Letter of Credit may be requested in a Request.

6.3	Issue of Letter of Credit

(a)	The Facility Agent must promptly notify the Issuing Bank and each relevant Lender of the details of the requested Letter of Credit and the amount of such Lender's share of that Letter of Credit.

(b)
The amount of each Lender's share in a Letter of Credit will be equal to its Pro Rata Share of such Letter of Credit on the proposed Utilisation Date or, if applicable, the date the amendment of the face value of that Letter of Credit is effective.

(c)	If the conditions set out in this Agreement have been met, the Issuing Bank must issue the Letter of Credit on the proposed Utilisation Date.

6.4	Conditions precedent

(a)	The Issuing Bank is not obliged to (x) issue any Letter of Credit or (y) increase the face value of any existing Letter of Credit or (z) extend the expiry date of an existing Letter of Credit if:

(i)	as a result:

(A)	the Issuing Bank would breach any law or regulation applicable to it;

(B)	a Lender's share in the outstanding Credits under the B Revolving Credit Facility would exceed its Commitment for that Facility; or

(C)	the outstanding Credits under the B Revolving Credit Facility would exceed the Total Revolving Credit Commitments for that Facility; or

(ii)	the Issuing Bank has not approved the identity of any New Lender (to the extent required by Clause 30.2 (Assignments and transfers - Issuing Bank)).

(b)	The Issuing Bank is not obliged to issue any Letter of Credit if either on the date of the Request or the Utilisation Date:

(i)	the Repeating Representations are not correct in any respect; and/or

(ii)	a Default is outstanding or would result from the issue of that Letter of Credit.

The Issuing Bank has no duty to enquire of any person whether or not any of the conditions precedent set out in this Clause 6.4 have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Facility Agent. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on any such assumption.

6.5	Renewal of a Letter of Credit

(a)
A Borrower may request that any Letter of Credit issued on behalf of that Borrower be renewed or the face value be amended by delivery to the Facility Agent of a Renewal Request in substantially similar form to a Request for a Letter of Credit at least three Business Days before the expiry date of that Letter of Credit.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Request for a Letter of Credit except that the conditions set out in Clause 6.2(f) (Completion of Requests) shall not apply.

(c)	The terms of each renewed or amended Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal or amendment, except that:

(i)	its amount may be more (subject to Clause 6.4 (Conditions precedent)) or less than the amount of the Letter of Credit immediately prior to its renewal or amendment; and

(ii)
its Term shall start on the date specified in the Renewal Request (provided such date is at least three Business Days after the date of that Renewal Request) or, if unspecified, the date which was the expiry date of the Letter of Credit immediately prior to its renewal or amendment, and shall end on the proposed expiry date specified in the Renewal Request.

(d)	If the conditions set out in this Clause 6.5 have been met, the Issuing Bank shall amend and/or re-issue any Letter of Credit pursuant to a Renewal Request.

7.	LETTERS OF CREDIT

7.1	General

(a)	A Letter of Credit is repaid or prepaid to the extent that:

(i)	a Borrower provides cash cover for that Letter of Credit;

(ii)
a Borrower has made a payment under Clause 7.4(b) (Claims under a Letter of Credit) in respect of that Letter of Credit or a Borrower has made a reimbursement in respect of that Letter of Credit under Clause 7.5(e) (Indemnities);

(iii)	the maximum amount payable under the Letter of Credit is reduced or cancelled in accordance with its terms;

(iv)
the Letter of Credit is returned by the beneficiary with his written confirmation that the Issuing Bank's liabilities under that Letter of Credit are fully discharged and released and that Letter of Credit is cancelled; or

(v)	the Issuing Bank is satisfied (acting reasonably) that it has no further liability under that Letter of Credit.

The amount by which a Letter of Credit is repaid or prepaid under subparagraphs (i) to (v) above is the amount of the relevant cash cover, payment, release, cancellation or reduction.

(b)
If a Letter of Credit or any amount outstanding under a Letter of Credit becomes immediately payable under this Agreement, the Borrower that requested the issue of the Letter of Credit must repay or prepay that Letter of Credit or that amount immediately.

(c)
A Borrower provides cash cover for a Letter of Credit if it pays an amount in the currency of the Letter of Credit to an interest-bearing account with an Approved Bank in the name of the relevant Borrower and the following conditions are met:

(i)
until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay the Finance Party (including withdrawals by the Issuing Bank to pay any claim in connection with that Letter of Credit in accordance with Clause 7.4(a) (Claims under a Letter of Credit)) for which the cash cover is provided under this Clause; and

(ii)
the Borrower has executed and delivered a Security Document over that account, in form and substance satisfactory to the Facility Agent (acting reasonably), creating a first ranking security interest over that account.

References to cash cover include any interest accrued on that cash cover. The relevant Borrower will be entitled to withdraw the interest accrued on the cash cover (at the time such interest is due and payable), including to pay any fronting fee or letter of credit fee referred to in Clause 7.3 (Fees in respect of Letters of Credit) provided that the amount of that cash cover (after such withdrawal) is at least equal to the amount outstanding under the relevant Letter of Credit.

(d)
The outstanding or principal amount of a Letter of Credit at any time is the maximum amount (actual or contingent) that is or may be payable by the relevant Issuing Bank or the Lenders in respect of that Letter of Credit at that time less any amount of cash cover provided in respect of that Letter of Credit which has not been applied in payment to the Issuing Bank or any Lender.

(e)	The amount of cash cover will be ignored in calculating the undrawn Commitment of each Lender.

7.2	Illegality

(a)
The Issuing Bank must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for the Issuing Bank to perform any of its obligations under a Finance Document or to have outstanding any Letter of Credit.

(b)	After notification under paragraph (a) above:

(i)	the Company must use its best endeavours to ensure the release of the liability of the Issuing Bank under each outstanding Letter of Credit;

(ii)	failing this, each Borrower must repay or prepay the share of each Lender in each Letter of Credit requested by it on the date specified in paragraph (c) below; and

(iii)	no further Letters of Credit will be issued.

(c)
The date for repayment or prepayment of a Lender's share in a Letter of Credit will be the date specified by the Issuing Bank in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.3	Fees in respect of Letters of Credit

(a)	Each Borrower must pay to the Facility Agent:

(i)	for the account of the Issuing Bank a fronting fee in respect of each Letter of Credit requested by it in an amount equal to 0.125 per cent. per annum of the face value of the Letter of Credit; and

(ii)
a letter of credit fee computed at a rate equal to the then applicable Margin for B Revolving Credit Loans on the outstanding amount of each Letter of Credit requested by it for the period from and including the date of the issue of that Letter of Credit until and including its expiry date. This fee will be distributed to the Lenders according to each Lender's Pro Rata Share on the Utilisation Date of the relevant Letter of Credit, adjusted to reflect any subsequent assignment or transfer in accordance with Clause 30.6 (Procedure for transfer).

(b)
The fronting fee and the letter of credit fee described in paragraph (a) above are each payable quarterly in arrear and the letter of credit fee is also payable at the end of any shorter period that ends on the expiry date for that Letter of Credit. In the case of the fronting fee, if so requested by the Issuing Bank, such fronting fee shall also be payable at the end of any shorter period that ends on the expiry date for that Letter of Credit. Any accrued fronting fee or letter of credit fee is also payable to the Facility Agent on the cancelled amount of any Lender's Revolving Credit Commitment at the time the cancellation is effective if that Commitment is cancelled in full and its participation in the Credits is prepaid or repaid in full (other than, if such cancellation results from a transfer or assignment pursuant to Clause 30.1 (Assignments and transfers by the Lenders)).

(c)
If a Borrower provides cash cover for any part of a Letter of Credit, then the letter of credit fee payable for the account of each Lender in respect of any part of a Letter of Credit which is the subject of cash cover will continue to be payable until the expiry of that Letter of Credit in an amount equal to the interest accrued on that cash cover (provided that if the interest accrued on this part of a Letter of Credit which is the subject of cash cover (i) exceeds the Margin or (ii) is lower than one-third of the Margin, such fee payable shall be (in the case of (i)) the Margin or (in the case of (ii)) one-third of the Margin).

7.4	Claims under a Letter of Credit

(a)
Each Borrower and Lender irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by that Borrower and which appears on its face to be in order (a claim).

(b)
With respect to each Demand Amount (as defined in Clause 7.8(b) (Letters of Credit to become Loans)) in relation to any Letter of Credit, to the extent that such Demand Amount and interest thereon (calculated in accordance with (ii) below) is not funded by the proceeds of a B Revolving Loan received by the Issuing Bank in accordance with the terms of this Clause 7 or cash cover provided for that Letter of Credit, the Borrower which requests such Letter of Credit must, by the earlier of the Final Maturity Date for the B Revolving Credit Facility and the date falling three Business Days after the date of the demand, pay to the Facility Agent for the account of the Issuing Bank an amount equal to the aggregate of (i) the amount of any claim under that Letter of Credit and (ii) interest on the amount of such claim under that Letter of Credit (less the amount of any cash cover that has been or will be applied towards satisfaction of such claim) calculated on the basis of the percentage rate per annum equal to the aggregate of the applicable Margin and the Prime Rate (as at the date of payment of such claim by the Issuing Bank) from the date of payment of such claim by the Issuing Bank.

(c)	Each Borrower and each Lender acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person,

and the Issuing Bank may assume that any demand, certificate, statement or document which appears on its face to be in order is correct and properly made.

(d)	The obligations of each Borrower and each Lender under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.5	Indemnities to the Issuing Bank

(a)
A Borrower must immediately on demand indemnify the Issuing Bank against any loss or liability which the Issuing Bank incurs under or in connection with any Letter of Credit requested by it, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Issuing Bank.

(b)
Each Lender must immediately on demand indemnify the Issuing Bank against its share of any loss or liability which the Issuing Bank incurs under or in connection with any Letter of Credit and which at the date of demand has not been paid for by an Obligor, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Issuing Bank.

(c)
If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender's share in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and share in the Letter of Credit in an amount equal to its Pro Rata Share of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its Pro Rata Share of the amount demanded.

(d)
A Lender's share of the liability or loss referred to in paragraph (b) above will be its Pro Rata Share on the Utilisation Date of the relevant Letter of Credit, adjusted to reflect any subsequent assignment or transfer in accordance with Clause 30.6 (Procedure for transfer).

(e)	The relevant Borrower must immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause.

(f)
The obligations of each Borrower and Lender under this Clause are continuing obligations and will extend to the ultimate balance of all sums payable by that Borrower or Lender under or in connection with any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(g)
The obligations of each Borrower and Lender under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any other person). This includes:

(i)	any time or waiver granted to, or composition with, any person;

(ii)	any release of any person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(vi)	any amendment (however fundamental) of a Finance Document or any other document or security;

(vii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(viii)	any insolvency or similar proceedings.

7.6	Lender as Issuing Bank

A Lender which is also the Issuing Bank shall be treated as a separate entity in those capacities and capable, as a Lender, of contracting with itself as the Issuing Bank.

7.7	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause.

7.8	Letters of Credit to become Loans

(a)
Subject to paragraph (e) below, any amount of principal demanded from and paid by the Issuing Bank under a Letter of Credit representing a drawing of the B Revolving Credit Facility, subject in each case to paragraphs (b) and (c) below, shall constitute a B Revolving Credit Loan made by the Issuing Bank on behalf of the Lenders under the B Revolving Credit Facility to the relevant Borrower who requested that Letter of Credit in the same proportions as their liabilities arise with respect to such Letter of Credit pursuant to Clause 7.5 (Indemnities to the Issuing Bank), in each case to the extent that there remains a sufficient amount of the B Revolving Credit Commitments undrawn at the time (and for this purpose the relevant utilisation (or the relevant part thereof) by that Letter of Credit being deemed not to be outstanding to the extent of the amount demanded).

(b)
The Issuing Bank shall promptly notify the Facility Agent of any claim received by it under and in accordance with the Letter of Credit (including details of the Letter of Credit under which such claim has been received and the amounts payable under that claim in accordance with Clause 7.4(a) (Claims under a Letter of Credit) (the Demand Amount)) and the Facility Agent shall forthwith notify the relevant Borrower who requested that Letter of Credit and each of the Lenders under the B Revolving Credit Facility.

(c)
The relevant Borrower shall immediately on receipt of any notice from the Facility Agent under paragraph (b) above (unless the relevant Borrower immediately notifies the Facility Agent otherwise or there is an insufficient amount of the B Revolving Credit Commitments undrawn at the time) be deemed to have delivered to the Facility Agent a duly completed Request requesting a B Revolving Loan in an amount equal to the aggregate of the Demand Amount (less any cash cover) and, if applicable, interest on the Demand Amount (less any cash cover) paid calculated on the basis of the percentage rate per annum equal to the aggregate of the applicable Margin and the Prime Rate (as at the date of payment) from the date of payment of such claim (in aggregate, the Deemed Utilisation Amount) which shall be drawn three Business Days (such date being the Utilisation Date for such B Revolving Loan) following receipt by the Facility Agent of the claim and applied by the Issuing Bank on behalf of the relevant Borrower in discharge of the Deemed Utilisation Amount in full provided that:

(i)
unless the relevant Borrower delivers an irrevocable notice received by the Facility Agent not later than 11 a.m. one Business Day before the Rate Fixing Date for such Term in accordance with Clause 11 (Term) designating the Term of the B Revolving Loan, the Term shall, subject to Clause 11 (Term), be one month;

(ii)	the Utilisation Date must be a Business Day falling within the Availability Period for the B Revolving Credit Facility; and

(iii)
the conditions set out in Clause 4.2 (Further conditions precedent) and Clause 4.3 (Maximum number) have been met (in the case of Clause 4.2 (Further conditions precedent), as if the relevant B Revolving Loan were a Rollover Credit).

If any such B Revolving Loan is not made by the operation of one or more provisions of this Agreement, the relevant Borrower must immediately comply with its obligations under Clauses 7.4 (Claims under a Letter of Credit) and 7.5 (Indemnities to the Issuing Bank).

(d)	The Deemed Utilisation Amount is due and payable by the relevant Borrower to the Issuing Bank on the Utilisation Date for such B Revolving Loan.

(e)	No Letter of Credit may become a Loan pursuant to this Clause 7.8 after the end of the Availability Period for the B Revolving Credit Facility.

7.9	Letters of Credit - automatic extension

(a)
If requested by the relevant Borrower, the Issuing Bank and the Facility Agent may agree to issue a Letter of Credit that has automatic extension provisions which provide (i) for the automatic extension of the term thereof for additional periods of no more than one year and (ii) that the Issuing Bank shall have the right to elect not to permit any such automatic extension by giving no less than 30 days’ and no more than 90 days' prior notice (a Non-Renewal Notice) to the beneficiary(ies) of such Letter of Credit (provided that such Letter of Credit has an absolute final expiry date falling on or before the Final Maturity Date for the B Revolving Credit Facility unless otherwise agreed by the Issuing Bank and the Facility Agent), save where the Issuing Bank would not have been permitted to issue such Letter of Credit in its extended or revised form under any other terms applicable to the B Revolving Credit Facility.

(b)
The Issuing Bank may, and (if so directed by the Facility Agent) shall, deliver a Non-Renewal Notice for a Letter of Credit. The Facility Agent may direct the Issuing Bank to deliver a Non-Renewal Notice if (i) the term of the relevant Letter of Credit, if extended in accordance with the automatic extension provisions thereunder, will expire after the Final Maturity Date or (ii) so directed by the Majority Lenders.

8.	REPAYMENT

8.1	Repayment of Term Loan

(a)
Subject to paragraphs (d) and (e) below, the Borrowers (in aggregate) must ensure that, as between themselves, they repay on each date specified below an amount equal to the percentage set out opposite that date of the aggregate amount outstanding at the Conversion Date in respect of the Term Loan Facility:

Repayment Date	Percentage Repaid
30 April 2008	7.50
31 July 2008	7.50
31 October 2008	7.50
31 January 2009	7.50
30 April 2009	10.00
31 July 2009	10.00
31 October 2009	10.00
31 January 2010	10.00
30 April 2010	12.50
31 July 2010	17.50

(b)	Any amounts repaid under paragraph (a) above may not be re-borrowed.

(c)	Any amount of a Term Loan still outstanding on the scheduled date for the payment of the last Repayment Instalment relating to that Term Loan shall be repaid on that date.

(d)
The Company may designate, if it gives the Facility Agent not less than five Business Days' prior notice, which Term Loan(s) a Repayment Instalment will be applied against, provided that the Company may not make a designation if as a result more than one Term Loan will be partially repaid.

(e)
If the Company fails to deliver a notice to the Facility Agent in accordance with paragraph (d) above, the Facility Agent shall designate which Term Loan(s) a Repayment Instalment will be applied against.

8.2	Repayment of Revolving Credit Loans

(a)	Subject to paragraph (b) below, each Borrower must repay each Revolving Credit Loan made to it in full on its Maturity Date.

Where the Maturity Date of an A Revolving Credit Loan occurs on the Conversion Date, that A Revolving Credit Loan shall not be repaid on its Maturity Date but shall be converted into a Term Loan in accordance with Clause 5.4 (Conversion) and be repaid in accordance with Clause 8.1 (Repayment of Term Loan).

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

(c)
Without prejudice to any Borrower's obligation to repay the full amount of each Revolving Credit Loan on its Maturity Date, on the date of any Rollover Credit drawn by any Borrower, the amount of the Revolving Credit Loan to be repaid and the amount to be drawn down by such Borrower on such date in the same currency shall be netted off against each other so that the amount of cash which such Borrower is actually required to pay or, as the case may be, the amount of cash which the Lenders are actually required to pay to such Borrower, shall be the net amount.

(d)	Any amount of any Revolving Credit Loan still outstanding on the Final Maturity Date shall be repaid on the Final Maturity Date.

8.3	Repayment of Letters of Credit

(a)
Each Borrower must repay in accordance with Clause 7.1(a) (General) each Letter of Credit issued on its behalf in full on the date stated in that Letter of Credit to be its expiry date (it being agreed that for the purposes of this Clause 8, the expiry of a Letter of Credit in accordance with its terms (provided that any claim thereunder has been repaid in accordance with Clause 7.1(a) (General)) constitutes a repayment in full of such Letter of Credit without any utilisation of the B Revolving Credit Facility).

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-utilised.

(c)
Any Letter of Credit which constituted a utilisation of the B Revolving Credit Facility still outstanding on the Final Maturity Date shall be repaid in accordance with Clause 7.1(a) (General) on that date.

9.	PREPAYMENT AND CANCELLATION

9.1	Mandatory prepayment - illegality

(a)
A Lender must promptly notify the Facility Agent and the Company if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Credit.

(b)	After notification under paragraph (a) above the Facility Agent must notify the Company and:

(i)	each Borrower must repay or prepay the share of that Lender in each Credit utilised by such Borrower on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender's share in a Credit will be:

(i)	the last day of the current Term of that Credit; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

9.2	Mandatory prepayment - disposals

(a)	In this Subclause:

(i)
Net Proceeds in relation to any disposal of an asset by a Charging Party to a person which is not a Charging Party or any claim under any contract of insurance by an Obligor or a Charging Party, means the amount received in Cash or Cash Equivalents (or other instruments which upon receipt are readily convertible into Cash on reasonable commercial terms) by that Obligor or, as the case may be, that Charging Party in respect of such disposal or claim:

(A)	including the amount of any intercompany loan repaid to continuing members of the Group;

(B)	treating any amount owing to and set off by any purchaser of assets as consideration received in Cash;

(C)
treating consideration initially received in a form other than Cash, Cash Equivalents or such other instruments as being received when and if that consideration is converted into Cash or Cash Equivalents or becomes readily so convertible on reasonable commercial terms;

(D)	after deducting Taxes (and amounts reasonably reserved in respect of Taxes) payable by that Obligor or, as the case may be, that Charging Party in respect of that disposal or claim; and

(E)	after deducting reasonable costs and expenses incurred by that Obligor or, as the case may be, that Charging Party directly in connection with that disposal or claim.

(ii)	Recovery Event means:

(A)	the disposal of an asset by a Charging Party to a person which is not a Charging Party, other than:

I.
where an asset (not being shares or any other ownership interest in a person) is to be (and is) replaced by other assets which are useful or beneficial to the business of that Charging Party (being a fixed asset in the case of a disposal of a fixed asset) and provided that the acquisition of such assets will not be materially prejudicial to the interests of the Lenders, within 12 months of the date of disposal and pending such replacement the Net Proceeds of that disposal are deposited in a holding account (to the extent such Net Proceeds are received in Cash Equivalents (or other permitted instruments), fixed security shall be granted over such Cash Equivalents or other permitted instruments or an equivalent amount shall be deposited instead of those Cash Equivalents or other permitted instruments); or

II.	any disposal referred to in paragraphs (a) to (d) (inclusive), (f), (g), (i), (j) and (k) of the definition of "Permitted Disposal" in Clause 1.1 (Definitions);

(B)
a claim by any Obligor or Charging Party under any contract of insurance (other than in respect of third party liability policies), other than where the Net Proceeds are to be (and are) applied within 12 months of the occurrence of the event giving rise to such claim in reinstating or replacing (on a like for like basis) any asset, or applied in defraying the loss or liability, to which the claim relates and pending such application the Net Proceeds are deposited in a holding account and

(b)	Subject to paragraph (e) of Clause 9.5 (Payment into a holding account or a mandatory prepayment account), if the Base Currency Equivalent of:

(i)
where such Recovery Event is the disposal of an asset by a Charging Party to a person which is not a Charging Party, the aggregate amount of Net Proceeds from such Recovery Event is equal to or exceeds US$1,500,000 during any annual Accounting Period of Viasystems; or

(ii)
where such Recovery Event is a claim by an Obligor or Charging Party under any contract of insurance the aggregate amount of Net Proceeds from such Recovery Event is equal to or exceeds US$1,500,000 during any annual Accounting Period of Viasystems,

(each such amount being a Threshold Amount), the relevant Borrower must immediately apply and the Company must procure the application of an amount equal to the aggregate amount of Net Proceeds in excess of the Threshold Amounts, in or towards prepaying the Credits in accordance with Clause 9.11 (Application between Term Loan Facilities and Revolving Credit Facilities).

(c)	Any prepayment of a Credit under this Subclause must be made:

(i)	on or before the last day of the Term of that Credit in which the relevant Net Proceeds were received or recovered; or

(ii)
(in the case of Net Proceeds already deposited in a holding account under subparagraph (a)(ii) above or Clause 9.5(e) (Payment into a holding account or a mandatory prepayment account)) on or before the last day of the Term of that Credit in which the relevant time limit expired.

9.3	Mandatory prepayment - Excess Cashflow

(a)
With effect from the annual Accounting Period of Viasystems ending on 31 December 2007, if the annual audited consolidated Accounts of Viasystems demonstrate that Excess Cashflow has arisen during the annual Accounting Period to which such Accounts relate, the Borrowers must apply and the Company must procure the application of an amount equal to the applicable percentage in the table below of that Excess Cashflow, which corresponds to the Net Debt Leverage Ratio as at the end of the relevant annual Accounting Period, towards prepaying the A Revolving Credit Loans or, as the case may be, the Term Loans.

Column 1 Net Debt Leverage Ratio	Column 2 Applicable Percentage of Excess Cashflow to be Prepaid
Greater than 2.0:1	50
Less than or equal to 2.0:1 and greater than 1.5:1	25
Less than or equal to 1.5:1	0

(b)
Any prepayment under this Subclause must be made on or before the last day of the then current Term(s) of the A Revolving Credit Loans or, as the case may be, the Term Loans in which the annual audited consolidated Accounts of Viasystems establishing that there has been Excess Cashflow are delivered to the Facility Agent, pending which an amount equal to the amount to be prepaid must be deposited in a mandatory prepayment account.

9.4	Mandatory Prepayment - Permitted PRC Revolving Facilities

(a)
If a Permitted PRC Revolving Facility is entered into after the Closing Date, the Company must immediately notify the Facility Agent, and the relevant Borrower must cancel, pro rata, the equivalent amount of the Revolving Credit Commitments of the Lenders thereunder (and prepay, to the extent necessary, any Credits in excess of those Commitments following such cancellation).

(b)	To the extent a prepayment of a Credit under this Clause 9.4 is required, such prepayment must be made on the earlier of:

(i)	the last day of the Term of that Credit in which that Permitted PRC Revolving Facility was entered into; or

(ii)	the date of first utilisation under that Permitted PRC Revolving Facility.

9.5	Payment into a holding account or a mandatory prepayment account

(a)	In this Clause:

(i)
holding account means an interest bearing account in the name of a Borrower with the Facility Agent or the Security Agent (or branch designated by the Facility Agent or the Security Agent) or an Approved Bank, governed by Hong Kong law and subject to a first-ranking floating Security Interest in favour of the Finance Parties; and

(ii)
mandatory prepayment account means an interest bearing account in the name of a Borrower with the Facility Agent or the Security Agent (or branch designated by the Facility Agent or the Security Agent) or an Approved Bank, governed by Hong Kong law and subject to a first-ranking fixed Security Interest in favour of the Finance Parties.

(b)
Subject to paragraphs (d) and (e) below, when it is established that a Borrower will be required to prepay Credits on the last day of the then current Term(s) for those Credits, the relevant Borrower must and the Company must procure that the relevant Borrower (unless the relevant Net Proceeds are already deposited in a holding account under Clause 9.2(a)(ii) (Mandatory prepayment - disposals)) promptly deposits in a mandatory prepayment account an amount equal to the amounts to be prepaid unless the Company, on giving not less than five Business Days' notice to the Facility Agent (which notice the Facility Agent shall promptly give to the Lenders), specifies that the relevant Borrower intends to prepay the relevant amount within five Business Days in which case the prepayment shall (subject to the other provisions of this Agreement) be made on the date specified in such notice.

(c)
Each Borrower irrevocably authorises the Facility Agent to apply any amount deposited with it under paragraph (b) above towards prepayment of the Credits on the last day of the relevant Term(s) or earlier if the Company so directs.

(d)	The Company and each Borrower irrevocably authorise the Facility Agent to apply:

(i)	amounts credited to any mandatory prepayment account; and

(ii)
amounts credited to any holding account pursuant to paragraph (a)(ii) of Clause 9.2 (Mandatory prepayment - disposals) which have not been applied in permitted reinvestment, replacement, reinstatement or repair of assets or the discharge of liabilities (as applicable in accordance with Clause 9.2(a)(ii) (Mandatory prepayment - disposals)) within 12 months of the date of receipt of the relevant proceeds (or such longer time period as the Facility Agent (acting on the instruction of the Majority Lenders) may agree), to prepay Credits and otherwise for application in or towards amounts due and payable under the Finance Documents.

(e)	The Company and each Borrower further irrevocably authorise the Facility Agent:

(i)
to apply amounts credited to the holding account, whether or not 12 months have elapsed since receipt of those proceeds, if an Event of Default has occurred and is continuing, in prepayment of amounts due and payable under the Finance Documents; and

(ii)
if 12 months have elapsed since receipt of these proceeds, to transfer any amounts credited to a holding account to a mandatory prepayment account pending payment of amounts due and payable under the Finance Documents (provided that if all such amounts have been paid, any such amounts remaining credited to a mandatory prepayment account shall (unless an Event of Default has occurred and is continuing) be transferred back to a holding account).

9.6	Restriction on upstreaming moneys

(a)	Prepayment of Credits shall not be required pursuant to Clause 9.2 (Mandatory prepayment - disposals) in relation to Net Proceeds arising from any disposal of an asset if and to the extent that:

(i)
in order to effect such prepayment, moneys (being the relevant Net Proceeds or an equivalent amount available elsewhere in the Group) would need to be transferred from one member of the Group to another; and

(ii)	it is not possible to make that transfer of moneys without:

(A)
breaching a legal restriction (including any prohibition on financial assistance, any rule relating to corporate benefit or any fiduciary or statutory duty) applicable to a member of the Group or any of its directors; and/or

(B)	any member of the Group (on a consolidated basis) incurring a materially adverse tax cost as determined by the Company or the relevant Borrower acting in good faith,

provided that all relevant members of the Group have used all reasonable endeavours to remit other Cash in the Group which is not subject to the obstacles referred to in paragraph (a)(ii) above, to a Borrower to allow it (or to an Obligor to allow it, on behalf of the Borrowers) to prepay the requisite amount.

(b)	Where a Borrower would have been, but for paragraph (a) above, required to prepay Credits on the last day of the then current Term(s) for those Credits:

(i)	the Obligors must use all reasonable endeavours to overcome the restrictions referred to in paragraphs (a)(i) and (ii) above in relation to, and/or to minimise the costs of, that prepayment; and

(ii)	if at any time paragraphs (a)(i) and (ii) above cease to apply in respect of such prepayment, that Borrower will immediately prepay the relevant Credits together with any Break Costs.

9.7	Voluntary prepayment

(a)
Subject as provided in this Subclause, any Borrower may, by giving not less than five Business Days' prior notice to the Facility Agent, prepay (or procure prepayment of) any Credit at any time in whole or in part.

(b)
A prepayment of part of a Credit must be in a minimum amount of US$500,000 and an integral multiple of US$100,000 or such lesser amount as may be outstanding or such other amount as may be agreed by the Facility Agent (acting on the instructions of the Majority Lenders).

9.8	Automatic cancellation

The Commitments of each Lender under each Facility will be automatically cancelled at the close of business in Singapore on the last day of the Availability Period for that Facility to the extent undrawn at that date.

9.9	Voluntary cancellation

(a)	The Company may, by giving not less than 5 Business Days' prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)
Partial cancellation of the Commitments under any Facility pursuant to this Subclause must be in a minimum amount of US$500,000 and an integral multiple of US$100,000 or such lesser amount as may be undrawn and uncancelled or such other amount as may be agreed by the Facility Agent (acting on the instructions of the Majority Lenders).

(c)	Any cancellation in part of the Commitments under any Facility pursuant to this Subclause will be applied against the Commitment of each Lender in that Facility pro rata.

9.10	Right of repayment and cancellation of a single Lender

(a)	If an Obligor is, or will be, required to pay to a Lender:

(i)	a Tax Payment; or

(ii)	an Increased Cost,

the Company may, while the requirement continues and provided no Default is outstanding, give notice to the Facility Agent requesting prepayment by the relevant Borrower of that Lender's share of the affected Credits utilised by that Borrower and cancellation of the corresponding Commitments of that Lender.

(b)	After notification under paragraph (a) above:

(i)	that Borrower must repay or prepay that Lender's share in each affected Credit utilised by it on the date specified in paragraph (c) below; and

(ii)	those Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender's share in a Credit will be:

(i)	the last day of the current Term for that Loan or in the case of a Letter of Credit, 5 days after the date of the notification; or

(ii)	if earlier, the date specified by the Company in its notification.

9.11	Application between Term Loan Facilities and Revolving Credit Facilities

(a)
Prior to the Conversion Date, any amount to be applied in prepayment of Credits (excluding, for the avoidance of doubt, any amount prepaid under Clause 9.3 (Mandatory prepayment - Excess Cashflow)) must be applied:

(i)	first, in prepayment of the B Revolving Credit Loans;

(ii)	second, in prepayment of the A Revolving Credit Loans; and

(iii)	third, to provide cash cover for outstanding Letters of Credit.

(b)	On and after the Conversion Date, any amount to be applied in prepayment of Credits must be applied:

(i)	first, in prepayment of the Term Loans;

(ii)	second, in prepayment of the Revolving Credit Loans; and

(iii)	thirdly, to provide cash cover for outstanding Letters of Credit.

(c)
Any partial prepayment of the Loans comprised in a Facility will be applied pro rata against those Loans, unless (in the case of a voluntary prepayment) the Company specifies at least five Business Days before the date for such prepayment which of those Loans are to be prepaid.

(d)
Where there is a mandatory or involuntary prepayment under Clause 9.1 (Mandatory prepayment - illegality), Clause 9.2 (Mandatory prepayment - disposals), Clause 9.3 (Mandatory prepayment - Excess Cashflow) or Clause 9.4 (Mandatory Prepayment - Permitted PRC Revolving Facilities) of a Credit, the relevant Commitments will, at the same time, be permanently reduced by the amount prepaid.

(e)
Where a mandatory or involuntary prepayment of a Revolving Credit Utilisation is required under Clause 9.1 (Mandatory prepayment - illegality), Clause 9.2 (Mandatory prepayment - disposals), Clause 9.3 (Mandatory prepayment - Excess Cashflow) or Clause 9.4 (Mandatory Prepayment - Permitted PRC Revolving Facilities) but there is no or insufficient Revolving Credit Utilisation to be prepaid, to the extent there is insufficient Revolving Credit Utilisation to be prepaid the relevant Revolving Credit Commitment will be reduced on the day the amount which would have been required to be applied in prepayment of the Revolving Credit Utilisations pursuant to the relevant clause had they been outstanding at that time had been received.

9.12	Partial prepayment of Term Loans

(a)	Except where this Clause expressly provides otherwise, any partial prepayment of the Term Loans will be applied against the remaining Repayment Instalments pro rata.

(b)
Any prepayment of the Term Loans under Clause 9.3 (Mandatory prepayment - Excess Cashflow) or Clause 9.7 (Voluntary prepayment) will be applied against the remaining Repayment Instalments in the order as directed by the Borrower.

(c)	No amount of the Term Loans prepaid under this Agreement may subsequently be re-borrowed.

9.13	Re-borrowing of Revolving Credit Utilisations

Any prepayment of a Revolving Credit Utilisation under Clause 9.3 (Mandatory prepayment - Excess Cashflow) or Clause 9.7 (Voluntary prepayment) may be re-borrowed on the terms of this Agreement. Any other prepayment of a Revolving Credit Utilisation may not be re-borrowed.

9.14	Miscellaneous provisions

(a)
Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Credits and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

10.2	Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

10.3	Margin adjustments

(a)
Viasystems must supply to the Facility Agent a Margin Certificate within 45 days of the end of each quarterly Accounting Period, beginning with the first quarterly Accounting Period ending on or after the Closing Date.

(b)
A Margin Certificate must specify the Net Debt Leverage Ratio for the four quarterly Accounting Periods ending on the most recent Accounting Date and be signed by the chief financial officer and another director of Viasystems.

(c)
Subject to paragraphs  (d) and (e) below, the Margin in respect of the Loans will be determined by reference to the table below and the information set out in the relevant Margin Certificate with effect from the date of delivery of that Margin Certificate.

Column 1 Net Debt Leverage Ratio	Column 2 Margin (per cent. per annum)
More than 1.75:1	2.000
Less than or equal to 1.75:1 but more than 1.5:1	1.625
Less than or equal to 1.5:1	1.250

(d)	For so long as:

(i)	Viasystems is in default of its obligation under this Agreement to provide a Margin Certificate; or

(ii)	a Default is outstanding,

the applicable Margin in respect of the Loans will be the highest applicable rate for the relevant Facility set out in the table in paragraph (c) above.

(e)
If the applicable Margin has been determined under this Subclause in reliance on a Margin Certificate (or unaudited Accounts) but the audited Accounts of the Group for the period covered by the relevant Margin Certificate show that a higher Margin applies, the applicable Margin for the relevant Facilities will instead be that calculated by reference to the audited Accounts. If, in this event, any amount of interest (or any amount of Letter of Credit fee) has been paid by a Borrower on the basis of the relevant Margin Certificate, that Borrower must immediately pay to the Facility Agent any shortfall in that amount as compared to that which would have been paid to the Lenders if the applicable Margin for the relevant Facilities had been calculated by reference to the relevant audited Accounts.

(f)
Any moneys received or recovered as a result of an adjustment to the Margin pursuant to this Subclause shall be reimbursed on a pro rata basis amongst the Lenders participating in the relevant Credits under the relevant Facilities as at the date of such receipt or recovery.

10.4	Interest on overdue amounts

(a)
If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)
Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan having the same designation and in the same currency as the Loan or Facility to which the overdue amount is in the reasonable opinion of the Facility Agent referable. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

10.5	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

11.	TERMS

11.1	Selection - Term Loan

(a)	Each Term Loan has successive Terms.

(b)
A Borrower must select each Term for a Term Loan in an irrevocable notice received by the Facility Agent not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term. Each Term for a Term Loan will start on the Conversion Date or on the expiry of its preceding Term.

(c)	If a Borrower fails to select a Term for an outstanding Term Loan under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be three months.

(d)
Subject to the following provisions of this Clause 11, each Term for a Term Loan will be one, two, three or six months or any other period agreed by the Company and the Lenders. In addition, a Borrower (or the Company on its behalf) may select a Term of less than one Month if necessary so as to ensure that there are sufficient Term Loans (with an aggregate amount equal to or greater than the Repayment Instalment) which have a Term ending on a date for repayment of a Repayment Instalment for the Borrowers to make the Repayment Instalment due on that date.

11.2	Selection - Revolving Credit Loans

(a)	Each Revolving Credit Loan has one Term only.

(b)	Subject to Clause 7.8(c) (Letters of Credit to become Loans), a Borrower must select the Term for a Revolving Credit Loan in the relevant Request.

(c)	Subject to the following provisions of this Clause, each Term for a Revolving Credit Loan will be one, two, three or six months or any other period agreed by the Company and the Lenders.

(d)
Until the date which is the earlier of three months after the Closing Date and the Syndication Date, the duration of each Term shall be one month or such other period (not exceeding one month) so as to ensure that the Terms for all Loans then outstanding end on the same date or such other period (not exceeding six months) as may be agreed between the Company and the Facility Agent.

11.3	No overrunning the Final Maturity Date

(a)
If a Term for a Term Loan or Revolving Credit Loan (other than a Letter of Credit) would otherwise overrun the date for the payment of the last Repayment Instalment for that Term Loan or the Final Maturity Date for that Revolving Credit Loan, it will be shortened so that it ends on that date.

(b)	If a Term for a Letter of Credit would otherwise overrun the scheduled Final Maturity Date for the B Revolving Credit Facility, it will be shortened so that it ends on that day.

11.4	No overrunning of Conversion Date

If the Term of an A Revolving Credit Loan would otherwise overrun the Conversion Date, it will be shortened so that it ends on that date.

11.5	Other adjustments

(a)
The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans, but no Term in excess of six months may be agreed by the Facility Agent without the prior consent of all the Lenders.

(b)
If the Company fails to make a selection in the circumstances envisaged in Clause 11.1(d) (Selection - Term Loan) above, the Facility Agent may before the Rate Fixing Day for the relevant Term shorten any Term for a Term Loan to achieve the same result.

11.6	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

12.	MARKET DISRUPTION

12.1	Failure of a Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (London time) on a Rate Fixing Day, the applicable LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

12.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)
LIBOR is to be calculated by reference to the Reference Banks but no, or (where there is more than one Reference Bank) only one, Reference Bank supplies a rate by 12.00 noon (London time) on the Rate Fixing Day; or

(ii)
the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 30 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant currency and Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender's share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin; and

(ii)
rate notified to the Facility Agent by that Lender as soon as practicable, and in any event within five Business Days before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select.

12.3	Alternative basis of interest or funding

(a)
If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

13.	TAXES

13.1	Tax gross-up

(a)
All payments to be made by an Obligor or Junior Creditor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor or Junior Creditor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)
The Company shall promptly upon becoming aware that an Obligor or Junior Creditor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)
If an Obligor or Junior Creditor is required to make a Tax Deduction, that Obligor or Junior Creditor shall make that Tax Deduction any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor or Junior Creditor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.2	Tax indemnity

(a)
Without prejudice to Clause 13.1 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Company shall within three Business Days of demand of the Agent promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest penalties costs and expenses payable or incurred in connection therewith provided that this Clause 13.2 shall not apply to:

(i)
any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated; or

(ii)
any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.

(b)	A Finance Party making or intending to make, a claim under paragraph (a) shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Company thereof.

(c)	A Finance Party shall on receiving a payment from an Obligor under this Clause 13.2 notify the Agent.

13.3	Tax credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms a part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.4	Stamp taxes

The Company shall:

(a)	pay; and

(b)	within three Business Days of demand indemnify (or procure that an Obligor pays and indemnifies),

each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.5	Indirect tax

(a)
All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any amount of Indirect Tax. Subject to paragraph (b) below, if any amount of Indirect Tax is properly chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

14.	INCREASED COSTS

14.1	Increased Costs

Except as provided below in this Clause, the Company must pay (or procure that an Obligor pays) to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Bank Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation,

in each case made after the Closing Date.

14.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation.

14.3	Claims

(a)
A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to, and the amount of, the claim, following which the Facility Agent will promptly notify the Company.

(b)
Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost, setting out in reasonable detail the calculation of the amount (provided that Finance Party shall not be required to reveal any confidential information).

15.	MITIGATION

15.1	Mitigation

(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party; or

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)
The Company must indemnify (or procure that an Obligor indemnifies) each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.2	Conduct of business by a Finance Party

No term of the Finance Documents will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

16.	PAYMENTS

16.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in the principal financial centre of the country of the relevant currency as it may notify to that Party for this purpose by not less than five Business Days' prior notice.

16.2	Funds

Payments under the Finance Documents must (unless otherwise expressly provided) be made to the Facility Agent for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

16.3	Distribution

(a)
Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the Facility Agent for this purpose by not less than five Business Days' prior notice.

(b)	Any payments which are payable to an Obligor under the Finance Documents shall be paid to a bank account or bank accounts as advised by the Borrowers in writing to the Facility Agent.

(c)
The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(d)
Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

16.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Subclause.

(b)	Interest is payable in the currency in which the principal amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any Letter of Credit or principal amount is payable in the currency in which that Letter of Credit or principal amount is denominated on its due date.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in the Base Currency.

16.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

16.6	Business Days

(a)
If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

16.7	Partial payments

(a)
If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Facility Agent must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	second, in or towards payment pro rata of any accrued interest or fees due but unpaid under this Agreement;

(iii)	third, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in subparagraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by an Obligor.

16.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within five Business Days of demand by the relevant Finance Party.

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor jointly and severally and irrevocably and unconditionally:

(a)	guarantees to each Finance Party due and punctual performance by each Obligor of all its obligations under the Finance Documents;

(b)
undertakes with each Finance Party that, whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, it must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor in respect of that amount; and

(c)
indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any obligation expressed to be guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

(a)
If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Guarantor under this Clause will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this Clause 17.4, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security;

(g)
any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Finance Document; or

(h)	any insolvency or similar proceedings.

17.5	Immediate recourse

(a)
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Obligor or any other person before claiming from that Guarantor under this Clause.

(b)	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of any Guarantor under this Clause:

(a) (i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) against those amounts; or

(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor's liability under this Clause 17.

17.7	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor's liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or Charging Party or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)
receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor or Charging Party, or exercise any right of set-off as against any Obligor or Charging Party.

Each Guarantor must hold in trust for and must promptly pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

17.8	Release of Guarantors' right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Guarantor, then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor will be released by each other Guarantor from any liability whatsoever to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor will waive any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any Finance Party under any Finance Document or of any other security taken under, or in connection with, any Finance Document where the rights or security are granted by or in relation to the aspects of the Retiring Guarantor.

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

17.10	Limitations

(a)
This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985 or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor.

(b)
The obligations of each U.S. Guarantor under this Clause 17 shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such U.S. Guarantor's obligations under this Clause 17 subject to avoidance or turnover as a fraudulent transfer or fraudulent conveyance or otherwise under Section 548 of the U.S. Bankruptcy Code, any applicable provisions of comparable law of one or more of the states comprising the United States of America or any other applicable bankruptcy or fraudulent transfer law (collectively, the Fraudulent Transfer Laws).

(c)	The obligations of any Additional Guarantor are subject to the limitations (if any) set out in the Guarantor Accession Agreement executed by that Additional Guarantor.

18.	REPRESENTATIONS AND WARRANTIES

18.1	Representations and warranties

Save where otherwise provided, the representations and warranties set out in this Clause are made to each Finance Party by each Obligor. References in this Clause to it or its are references to each Obligor.

18.2	Status

(a)
It and each of its Subsidiaries is a limited liability company or corporation, duly incorporated or established and validly existing and, if applicable in good standing under the laws of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being and will be conducted.

18.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

18.4	Legal validity

Subject to the Reservations:

(a)	each Finance Document to which it is a party constitutes its legally binding, valid and, enforceable obligation;

(b)	each Security Document to which it is a party creates the Security Interests which that Security Document purports to create and such Security Interests are valid and effective; and

(c)	each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

18.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is or will be party do not and will not:

(a)	conflict with any law or regulation applicable to it;

(b)	conflict with its or its Subsidiaries' constitutional documents; or

(c)
conflict with any document which is binding upon it or its Subsidiaries or any of its or its Subsidiaries' assets or constitute a default or termination event (however described) under any such document, in each case to an extent or in a manner which has a Material Adverse Effect.

18.6	No default

(a)	No Default is outstanding or is reasonably likely to result from the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)
No other event or circumstance is outstanding which constitutes (or with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any other applicable condition will constitute) a default or termination event (however described) or an event resulting in an obligation to create security under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries' assets to an extent or in a manner which has a Material Adverse Effect.

18.7	Authorisations

Except for registration where required of each Security Document, including without limitation, in any statutory register, all authorisations required by it:

(a)
in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been (or will on the first Utilisation Date be) obtained or effected (as appropriate) and are (or will on the first Utilisation Date be) in full force and effect; and

(b)
to carry on its or its Subsidiaries' business in the ordinary course and in all material respects as it is being conducted have been obtained or effected (as appropriate) and are in full force and effect except to the extent failure to obtain or effect those authorisations would not have a Material Adverse Effect.

18.8	Original Financial Statements

(a)	As at the Closing Date, the Original Financial Statements:

(i)	have been prepared in accordance with the Accounting Standards consistently applied;

(ii)
give a true and fair view of (if audited) or fairly present (if unaudited) the consolidated financial condition and results of operations of the Group (or, as applicable, the financial condition and results of operations of each Borrower) as at and for the accounting period ended the date to which they were drawn up; and

(iii)	do not include or consolidate the results of any company or business which is not part of the Group.

(b)
As at the Closing Date, there has been no material adverse change in the assets or consolidated financial condition of the Group since the latest date to which any of the Original Financial Statements were drawn up.

18.9	Documents

(a)
As at the Closing Date, the documents delivered to the Facility Agent by or on behalf of any Obligor or PRC Subsidiary under Clause 4.1 (Conditions precedent documents) are genuine (or, in the case of copy documents, are true, complete and accurate copies of originals which are genuine), are up-to-date and in full force and effect (or if a copy, the original is up-to-date and in full force and effect) and have not been amended.

(b)
As at the date of their delivery, each document required to be delivered to the Facility Agent pursuant to any provision of Clause 10.3(a) (Margin adjustments), paragraph (a) of Clause 19.1 (Financial statements), Clauses 19.3 (SEC Filings) to 19.5 (Budget), Clause 19.7 (Information - miscellaneous), Clause 19.8 (Notification of Default) or Clause 19.11 (Know your customer requirements), Clause 31.2(b) and (c) (Additional Guarantors) or Clause 21.28(g) (Security) by or on behalf of any Obligor after the Closing Date are genuine (or, in the case of copy documents, are true, complete and accurate copies of originals which are genuine), are up-to-date and in full force and effect (or, if a copy, the original is up-to-date and in full force and effect) and have not been amended.

18.10	Financial statements

(a)	Its latest Accounts supplied pursuant to Clause 19.1 (Financial statements) (taken together with any Reconciliation Statement accompanying them):

(i)	have been prepared in accordance with the Accounting Standards used in preparing the Original Financial Statements consistently applied; and

(ii)
give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the Accounting Date to which they were drawn up, and the consolidated results of operations for the Accounting Period for which they were drawn up, subject to normal year-end adjustments.

(b)
The budgets and forecasts supplied under this Agreement were arrived at after careful consideration, have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonably believed by it to be reasonable as at the date they were prepared and supplied and were not misleading in any material respect.

(c)	Since the date of the latest Accounts delivered to the Facility Agent there has been no material adverse change in the assets (as a whole) or financial condition of the Group (taken as a whole).

(d)	The Base Case Model has been prepared in a manner consistent in all material respects with the manner in which the Original Financial Statements were prepared.

18.11	Information Package

(a)
In relation to the Information Package only, Viasystems makes the representations and warranties in this Clause 18.11 to the best of its knowledge and belief (after making all reasonable enquiries in respect of information provided on its behalf or by or on behalf of the Group).

(b)
Any factual information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(c)
Any financial projection or forecast contained in the Information Package has been prepared in good faith on the basis of recent historical information and on the basis of assumptions believed to be reasonable by Viasystems as of the date of the Information Package, and was fair (as at the date of the relevant report or document containing the projection or forecast), arrived at after careful consideration and is not misleading in any material respect in the context of a person determining whether or not to extend credit to a Borrower.

(d)
The expressions of opinion or intention provided by or on behalf of Viasystems for the purposes of the Information Package were made after careful consideration and were fair and based on reasonable grounds as at the date on which they are stated to have been given and can be properly supported;

(e)
Nothing has occurred that Viasystems has failed to disclose in writing or been omitted from the Information Package, and no information has been given or withheld, which would necessitate a revision to the information, opinions, intentions, forecasts and projections contained in the Information Package in order for them to be fair and reasonable in all material respects, or in order for it not to be misleading, in any material respect, as at the date of the Information Package or the Syndication Date (it being acknowledged by the Finance Parties that such forecasts and projections are subject to uncertainties and contingencies, many of which are beyond the Obligors’ control, and that they may differ from actual results).

(f)
All information provided by any member of the Group (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided or (if appropriate) as at the date (if any) at which it is stated to be given and is not misleading in any respect in the context of a person determining whether or not to extend credit to a borrower.

(g)
Viasystems may make specific written disclosures in reasonable detail to the Facility Agent (to be received by the Facility Agent at least five Business Days prior to the Syndication Date) against paragraphs (b) and (c) above for the purpose of their repetition as at the Syndication Date and paragraphs (b) and (c) will be deemed to be qualified by those written disclosures.

18.12	Litigation etc.

(a)
No litigation, arbitration, alternative dispute resolution (including an expert determination) or administrative proceedings are current or, to its knowledge, pending or threatened against any member of the Group, which have or, if adversely determined, would have a Material Adverse Effect.

(b)	No member of the Group has breached any law or regulation which breach would have a Material Adverse Effect.

(c)	No labour disputes are current or, to its knowledge, threatened against any member of the Group which have or would have a Material Adverse Effect.

18.13	Intellectual Property Rights

Each member of the Viasystems Group:

(a)
is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property Rights which are material in the context of its business and which are required by it in order to carry on its business in all material respects as it is being conducted and as contemplated in the Base Case Model (the Material Intellectual Property Rights);

(b)	has taken all formal or procedural actions (including payment of fees) required to maintain those Material Intellectual Property Rights where failure to do so would have a Material Adverse Effect;

(c)
none of those Material Intellectual Property Rights is being infringed, nor (to its knowledge) is there any threatened infringement of any of those Material Intellectual Property Rights, in any material respect; and

(d)	does not, in carrying on its business, infringe any Intellectual Property Rights of any third party in any respect which has a Material Adverse Effect.

18.14	Environment

(a)
Each member of the Viasystems Group is in compliance with paragraph (a) of Clause 21.11 (Environmental matters) and to the best of its knowledge and belief no circumstances have occurred which would prevent or interfere with such compliance; and

(b)
there is no Environmental Claim pending or formally threatened against any member of the Viasystems Group and there are no past or present acts, omissions, events or circumstances that would form, or are reasonably likely to form, the basis of any Environmental Claim (including any arising out of the generation, storage, transport, disposal or release of any dangerous substance) against any member of the Group which, if adversely determined, would have a Material Adverse Effect.

18.15	Assets

(a)	It is the sole legal and beneficial owner of the shares and other assets which it charges or purports to charge under any Security Document.

(b)	Each member of the Viasystems Group owns or has leased or licensed to it all material assets necessary to conduct its business as it is being or will be conducted.

18.16	Financial Indebtedness and Security Interests

(a)	No member of the Group has any Financial Indebtedness outstanding which is not permitted by the terms of this Agreement.

(b)	No Security Interest exists over the whole or any part of the assets of any member of the Group except for those permitted under Clause 21.5 (Negative pledge).

18.17	Insurance

(a)
There is no outstanding insured loss or liability incurred by any member of the Viasystems Group in an amount the Base Currency Equivalent of which is US$5,000,000 or more which is not expected to be covered to the full extent of that loss or liability.

(b)
There has been no non-disclosure, misrepresentation or breach of any term of any material Insurance which would entitle any insurer of that Insurance to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of any member of the Viasystems Group.

(c)	No insurer of any material Insurance provided to a member of the Viasystems Group is in run-off or has entered into any insolvency proceedings.

18.18	Taxes on payments

(a)
No member of the Group is overdue in the filing of any Tax returns or filings relating to any material amount of Tax and no member of the Group is overdue in the payment of any material amount of, or in respect of, Tax.

(b)
No claims or investigations by any Tax authority are being or are reasonably likely to be made or conducted against any member of the Group which are reasonably likely to result in a liability of or claim against any member of the Group to pay any material amount of, or in respect of, Tax, save for any claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest financial statements.

(c)	For Tax purposes, it is resident only in the jurisdiction of its incorporation.

(d)	Subject to the Reservations, all amounts payable by it as an Obligor under the Finance Documents may be made without any Tax Deduction.

18.19	Stamp duties

Subject to the Reservations, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

18.20	Immunity

(a)
The entry into by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute private and commercial acts performed for private and commercial purposes; and

(b)	it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

18.21	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the entry into any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)
no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of any Finance Document.

18.22	Jurisdiction/governing law

Subject to the Reservations:

(a)	its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

18.23	United States laws

(a)	In this Subclause:

Anti-Terrorism Law means each of:

(i)	Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the Executive Order);

(ii)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(iii)	the Money Laundering Control Act of 1986, Public Law 99-570; and

(iv)	any similar law enacted in the United States of America subsequent to the Closing Date.

holding company has the meaning given to it in the United States Public Utility Holding Company Act of 1935.

investment company has the meaning given to it in the United States Investment Company Act of 1940.

public utility has the meaning given to it in the United States Federal Power Act of 1920.

Restricted Party means any person listed:

(i)	in the Annex to the Executive Order;

(ii)	on the "Specially Designated Nationals and Blocked Persons" list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(iii)	in any successor list to either of the foregoing.

(b)	No member of the Group is:

(i)	a holding company or subject to regulation under the United States Public Utility Holding Company Act of 1935;

(ii)	a public utility or subject to regulation under the United States Federal Power Act of 1920;

(iii)	an investment company required to be registered as an investment company or subject to regulation under the United States Investment Company Act of 1940; or

(iv)	subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

(c)	To the best of its knowledge, neither it nor any of its Affiliates:

(i)	is, or is controlled by, a Restricted Party;

(ii)	has received funds or other property from a Restricted Party; or

(iii)	is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law; or

(iv)	has failed to take reasonable measures to ensure compliance with the Anti-Terrorism Laws.

18.24	Pensions

(a)
No member of the Group has any material unfunded liability in respect of any pension scheme which should be, but is not disclosed in the Group's financial statements where such liability would have a Material Adverse Effect; and

(b)
each member of the Group is in compliance in all material respects with all material applicable laws and material contracts relating to and the governing provisions of the pension schemes maintained by or for the benefit of any member of the Group and/or any of its employees where such liability would have a Material Adverse Effect.

18.25	U.S. Guarantors

(a)	Each U.S. Guarantor acknowledges that:

(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(ii)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any Fraudulent Transfer Law.

(b)	Each U.S. Guarantor represents and warrants to each Finance Party that:

(i)
the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

18.26	Designated Senior Debt

For the purposes of the HY Bond Indenture, the Facilities:

(a)	shall constitute both "Senior Debt" and "Designated Senior Debt"; and

(b)	replace or refinance the JPM Facility for the purposes of the definition of "Credit Agreement".

18.27	Times for making representations and warranties

(a)
Unless otherwise specified, the representations and warranties set out in this Clause 18 are made by each Obligor on the Closing Date except for the representations and warranties set out in Clause 18.11 (Information Package) which are deemed to be made by Viasystems on the date the Information Package is approved by it and released by the Arranger for distribution in connection with syndication, and on the Syndication Date, provided that Viasystems may supplement the information in the Information Package prior to the repetition of this representation on the Syndication Date.

(b)	Each Repeating Representation is deemed to be repeated by:

(i)	each Additional Guarantor on the date on which that Additional Guarantor becomes a Guarantor; and

(ii)	each Obligor on the date of each Request, on each Utilisation Date, on each Effective Date and on the last day of each Term.

(c)	When a representation and warranty is a Repeating Representation, it is deemed to be made by reference to the circumstances existing at the time of repetition.

19.	INFORMATION COVENANTS

19.1	Financial statements

(a)	The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	the audited consolidated financial statements of Viasystems for each annual Accounting Period;

(ii)	the audited financial statements of each Borrower for each annual Accounting Period as required under the laws of its jurisdiction of incorporation; and

(iii)	the unaudited consolidated financial statements of Viasystems for each quarterly Accounting Period.

(b)	All Accounts must be supplied as soon as they are available and:

(i)	in the case of Viasystems' audited consolidated Accounts, within 90 days of its financial year end;

(ii)	in the case of Viasystems' unaudited consolidated quarterly Accounts, within 45 days of the end of the relevant Accounting Period; and

(iii)	in the case of any Borrower's audited Accounts, within the time period (including any time extensions) required or allowed by the laws of its jurisdiction of incorporation.

19.2	Form and scope of financial statements

(a)	The Company must ensure that all Accounts supplied under this Agreement:

(i)
give (if audited) a true and fair view of, or (if unaudited) fairly present, the financial condition (consolidated if it has Subsidiaries) of the relevant person as at the date to which those Accounts were drawn up and the results of operations for the Accounting Period then ended; and

(ii)
comprise at least a balance sheet, profit and loss account and cashflow statement for the Accounting Period then ended and (in the case of quarterly Accounts) the annual Accounting Period to date and the last four (or less, taking into account Clause 20.4 (Initial periods)) consecutive quarterly Accounting Periods.

(b)
Viasystems must ensure that all annual audited consolidated Accounts are prepared in accordance with the Accounting Standards used in the preparation of the Original Financial Statements consistently applied.

(c)
Viasystems must ensure that all unaudited Accounts are prepared in accordance with or on a basis consistent in all material respects with the Accounting Standards used in the preparation of the Original Financial Statements, consistently applied, and show at least the information provided for in the Original Financial Statements;

(d)
If Viasystems is no longer required to file the information described below in paragraphs (d)(i)-(iii) (inclusive) with the SEC, Viasystems must ensure that each set of Accounts for an annual or quarterly Accounting Period is accompanied by a report of the chief financial officer of Viasystems:

(i)	explaining the main financial issues arising during that period;

(ii)	explaining any material changes against the Base Case Model or Budget (as applicable); and

(iii)	comparing the financial performance for such period against the equivalent period in the previous financial year.

(e)
Viasystems must ensure that each set of Accounts for an annual Accounting Period is accompanied by a report on such Accounts addressed to the management of Viasystems by the Auditors and accompanying those Accounts and such report must not contain any qualification by the Auditors as to whether any Material Group Member remains a going concern or similar qualification.

(f)	Viasystems must notify the Facility Agent of any intended change to the manner in which any Accounts are prepared.

(g)	Following any notification under paragraph (f) above, if requested by the Facility Agent, Viasystems must promptly supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (f) above; and

(ii)	a statement (the Reconciliation Statement) signed by the chief financial officer of Viasystems.

(h)	A Reconciliation Statement will show sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Finance Parties:

(i)
to make a proper comparison between the financial position shown by the set of Accounts prepared on the changed basis and its most recent audited consolidated Accounts (or if none, the Original Financial Statements) delivered to the Facility Agent under this Agreement and prepared according to the Accounting Standards used in the preparation of the Original Financial Statements and the Budget; and

(ii)
to test the financial covenants in Clause 20 (Financial Covenants) as if the set of Accounts prepared on the changed basis had been prepared according to the Accounting Standards used in the preparation of the Original Financial Statements and the Budget.

(i)
Following any notification under paragraph (f) above, if requested by the Facility Agent, Viasystems must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Finance Parties in the same position as they would have been in if the change notified under paragraph (f) above had not happened. Any agreement between Viasystems and the Facility Agent with the prior consent of the Majority Lenders will be binding on all the Parties.

(j)	If no agreement is reached under paragraph (i) above on the required amendments to this Agreement, Viasystems must ensure that each set of Accounts is accompanied by a Reconciliation Statement.

(k)
Viasystems will procure that, if requested by the Facility Agent, (acting reasonably) the Auditors will review the Reconciliation Statement and will report to the Finance Parties on the results of such review.

19.3	SEC Filings

Viasystems must supply to the Facility Agent in sufficient copies for all the Lenders, within five Business Days of filing, all financial statements and 8-K reports which Viasystems may file with the SEC.

19.4	Compliance Certificate

(a)	Viasystems must supply to the Facility Agent with each set of its annual and quarterly Accounts, a Compliance Certificate.

(b)	A Compliance Certificate must be signed by the chief financial officer of Viasystems and another director of Viasystems.

19.5	Budget

(a)
Viasystems must supply to the Facility Agent as soon as it is available and in any event not more than 45 days after the beginning of each annual Accounting Period, a board approved budget (as the same may be updated or changed pursuant to paragraph (c) below, the Budget) for the Group for that annual Accounting Period.

(b)	The Budget must be:

(i)	prepared in the same manner as and show the information provided for in the Base Case Model; and

(ii)	prepared in a manner consistent in all material respects with the manner in which the most recent audited consolidated financial statement of Viasystems were prepared.

(c)
If Viasystems updates or changes the Budget referred to above in any material respect, it must promptly and in any event within not more than 15 days after the update or change being made deliver to the Facility Agent in sufficient copies for all the Lenders:

(i)	an updated or changed Budget; and

(ii)	a written explanation of the main changes in that Budget.

19.6	Auditors

(a)	Viasystems must promptly ensure that one of the firms named in the definition of Auditors to audit its consolidated annual financial statements and the annual financial statements of each Borrower.

(b)
Viasystems must ensure that each of it and the Borrowers may only replace its Auditors with the prior approval of the Facility Agent (acting on the instructions of the Majority Lenders), such approval not to be unreasonably withheld or delayed.

(c)
During the continuance of a Default (or if the Facility Agent (acting reasonably) believes that a Default has occurred and is continuing), the Facility Agent shall have the right to discuss the financial position of any member of the Group with the Auditors, provided that the Facility Agent shall notify Viasystems of its intention to do so in advance, stating the questions or issues which the Facility Agent wishes to discuss with the Auditors. In this event, Viasystems must ensure that the Auditors are authorised (at the expense of the Company):

(i)	to discuss the financial position of each member of the Group with the Facility Agent on request from the Facility Agent; and

(ii)	to disclose to the Facility Agent for the Finance Parties any information which the Facility Agent may reasonably request,

provided that Viasystems shall be permitted to participate in any such discussions and shall receive copies of any such disclosures.

19.7	Information - miscellaneous

The Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)
at the same time as they are despatched, copies of all documents despatched by Viasystems or its shareholders generally (or any class of them) or despatched by any member of the Group to its creditors generally (or any class of them);

(b)
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which are reasonably likely to be adversely determined and which would, if adversely determined, have a Material Adverse Effect or involve liability in an amount in excess of the Base Currency Equivalent of US$5,000,000;

(c)
details of any notice or communication received by a member of the Group from, or any actual or potential enquiry, investigation or proceedings commenced by, any government, court or regulatory agency or authority, if the result of such notice, communication, enquiry, investigation or proceedings would have a Material Adverse Effect;

(d)
promptly on request, all documentation in connection with a Subordinated Loan (including, if required, a confirmation that all terms and conditions relating to that Subordinated Loan have been provided); and

(e)
promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the Accounts, budgets or other material provided by any Obligor under this Agreement) as any Finance Party through the Facility Agent may reasonably request.

19.8	Notification of Default

(a)
Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being or proposed to be taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly on request by the Facility Agent (but only where the Facility Agent reasonably suspects that a Default has occurred and is continuing), Viasystems must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being or proposed to be taken to remedy it.

19.9	Year end

Viasystems must:

(a)	procure that each annual Accounting Period, and each financial year-end of each member of the Group, falls on the Accounting Date falling on or nearest to 31 December;

(b)	procure that its first annual Accounting Period falls on 31 December 2006; and

(c)	procure that each quarterly Accounting Period and each financial quarter of each member of the Group ends on an Accounting Date.

19.10	Syndication

Viasystems must:

(a)
provide all financial and other information reasonably requested by the Mandated Lead Arranger in connection with the syndication of the Facilities and provide all reasonable assistance to the Mandated Lead Arranger in the preparation of the Information Package;

(b)
comply with all reasonable requests from the Mandated Lead Arranger and the Facility Agent (on behalf of potential lenders) for information and for one visit to the Group's operating sites (subject to reasonable coordination to minimise disruption to the business); and

(c)
make available senior management (including the chief executive officer and the chief financial officer of Viasystems) to give one presentation to prospective lenders at a time and venue agreed by Viasystems and the Mandated Lead Arranger.

19.11	Know your customer requirements

(a)
Subject to paragraph (b) below, each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements in relation to the transactions contemplated by the Finance Documents.

(b)
An Obligor is only required to supply any information under paragraph (a) above, if the necessary information is not already available to the relevant Finance Party and the requirement arises as a result of:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any law or regulation made after the Closing Date;

(ii)	any change in the status of an Obligor or any change in the composition of shareholders of an Obligor where a shareholder is not an Obligor after the Closing Date; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a person that is not a Lender before that assignment or transfer.

(c)
Each Lender must promptly on the request of the Facility Agent, the Issuing Bank or the Security Agent supply to that Administrative Party any documentation or other evidence which is reasonably required by that Administrative Party to carry out and be satisfied with the results of all applicable know your customer requirements.

20.	FINANCIAL COVENANTS

20.1	Financial undertakings

Viasystems must ensure that:

(a)
Net Debt Leverage Ratio: Consolidated Total Net Debt as at any Accounting Date shall not be more than X times Consolidated EBITDA for the Measurement Period ending on that Accounting Date as set out below:

Accounting Date	X
30 September 2006	3.30
31 December 2006	3.30
31 March 2007	3.30
30 June 2007	3.20
30 September 2007	3.00
31 December 2007	2.75
31 March 2008	2.75
30 June 2008	2.50
30 September 2008	2.25
31 December 2008	2.25
31 March 2009	2.25
30 June 2009	2.00
30 September 2009	2.00
31 December 2009	2.00
31 March 2010	2.00
30 June 2010	2.00

(b)
Consolidated EBITDA to Consolidated Total Net Interest Payable: Consolidated EBITDA for any Measurement Period ending on an Accounting Date, shall not be less than Y times Consolidated Total Net Interest Payable for such Measurement Period as set out below:

Accounting Date	Y
30 September 2006	2.50
31 December 2006	2.50
31 March 2007	2.50
30 June 2007	2.60
30 September 2007	2.60
31 December 2007	2.60
31 March 2008	2.70
30 June 2008	2.70
30 September 2008	2.80
31 December 2008	2.80
31 March 2009	2.90
30 June 2009	2.90
30 September 2009	3.00
31 December 2009	3.00
31 March 2010	3.00
30 June 2010	3.00

(c)
Maximum Capital Expenditure. In respect of the period from the Closing Date to the date set out in the first line of column (1) below and in respect of each of the annual Accounting Periods ending on any Accounting Date falling on or about any of the subsequent dates set out in column (1) below (each an Expenditure Period), Viasystems will procure that the Group taken as a whole will not make Capital Expenditure in excess of the amount (each a Capital Expenditure Limit) set out in column (2) below opposite the relevant date:

(1)	(2)
Accounting Date	Capital Expenditure Limit
31 December 2006	US$62,000,000
31 December 2007	US$55,000,000
31 December 2008	US$55,000,000
31 December 2009	US$55,000,000

provided that:

(i)
up to 100 per cent. of any such Capital Expenditure Limit not utilised in any Expenditure Period may be carried forward for one Expenditure Period only and added (otherwise than for the purposes of the further application of this proviso) to the Capital Expenditure Limit for the next Expenditure Period;

(ii)
any amount carried forward from one Expenditure Period to the next shall be utilised before the original Capital Expenditure Limit for such next Expenditure Period is utilised and if not utilised within such next Expenditure Period shall lapse;

(iii)	up to 25 per cent of the Capital Expenditure Limit for the next Expenditure Period may be brought forward and added to the Capital Expenditure Limit for the current Expenditure Period; and

(iv)	the Capital Expenditure Limit for any Expenditure Period will be increased by an aggregate amount equal to:

(A)	the proceeds of any Equity Contribution made in that Expenditure Period;

(B)	without double counting the Excess Cashflow and Capital Expenditure carry forward (if any), 25 per cent. of the Excess Cashflow from the immediately preceding Expenditure Period; and

(C)	the proceeds of any disposal under paragraph (d) of "Permitted Disposals" in Clause 1.1 (Definitions) which are not applied towards prepayment of the Facilities.

20.2	Financial Covenant Definitions

Subject to Clause 20.3 (Basis of Calculations) and Clause 20.4 (Initial periods), in this Agreement the following terms have the meanings set out below:

Capital Expenditure means expenditure (including, without limitation, obligations created under the finance and capital leases described in paragraph (c) of "Permitted Financial Indebtedness" in Clause 1.1 (Definitions)) of the Group in respect of the purchase or other acquisition of fixed or capital assets, excluding any such asset acquired:

(a)	in connection with normal replacement and maintenance programs properly expensed in accordance with U.S. GAAP;

(b)	with the proceeds of any insurance contract in accordance with Clause 9.2(a)(iii)(B) (Mandatory Prepayment - disposals );

(c)	with the cash proceeds of any asset sale in accordance with Clause 9.2(a)(iii)(A)(I) (Mandatory Prepayment - disposals); and

(d)	in any Permitted Acquisition except to the extent such expenditure is incurred pursuant to paragraph (a)(v) of "Permitted Acquisition" in Clause 1.1 (Definitions).

Consolidated Current Assets means, at any Accounting Date, the amount which, in conformity with U.S. GAAP, would be set forth opposite the caption "Total Current Assets" (or any like caption) on a consolidated balance sheet of the Group at such date, except that there shall be excluded therefrom Cash and Cash Equivalents and equipment and other fixed assets held for sale.

Consolidated Current Liabilities means, at any Accounting Date, the amount which, in conformity with U.S. GAAP, would be set forth opposite the caption "Total Current Liabilities" (or any like caption) on a consolidated balance sheet of the Group at such date, except that there shall be excluded therefrom the current portion of (a) all Loans and, (b) all long-term Financial Indebtedness (including finance and capital leases) in each case, to the extent included therein.

Consolidated EBITDA means for any Measurement Period, Consolidated Net Income for such Period:

(a)	plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such Measurement Period, the sum of:

(i)	total income and franchise tax expense;

(ii)	interest expense, amortization or write off of debt discount and debt issuance costs and commissions and discounts and other fees and charges associated with Permitted Financial Indebtedness;

(iii)	depreciation and amortization expense;

(iv)	amortization of intangibles (including, but not limited to, goodwill and organization costs);

(v)	other non-cash charges (including, but not limited to, any write-offs of purchased technology);

(vi)	any extraordinary losses ( exceed US$7,500,000 for any period in the case of extraordinary cash losses);

(vii)	non-recurring charges (to the extent accepted by the Facility Agent, acting reasonably) in an aggregate exceed US$7,500,000; and

(viii)
for the Measurement Periods ending 30 September 2006, 31 December 2006, 31 March 2007 and 30 June 2007, the cost savings that the Company would have achieved had the construction of the power sub-station at the Guangzhou facility been operational during the entire relevant Measurement Period, such amounts to be added back are as follows:

(A)	US$3,000,000 for the Measurement Period ending 30 September 2006;

(B)	US$3,000,000 for the Measurement Period ending 31 December 2006;

(C)	US$3,000,000 for the Measurement Period ending 31 March 2007; and

(D)	US$3,000,000 for the Measurement Period ending 30 June 2007; and

(b)	minus, without duplication:

(i)	any extraordinary and unusual gains (including gains on the sales of assets, other than inventory sold in the ordinary course of business) other than any income from discontinued operations; and

(ii)	non-cash gains included in Consolidated Net Income;

provided that for the purpose of calculating Consolidated EBITDA for any Measurement Period in connection with the determination of compliance with the covenants set out in Clause 20.1 (Financial undertakings), if during such Measurement Period (or in the case of pro forma calculations, during the period from the last day of such Measurement Period to and including the date as of which such calculation is made), Viasystems or any of its Subsidiaries shall have made a Permitted Disposal or a Permitted Acquisition, Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect to:

(A)
such Permitted Disposal or Permitted Acquisition as if such Permitted Disposal or Permitted Acquisition occurred on the first day of such Measurement Period (with the Measurement Period for the purposes of pro forma calculations being the most recent period of four consecutive quarterly Accounting Periods for which the relevant financial information is available); and

(B)
any operating expense reductions and other cost savings to be implemented in connection with any such Permitted Disposal or Permitted Acquisition, determined on the basis of a four-quarterly Accounting Period provided that such proposed reductions or cost savings would be allowable under Article 11 of Regulation S-X, and provided that such reductions and costs savings will not exceed US$5,000,000 in the aggregate for any fiscal year.

References in this definition to any "Permitted Disposal" shall be deemed to include liquidation and receivership transactions.

Consolidated Net Income means for any Measurement Period, the amount which, in conformity with U.S. GAAP, would be set forth opposite the caption "Net Income/(Loss)" (or any like caption) on a consolidated statement of operations of the Group for such Measurement Period.

Consolidated Total Debt means at a particular Accounting Date, the aggregate principal amount of Financial Indebtedness of the Group at such date in conformity with U.S. GAAP, including unreimbursed drawings in respect of Letters of Credit but excluding undrawn letters of credit.

Consolidated Total Net Debt means Consolidated Total Debt less Cash and Cash Equivalents as at that Accounting Date.

Consolidated Total Net Interest Payable means consolidated cash interest expense (including any such cash interest expense in respect of Financial Indebtedness under paragraph (e) of "Permitted Financial Indebtedness" of Clause 1.1 (Definitions)) of the Group net of cash interest income (such consolidated cash interest expense to include fees payable on account of letters of credit and banker's acceptance but to exclude amortization of debt discount (including discount of liabilities and reserves established under Accounting Principles Board Opinion No.16 as in effect on the date hereof) and costs of debt issuance).

Consolidated Working Capital means, at any Accounting Date, the excess of Consolidated Current Assets at such date over Consolidated Current Liabilities at such date.

EBITDA means the earnings of a person before reflecting interest, tax, depreciation and amortization, as calculated in accordance with the relevant Accounting Standards applicable to that person.

Measurement Period means each period comprising an annual Accounting Period of the Group and each period comprising four (or less, taking into account Clause 20.4 (Initial periods)) consecutive quarterly Accounting Periods of the Group (taken together as one period) ending on an Accounting Date specified in the tables in Clause 20.1 (Financial undertakings).

20.3	Basis of Calculations

(a)
All the terms defined in Clause 20.2 (Financial Covenant Definitions) are to be determined on a consolidated basis and (except as expressly included or excluded in the relevant definition) in accordance with the Accounting Standards. The financial covenants in Clause 20.1 (Financial undertakings) shall apply as of the Accounting Date at the end of each Measurement Period and compliance (or otherwise) shall be verified by reference to the consolidated Accounts of the Group (or, in the case of paragraph (c) of Clause 20.4 (Initial periods) to the extent necessary, the Original Financial Statements) for the relevant Measurement Periods and any applicable Reconciliation Statement delivered pursuant to Clause 19.1 (Financial statements).

(b)	No item shall be deducted or credited more than once in any calculation.

(c)	Where an amount in the Accounts is not denominated in the Base Currency, it shall be converted into the Base Currency at the rates specified in the Accounts.

(d)
In calculating the ratio of Consolidated Total Net Debt to Consolidated EBITDA, the 12 month average of the applicable foreign exchange rates may be used for the conversion into US Dollars of the currency in which any Financial Indebtedness is denominated instead of the spot rate of exchange at the end of the relevant Measurement Period, provided such calculations are performed in accordance with the Accounting Standards.

20.4	Initial periods

(a)
Where any of the Measurement Periods would otherwise commence before the Closing Date, such Measurement Period shall, instead, commence on the Closing Date (the part of such period falling before the Closing Date being ignored).

(b)
Consolidated Total Net Interest Payable shall for any Measurement Period ending less than 12 months after the Closing Date be determined on an annualised basis by dividing each such amount by the number of days from the Closing Date to the Accounting Date at the end of such Measurement Period and multiplying by 365.

(c)
Consolidated EBITDA shall for any Measurement Period ending less than 12 months after the Closing Date be determined by including the following deemed Consolidated EBITDA of the Group for each of the following three quarterly Accounting Periods:

Accounting Period	Deemed Consolidated EBITDA
4th Quarter 2005	US$17,821,000
1st Quarter 2006	US$21,061,000
2nd Quarter 2006	US$22,550,000

20.5 Curative Equity

(a)
Subject to paragraph (b) below, Viasystems may cure a breach or potential breach of any of the covenants under paragraphs (a) and (b) of Clause 20 (Financial Covenants) by procuring the payment to any Borrower of a sufficient amount of Curative Equity no later than 10 Business Days after the date Viasystems is required to supply Accounts and a Compliance Certificate to the Facility Agent pursuant to Clause 19.1 (Financial statements) so that such breach of financial covenants shall be deemed never to have occurred once such breach has been so cured.

(b)	For any Measurement Period, Viasystems may not cure a breach or potential breach of any of the covenants under Clause 20 (Financial Covenants) pursuant to paragraph (a) above where:

(i)
there was a breach of any of those covenants in the immediately preceding Measurement Period (irrespective of whether such breach has been cured by Viasystems pursuant to paragraph (a) above or waived by the Facility Agent (acting on the instructions of the Majority Lenders)); or

(ii)	four such breaches have already been cured by Viasystems pursuant to paragraph (a) above.

(c)
Any Curative Equity paid to a Borrower shall be deemed to have been added to Consolidated EBITDA for the last Measurement Period as at which the covenants under Clause 20 (Financial Covenants) are tested (the relevant quarter) for the purpose of testing the covenants under paragraphs (a) and (b) of Clause 20 (Financial Covenants) for all Measurement Periods within which the relevant quarter falls.

(d)
In the event that Curative Equity is to be provided by way of subscription of share capital issued by a Borrower, as soon as reasonably practicable and in any event within 10 Business Days of the date on which such share capital is issued, each shareholder of that Borrower to whom such share subscription relates shall:

(i)	subject to the Agreed Security Principles, grant in favour of the Security Agent (to the extent not already validly granted) first security over such share capital;

(ii)
deliver to the Facility Agent the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent Documents) in relation to it (to the extent applicable and to the extent such documents and other evidence have not been previously delivered to the Facility Agent pursuant to any other provisions in this Agreement).

21.	GENERAL COVENANTS

21.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to a member or members of the Group, each Obligor must ensure that any member of the Group also performs that covenant.

21.2	Authorisations

(a)	Each Obligor and Charging Party must promptly:

(i)	obtain, maintain and comply with the terms; and

(ii)	supply certified copies to the Facility Agent,

of any authorisation required to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document and the transactions contemplated by it.

(b)	Each member of the Group must promptly:

(i)	obtain, maintain and comply with the terms; and

(ii)	supply certified copies to the Facility Agent,

of any authorisation required to enable it to carry on its business in the ordinary course where failure to do so would have a Material Adverse Effect.

21.3	Compliance with laws

Each member of the Group must comply in all respects with all laws and regulations to which it is subject where failure to do so would have a Material Adverse Effect.

21.4	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its present and future unsecured unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally in its jurisdiction of incorporation or any other jurisdiction where it carries on business.

21.5	Negative pledge

(a)	Except as provided in paragraph (c) below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(b)	Except as provided in paragraph (c) below, no member of the Group may:

(i)	dispose of any of its assets on terms where it is or may be or may be required to be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(ii)	dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security Interest or Quasi Security Interest which is a Permitted Security Interest.

21.6	Disposals

(a)
Except as provided in paragraph (b) below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily, dispose of all or any part of its assets.

(b)	Paragraph (a) above does not apply to a Permitted Disposal.

21.7	Financial Indebtedness

(a)	Except as provided in paragraph (b) below, no member of the Group may incur or permit to be outstanding any Financial Indebtedness or enter into any off-balance sheet financing arrangement.

(b)	Paragraph (a) does not apply to Permitted Financial Indebtedness.

21.8	Change of business

The Company must ensure that no substantial change is made to the general nature of the business of any Material Group Member or of the Group taken as a whole (other than reasonable extensions, developments or expansions thereof, or business activities incidental, related or reasonably similar thereto which do not, individually or in the aggregate, result in a substantial change to the business of the Group as a whole) from that carried on by the Group at the Closing Date.

21.9	Mergers

No member of the Group may enter into any amalgamation, demerger, merger, consolidation or reconstruction other than a Permitted Reorganisation.

21.10	Acquisitions

(a)	Except as provided in paragraph (b) below, no member of the Group may:

(i)	acquire or subscribe for shares or other ownership interests in or securities of any company or other person;

(ii)	acquire any business; or

(iii)	incorporate any company or other person.

(b)	Paragraph (a) above does not apply to:

(i)	the acquisition of Cash Equivalents;

(ii)
any subscription for shares or equity interests in its direct Subsidiary (provided such Subsidiary is also a Borrower, Guarantor or any person whose shares or equity interests are provided as security for the Facilities), provided that, to the extent the existing shares and/or equity interests of those members of the Group are charged or pledged under the Security Documents, the relevant shares and/or equity interests acquired are upon acquisition effectively charged or pledged under the Security Documents;

(iii)	any Permitted Reorganisation;

(iv)	the acquisition or subscription for shares or ownership interests in (or the incorporation of a special purpose company to acquire an interest in) a Permitted Joint Venture on arm's length terms; or

(v)	any Permitted Acquisition made on arm's length terms.

(c)
For any Permitted Acquisition the consideration of which is in excess of US$15,000,000, the Company shall promptly after the closing of the Permitted Acquisition deliver, or procure that delivery, the following documents to the Facility Agent:

(i)
a certificate by the chief financial officer and another director or officer of Viasystems demonstrating that none of the covenants under Clause 20 (Financial Covenants) will be breached and that no Default will arise as a result of that Permitted Acquisition, along with revised financial projections for the Group giving pro forma effect to that Permitted Acquisition; and

(ii)	copies of any accountants’, environmental or other reports obtained by the Group in respect of the relevant Acquisition Assets.

21.11	Environmental matters

(a)	Each member of the Viasystems Group must ensure that:

(i)
it is, and has been, in compliance with all Environmental Laws and Environmental Approvals applicable to it, where failure to do so would have a Material Adverse Effect or is reasonably likely to result in any liability for a Finance Party; and

(ii)	it obtains all requisite Environmental Approvals where failure to obtain would have a Material Adverse Effect or is reasonably likely to result in any liability for a Finance Party.

(b)	Each member of the Viasystems Group must, promptly upon becoming aware, notify the Facility Agent of:

(i)	any Environmental Claim current, or to its knowledge, pending or overtly threatened; or

(ii)	any circumstances reasonably likely to result in an Environmental Claim,

which has or, if substantiated, would have a Material Adverse Effect or is reasonably likely to result in any liability for a Finance Party.

21.12	Third party guarantees

(a)	Except as provided in paragraph (b) below, no member of the Group may incur or allow to be outstanding any guarantee by such member of the Group or any of its Subsidiaries in respect of any person.

(b)	Paragraph (a) above does not apply to Permitted Third Party Guarantees.

21.13	Treasury Transactions

(a)	No member of the Group may enter into any Treasury Transaction, other than Permitted Treasury Transactions.

(b)	No hedging counterparty in a Permitted Treasury Transaction may benefit from the guarantees and security for the Facilities.

21.14	Loans out

(a)	Except as provided in paragraph (b) below, no member of the Group may be the creditor in respect of any Financial Indebtedness or of any trade credit extended to any of its customers.

(b)	Paragraph (a) above does not apply to Permitted Loans-Out.

21.15	Share capital

(a)	Except as provided in paragraph (b) below, no member of the Group may:

(i)	redeem, purchase, defease, retire or repay any of its shares or share capital (or any instrument convertible into shares or share capital) or resolve to do so;

(ii)	issue any shares (or any instrument convertible into shares) which by their terms are redeemable or carry any right to a return prior to the Final Maturity Date; or

(iii)	issue any shares or share capital (or any instrument convertible into shares or share capital) to any person other than its Holding Company.

(b)	Paragraph (a) above does not apply to:

(i)	any transaction expressly allowed under the Finance Documents;

(ii)
the issue of non-redeemable shares by a member of the Group to another member of the Group which is a shareholder in it prior to that issue where, if any shares in the company issuing such shares are the subject of a Security Interest pursuant to the Security Documents, such shares become the subject of an equivalent Security Interest in favour of the Finance Parties on the same terms;

(iii)	any transaction which is a Permitted Reorganisation; or

(iv)	the issue of shares in connection with Curative Equity in accordance with the terms of Clause 20.5 (Curative Equity).

21.16	Dividends

No member of the Group may:

(a)
declare or pay any dividend (other than dividends payable solely in capital stock of Viasystems of the same class or pursuant to a dividend reinvestment plan whereby the relevant dividend results solely in an increase in the amount of capital stock of the relevant class held by the relevant shareholder) on or in respect of; or

(b)	make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of; or

(c)	make any other distribution in respect of,

any class of capital stock of any member of the Group, whether now or hereafter outstanding, either directly or indirectly, whether in cash or property (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called Restricted Payments) other than:

(i)
Viasystems may make Restricted Payments to Holdings, so long as no Event of Default under Clause 22.2 (Non-payment) exists with respect to sub-paragraph (B) below and no Event of Default exists with respect to any other sub-paragraph in this paragraph (i), or would be continuing after giving effect to such Restricted Payment:

(A)
the proceeds of which shall be applied by Holdings directly to pay out of pocket expenses, for administrative, legal and accounting services provided by third parties that are reasonable and customary and incurred in the ordinary course of business for such professional services, or to pay franchise fees, costs and expenses associated with the issuance and maintenance of its capital stock and similar costs and expenses;

(B)	payments, the proceeds of which will be used to pay Taxes of Holdings as part of a consolidated group;

(C)
if such Restricted Payment is a purchase of capital stock or a distribution to Holdings to permit Holdings to purchase its capital stock, in either case (except as provided below), made in order to fulfil the obligations of Holdings or Viasystems under an employee stock purchase plan or similar plan covering employees of Holdings or any Subsidiary as from tome to time in effect in an aggregate net amount not to exceed US$5,000,000, provided that up to US$1,000,000 may be expended pursuant to this sub-paragraph to permit Holdings to purchase capital stock from employees of Holdings or any Subsidiary whether or not Holdings is obligated to do so pursuant to any such plan; and

(D)
Restricted Payments made to Holdings to finance any acquisition or joint venture (Investment) to be made by Holdings that, if made by a member of the Group, would be a Permitted Acquisition or Permitted Joint Venture for the purposes of this Agreement, provided that:

I.	such Restricted Payment shall be made concurrently with the closing of such Investment;

II.
Holdings shall, immediately following the closing thereof and in any event, no later than 1 month after closing thereof, cause (A) the assets or capital stock acquired to be contributed to a Borrower or a Guarantor or (B) the merger of Viasystems with the person formed to consummate or acquired in such Investment;

III.	Holdings shall provide the Facility Agent with written notice within 15 Business Days prior to the closing of the relevant Investment; and

IV.	Restricted Payments in any financial year under this paragraph (D) shall not exceed US$5,000,000;

(ii)	any Restricted Payments payable in cash:

(A)	from any member of the Group directly to another Borrower or Guarantor; or;

(B)	from any member of the Group indirectly to another Borrower or Guarantor provided that:

I.
any member of the Group which is not a Borrower or Guarantor who receives that Restricted Payment is reasonably satisfied that it may promptly and without delay, on receipt of the Restricted Payment, make a Restricted Payment in an identical amount to its immediate Holding Company in accordance with applicable laws; and

II.	that Restricted Payment is ultimately received by a Borrower or Guarantor;

(iii)
Viasystems may make Restricted Payments to Holdings, the proceeds of which will be used to make cash payments in lieu of issuing fractional shares of Holding’s capital stock in an aggregate amount not to exceed US$100,000; and

(iv)	Viasystems and its Subsidiaries can make any Restricted Payments constituting Permitted Distributions.

21.17	Intellectual Property Rights

(a)	Except as provided below, each member of the Viasystems Group must:

(i)
make any registration and pay any fee or other amount which is necessary to retain and protect the Material Intellectual Property Rights (but only to the extent of that member of the Group's interest in the relevant Intellectual Property Right);

(ii)	record its interest in those Material Intellectual Property Rights;

(iii)	take such steps as are necessary and commercially reasonable (including the institution of legal proceedings) to prevent third parties infringing those Material Intellectual Property Rights;

(iv)
not use or permit any such Material Intellectual Property Rights to be used in a way which may, or take or omit to take any action which may, adversely affect the existence or value of such Material Intellectual Property Rights; and

(v)	not grant any licence in respect of those Material Intellectual Property Rights,

in each case where failure to do so would have a Material Adverse Effect.

(b)	Paragraph (a)(v) above does not apply to:

(i)	licence arrangements entered into between members of the Group for so long as they remain members of the Group; or

(ii)	licence arrangements entered into on normal commercial terms and in the ordinary course of its business.

21.18	Insurances

(a)
Each Obligor shall (and the Company shall ensure that each member of the Viasystems Group will) maintain insurances on and in relation to its business, and assets against those risks and to the extent as is usual for prudent companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

(c)	Each Obligor or Charging Party must:

(i)
promptly notify the Facility Agent of any event or occurrence giving rise to any aggregate loss or liability in excess of US$5,000,000 in respect of which any member of the Viasystems Group is entitled to make one or more claim under any Insurance;

(ii)	keep the Facility Agent advised of the progress of the claim(s); and

(iii)
not compromise or settle any claim for an amount that is materially less than the amount claimed without the prior consent of the Facility Agent where the aggregate loss or liability in respect of the event or occurrence concerned is more than twice the amount referred to in subparagraph (i) above.

21.19	Arm's-length terms

No member of the Group may enter into any material transaction with any person otherwise than on arm's-length terms and for full market value (except where both parties to such transactions are Borrowers or Guarantors), save for:

(a)	the transactions contemplated by the Management Agreement;

(b)	loans between members of the Group; or

(c)	other transactions between members of the Group,

which are permitted by other terms of this Agreement provided that the terms of those loans or other transactions in paragraphs (b) and (c) above do not result in a transfer of value from a Borrower or a Guarantor to a person who is not a Borrower or Guarantor and are consistent with past practices of such members of the Group.

21.20	Amendments to documents

(a)	No member of the Viasystems Group may:

(i)
amend its or its Subsidiaries' memorandum or articles of association or other constitutional documents in a manner or to an extent which is reasonably likely in any way to affect materially and adversely the interests of the Finance Parties under the Finance Documents; or

(ii)
amend or waive any term of the Finance Documents or any of the other documents delivered to the Facility Agent pursuant to Clause 4.1 (Conditions precedent documents) in a manner or to an extent which is reasonably likely in any way to affect materially and adversely the interests of the Finance Parties under the Finance Documents.

(b)
No member of the Group may enter into any agreement with any shareholders in the Company or any of their Affiliates which is not a member of the Group except as permitted under paragraph (b) of Clause 21.19 (Arm's-length terms).

(c)
The Company must promptly supply to the Facility Agent a copy of any amendment to or waiver of any of the documents, or any agreement with any shareholder in the Company (or any of their Affiliates), in either case referred to in paragraphs (a) or (b) above.

21.21	Bank Accounts

Without prejudice to Clause 21.29 (Surplus Cash), no member of the Viasystems Group may open or maintain any account or enter into any banking relationship with any branch of any bank or other financial institution providing similar services other than:

(a)	accounts held at the Closing Date and disclosed in writing to the Facility Agent in reasonable detail;

(b)	any account maintained with an Acceptable Bank or another bank or financial institution approved by the Facility Agent (acting reasonably).

21.22	Access

While a Default (or where the Facility Agent, reasonably suspects a Default) is continuing each Obligor shall (and the Company shall ensure that each member of the Viasystems Group shall) permit the Facility Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Facility Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or the Company to (a) the premises, assets, books, accounts and records of each member of the Viasystems Group and (b) meet and discuss matters with senior management.

21.23	Pension schemes

(a)	Each member of the Viasystems Group must be:

(i)	in material compliance with all laws and contracts relating to any of its pension schemes; and

(ii)	maintain and fund its pension schemes to at least the extent required by local law and practice.

(b)
Viasystems must supply the Facility Agent with a copy of any formal report required by any regulatory body in respect of any pension scheme operated by a member of the Viasystems Group which the Facility Agent may reasonably request.

(c)	Viasystems must, promptly upon becoming aware, notify the Facility Agent of any failure to comply with paragraph (a) above which would have a Material Adverse Effect.

21.24	Taxes

(a)
Each member of the Group must pay all Taxes due and payable (or, where payments of Tax must be made by reference to estimated amounts, such estimated Tax (calculated in good faith) as due and payable for the relevant period) by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

(i)	payment of those Taxes is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii)	failure to pay those Taxes does not have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes.

21.25	Joint Ventures/Associates/Minority Interests

(a)	Except as provided in paragraph (b) below no member of the Group may:

(i)
enter into, invest in, acquire any interest in, transfer any asset to, lend to, be the creditor of any Financial Indebtedness of or give any guarantee in respect of the obligations of any joint venture, associate or minority interest; or

(ii)	trade with or sell to or acquire assets or services from any joint venture, associate or minority interest otherwise than on arm's length terms.

(b)	Paragraph (a) above does not apply to a Permitted Joint Venture.

21.26	HY Bond

The Company must ensure that there is no repayment, repurchase or redemption of any HY Bond unless:

(a)	that repayment, repurchase or redemption is made with the proceeds of any Equity Offering (as defined in the HY Bond Indenture) to the extent permitted under the provisions in the HY Bond Indenture;

(b) (i)
the aggregate principal amount of any repayment, repurchase or redemption at any time after the Closing Date does not exceed the sum of (without taking into account amounts permitted under paragraph (a) above) US$65,000,000 and, if a positive figure, 50 per cent. of the accumulated net Consolidated Net Income (which will take into account 100 per cent. of any deficit in the Consolidated Net Income in any financial year) of Viasystems for the period (taken as one accounting period) from the beginning of the first financial quarter commencing after the Closing Date to the end of the most recently ended financial quarter at the time of such repayment, repurchase or redemption; and

(ii)	no Default is continuing or will result from such repayment, repurchase or redemption; and

(iii)	the covenants set out in Clause 20 (Financial Covenants) are being complied with; or

(c)
the HY Bond is fully redeemed by any unsecured subordinated Financial Indebtedness of a member of the Group (other than a member of the Viasystems International Group), provided such subordinated Financial Indebtedness has:

(i)
no maturity, amortization, mandatory redemption or purchase option (other than out of asset sale proceeds, subject to the provisions of this Agreement or following a Change of Control) or sinking fund payment, in each case prior to 31 August 2010;

(ii)	no financial maintenance covenants; and

(iii)	such other terms and conditions (including without limitation, interest rate, events of default, subordination and covenants) as shall be satisfactory to the Facility Agent (acting reasonably).

21.27	Guarantees

(a)
Where, after the Closing Date, it is demonstrated by reference to the financial statements of any Subsidiary referred to in paragraphs (a) or (b) of the definition of Material Subsidiary and the financial statements of the Viasystems International Group referred to in paragraph (c) of the definition of Material Subsidiary that any member of the Viasystems International Group is a Material Subsidiary, the Company shall, subject to paragraph (d) below and the Agreed Security Principles, promptly and in any event within 15 Business Days of the delivery of such financial statements procure that such Material Subsidiary becomes an Additional Guarantor in the manner required by Clause 31.2 (Additional Guarantors).

(b)	The Company will ensure that at all times after the date which is 90 days after the Closing Date:

(i)	the unconsolidated gross assets of each of the Guarantors when aggregated together must represent not less than 75 per cent. of the consolidated gross assets of the Viasystems International Group; and

(ii)	the unconsolidated EBITDA of each of the Guarantors when aggregated together must represent not less than 75 per cent. of the consolidated EBITDA of the Viasystems International Group,

provided that the Company will not be required to meet any of the requirements of this paragraph to the extent that it has notified the Facility Agent (identifying and supplying the details of the relevant Subsidiary) that it cannot meet such requirements by reason of any factor referred to in the Agreed Security Principles, and such Subsidiary's gross assets and EBITDA shall not be included in the consolidated gross assets and consolidated EBITDA of the Viasystems International Group for the purposes of this paragraph.

(c)
If at any time, a Compliance Certificate demonstrates that the aggregate contribution of Guarantors does not comply with the threshold specified in paragraph (b) above (the Threshold Test), the Company shall, subject to paragraph (d) below, procure that such members of the Viasystems International Group become Additional Guarantors in the manner required by Clause 31.4 (Additional Guarantors) as may be required so that the Threshold Test is then met within 15 Business Days of the date of the relevant Compliance Certificate.

(d)	The Company is not required to perform its obligations under paragraphs (a) to (c) above if:

(i)	it is unlawful for the relevant person to become a Guarantor; and

(ii)	that person becoming a Guarantor would result in personal liability for that person's directors or other management.

Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours (including compliance with sections 155-158 of the Companies Act 1985 or the equivalent in that relevant person's jurisdiction of incorporation) lawfully to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Facility Agent may agree to such a limit if, in its opinion, to do so might avoid the relevant unlawfulness or personal liability.

21.28	Security

Subject in each case to the Agreed Security Principles:

(a)
the Company must ensure that the persons identified in Schedule 5 (Security Documents) will execute and deliver to the Security Agent the intended Security Documents identified against their name in that Schedule at or before the time provided for in that Schedule;

(b)	each Obligor must, and shall procure that each Material Subsidiary, on acquiring any asset which:

(i)	would not be immediately and effectively charged by the then existing Security Documents; and

(ii)	is of a type which is charged by the then existing Security Documents or is otherwise material to the business of that Obligor or Material Subsidiary,

executes and delivers to the Security Agent such further or additional Security Documents in relation to such assets as the Majority Lenders may reasonably require and in form and substance satisfactory to them;

(c)	each Obligor shall:

(i)
execute and deliver, or procure the execution and delivery, to the Security Agent such further or additional Security Documents in such form as the Majority Lenders shall require creating an effective first ranking fixed Security Interest over the shares in any entity which becomes a Material Subsidiary or a PRC Subsidiary after the Closing Date; and

(ii)
procure that any entity which becomes a Material Subsidiary after the Closing Date executes and delivers additional Security Documents in such form as the Majority Lenders shall require creating a first ranking Security Interest over all of the assets and undertakings of that entity;

(d)
each member of the Group (or, in the case of Curative Equity lent as a Subordinated Loan, any person) which becomes or proposes to become a Junior Creditor after the Closing Date shall promptly become a party to a Subordination Agreement on or before that member of the Group (or, in the case of Curative Equity, other person) enters into that Subordinated Loan with a view to subordinating such loan or advance to the Facilities;

(e)
the Obligors need only perform their obligations under paragraphs (a) to (d) (inclusive) above if it is not unlawful for the relevant person to execute and deliver such Security Documents and that person executing and delivering such Security Documents would not result in personal liability for that person's directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount secured. The Facility Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so might avoid the relevant unlawfulness or personal liability;

(f)
each Obligor shall, and shall procure that each other relevant member of the Group which is its Subsidiary shall, at its own expense, execute and do all such assurances, acts and things as the Security Agent may reasonably require:

(i)	for registering any Security Documents in any required register and for perfecting or protecting the security intended to be afforded by the Security Documents; and

(ii)
if the Security Documents have become enforceable, for facilitating the realisation of all or any part of the assets which are subject to the Security Documents and the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets, and in particular shall execute all transfers, conveyances, assignments and releases of that property whether to the Security Agent or to its nominees and give all notices, orders and directions which the Security Agent may reasonably think expedient; and

(g)
on each date that a Security Document is entered into after the Closing Date, each Obligor shall procure that the documents listed in Part 3 of Schedule 2 (Conditions Precedent Documents) in respect of the Obligor and (if applicable) Junior Creditor entering into such Security Document are delivered to the Facility Agent.

21.29	Surplus Cash

(a)
No member of the Group may agree to any restriction on its ability to move cash to another member of the Group, whether by way of dividend or other distribution, inter-company loan, redemption of shares or otherwise.

(b)	Paragraph (a) above does not apply to any transaction permitted under a Finance Document.

(c)
Subject to paragraph (d) below, each Obligor will procure that none of its Subsidiaries which is not a Borrower or Guarantor will at any time hold Cash or Cash Equivalents greater than required for its projected cashflow requirements for the next 60 days (the amount of such excess being the Cash Balance) and any such Cash Balance shall be lent by that Subsidiary to a Borrower or Guarantor which is its Holding Company.

(d)	The restrictions in paragraph (c) above shall not apply and no Obligor shall be obliged at any time to procure that a Subsidiary lends any Cash Balance under paragraph (c) above:

(i)
at a time when to do so would cause the Obligor or the Subsidiary to incur a materially greater Tax liability in respect of the Cash Balance than it would otherwise incur if the loan were made at a later date; or

(ii)	if to do so would be unlawful or result in personal liability for that Subsidiary's directors or other management.

21.30	United States laws

(a)	In this Clause:

Code means the United States Internal Revenue Code of 1986.

ERISA means the United States Employee Retirement Income Security Act of 1974;

ERISA Affiliate means any person treated as a single employer with any member of the Group for the purpose of section 414 of the Code;

Margin Regulations means Regulations U and X issued by the Board of Governors of the United States Federal Reserve System;

Margin Stock has the meaning given to it in the Margin Regulations;

Plan means an employee benefit plan as defined in section 3(3) of ERISA:

(i)	maintained by any member of the Group or any ERISA Affiliate; or

(ii)	to which any member of the Group or any ERISA Affiliate is required to make any payment or contribution; and

Reportable Event means:

(i)	an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(ii)
a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

(b)	No member of the Group may:

(i)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or

(ii)	use any Loan, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.

(c)	Each member of the Group must promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, any Plan subject to Title IV of ERISA where such withdrawal or termination would have a Material Adverse Effect; and

(iii)	a claim or other communication alleging non-compliance with any law or regulation relating to any Plan which would have a Material Adverse Effect.

(d)
Each member of the Group and its ERISA Affiliates must be, and remain, in compliance in all respects with all laws and regulations relating to each of its Plans, where failure to do so would have a Material Adverse Effect.

(e)
Each member of the Group and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of an Security Interest on any of its assets or which would have a Material Adverse Effect.

21.31	Merger of PRC Subsidiaries

The Company shall procure that all assets and undertakings of Guangzhou Kalex Laminate Company Limited and Guangzhou Termbray Circuit Board Co. Limited are merged or transferred into a Charging Party within 3 months of the date on which the relevant member of the Group has obtained all necessary approvals in connection with the merger or transfer of assets.

21.32	Conditions Subsequent

(a)	The Company shall ensure that:

(i)	the Companies Registry in Hong Kong has acknowledged receipt of the specified particulars of the Security Documents described in paragraphs 1-5 (inclusive) of Schedule 5 (Security Documents); and

(ii)
the registered agent of BVI has acknowledged receipt of instructions (with a draft register of mortgages, charges and other encumbrances and a copy of the Security Document described in paragraph 1 of Schedule 5 (Security Documents)) to amend such register of BVI, on or before the date falling three Business Days after the Closing Date.

(b)
The Company shall ensure that all fees and expenses (including legal fees of the Administrative Parties) then due and payable by the Company under this Agreement as at the Closing Date have been or will be paid by the earlier of (i) the date of first utilisation of the A Loan Facility or (ii) the date falling five Business Days after the Closing Date.

(c)	The Company shall ensure that:

(i)	the draft register of mortgages, charges and other encumbrances of BVI described in paragraph (a)(ii) above has been registered with the relevant local authority in the British Virgin Islands; and

(ii)	the amendments to the articles of association of each Borrower which were passed on or about the date of this Agreement have been filed with the Companies Registry in Hong Kong,

on or before the date falling 14 days after the Closing Date.

(d)
The Company shall ensure that all Security Interests over the assets of Viasystems, the Company or any of its Subsidiaries granted in connection with the JPM Facility are discharged on or before the date falling six Business Days after the Closing Date.

(e)
Viasystems shall provide a copy of a notice delivered to the trustee under the HY Bond Indenture designating the Facilities as "Designated Senior Debt" and "Senior Debt" within 10 Business Days after each of the following events:

(i)	the Closing Date; and

(ii)
the date of which all amounts outstanding under the JPM Facility are repaid in full (including, for the avoidance of doubt, all amounts outstanding under the currency hedge transactions referred to in paragraph (a) of the definition of "Permitted Treasury Transaction" in Clause 1.1 (Definitions)).

(f)
The Company shall ensure that any filing or document required in connection with the perfection of the Security Interests created under the Security Documents described in paragraph 4 of Schedule 5 (Security Documents) is obtained and delivered, to the extent and in accordance with the terms of that Security Document, to the Facility Agent on or before the date falling 120 days after the Closing Date.

22.	DEFAULT

22.1	Events of Default

Each of the events or circumstances set out in this Clause 22 is an Event of Default.

22.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error by a bank in the transmission of funds; and

(b)	is remedied within three Business Days of the due date.

22.3	Breach of other obligations

(a)
An Obligor does not comply with any term of Clauses 20 (Financial Covenants), 21.4 (Pari passu ranking), 21.5 (Negative pledge) 21.6 (Disposals), 21.7 (Financial Indebtedness), 21.9 (Mergers), 21.10 (Acquisitions), 21.12 (Third party guarantees), 21.14 (Loans out), 21.15 (Share capital), 21.16 (Dividends), 21.27 (Guarantees), 21.28 (Security), 21.31 (Merger of PRC Subsidiaries) or 21.32 (Conditions Subsequent); or

(b)	an Obligor does not comply with any term of the Finance Documents (other than any term referred to in Clause 22.2 (Non-payment) or in paragraph (a) above), unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 30 days of the earlier of the Facility Agent giving notice of the breach to the Company and any Obligor becoming aware of the non-compliance.

22.4	Misrepresentation

A representation or warranty made or deemed to be repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated, unless the misrepresentation:

(a)	is capable of remedy; and

(b)	is remedied within 30 days of the earlier of the Facility Agent giving notice of the misrepresentation to the Company and any Obligor becoming aware of the misrepresentation.

22.5	Cross-default

Any of the following occurs in respect of a member of the Group:

(a)	any of its Financial Indebtedness (or any amount payable in respect of its Financial Indebtedness) is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)
becomes prematurely due and payable prior to its stated maturity or, if the Financial Indebtedness arises under a guarantee, prior to the stated maturity of the Financial Indebtedness which is the subject of the guarantee;

(ii)	is placed on demand;

(iii)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand; or

(iv)	is terminated or closed out or is capable of being terminated or closed out,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or

(c)
any commitment of a provider of Financial Indebtedness to it is cancelled or suspended, or is capable of being cancelled or suspended by such provider, in each case, as a result of an event of default or any provision having a similar effect (howsoever described), unless the Base Currency Equivalent of the aggregate principal amount of Financial Indebtedness falling within all or any of paragraphs (a) to (c) above is less than US$10,000,000.

22.6	Insolvency

Any of the following occurs in respect of a Material Group Member or two or more members of the Group which if taken together as one would constitute a Material Group Member:

(a)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent; or

(b)	it admits its insolvency or its inability to pay its debts as they fall due; or

(c)	it suspends making payments on any of its debts or announces an intention to do so; or

(d)
by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor (other than the Finance Parties pursuant to their rights under this Agreement) for the rescheduling or restructuring of any of its indebtedness; or

(e)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); or

(f)	a moratorium is declared or instituted in respect of any of its indebtedness.

If a moratorium occurs in respect of any member of the Group, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

22.7	Insolvency proceedings

(a)
Except as provided in paragraph (b) below, any of the following occurs in respect of a Material Group Member or two or more members of the Group which if taken together as one would constitute a Material Group Member:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)
a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for its winding-up, administration or dissolution or for the seeking of relief under any applicable bankruptcy, insolvency, company or similar law or any such resolution is passed;

(iii)
any person presents a petition or files documents with a court or any registrar for its winding-up, administration, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or seeking relief under any applicable bankruptcy, insolvency, company or similar law;

(iv)	an order for its winding-up, administration or dissolution is made or other relief is granted under any applicable bankruptcy, insolvency, company or similar law;

(v)	any Security Interest is enforced over any of its assets;

(vi)
any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets; or

(vii)
its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer in respect of it or any of its assets.

(b)	Paragraph (a) above does not apply to:

(i)	any step or procedure which is part of a Permitted Reorganisation; or

(ii)	a frivolous or vexatious petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 30 days.

22.8	Creditors' process

(a)
Except as provided in paragraph (b) below, any attachment, sequestration, distress, execution or analogous event affects any asset or assets of a Material Group Member or of two or more other members of the Group which if taken together as one would constitute a Material Group Member.

(b)	Paragraph (a) above does not apply if:

(i)
the asset or assets are not subject to any Security Interest under the Security Documents and the Base Currency Equivalent of the aggregate value of that asset or those assets is less than US$5,000,000; or

(ii)	that attachment, sequestration, distress, execution or analogous event is being contested in good faith and with due diligence and is discharged within 30 days.

22.9	Analogous proceedings

There occurs, in relation to any Material Group Member or two or more members of the Group which if taken together as one would constitute a Material Group Member, in any jurisdiction to which it or any of its assets are subject, any event which, in the reasonable opinion of the Majority Lenders, appears to correspond with any of those mentioned in Clauses 22.6 (Insolvency) to 22.8 (Creditors' process) (inclusive).

22.10	Cessation of business

A Material Group Member or two or more other members of the Group which if taken together as one would constitute a Material Group Member suspends, ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business or to change the nature of its business from that undertaken at the Closing Date except:

(a)	as part of a Permitted Reorganisation; or

(b)	as a result of a Permitted Disposal.

22.11	Finance Documents

(a)	It is or becomes unlawful for any Obligor or Junior Creditor to perform any of its obligations under the Finance Documents.

(b)
Any Finance Document is not (subject to the Reservations) effective in accordance with its terms or is alleged by an Obligor or Junior Creditor to be ineffective in accordance with its terms for any reason.

(c)	A Security Document does not create the Security Interests it purports to create.

(d)	An Obligor repudiates or rescinds a Finance Document or evidences an intention to repudiate or rescind a Finance Document.

(e)	A Junior Creditor repudiates or rescinds a Subordination Agreement or evidences an intention to repudiate or rescind a Subordination Agreement.

22.12	Ownership of the Borrowers and the Company

Any Borrower is not or ceases to be a direct or indirect wholly-owned Subsidiary of the Company or the Company is not or ceases to be a direct or indirect wholly-owned subsidiary of Viasystems.

22.13	Material adverse effect

Any event or series of events (whether related or not) occurs which has a Material Adverse Effect.

22.14	Audit qualification

The Auditors qualify their report on any audited consolidated Accounts of Viasystems and such qualification has a Material Adverse Effect.

22.15	Expropriation

The authority or ability of any Material Group Member or two or more members of the Group which if taken together as one would constitute a Material Group Member to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person.

22.16	Proceedings

(a)
There shall occur any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or enquiry (including any such by any monopoly, anti-trust or competition authority or commission) which is reasonably likely to be adversely determined against a member of the Group and which if adversely determined would have a Material Adverse Effect.

(b)
Any one or more final judgments or orders is made against any member of the Group involving an aggregate liability (not paid or fully covered by Insurance) the Base Currency Equivalent of which is greater than US$10,000,000 unless all those judgments and orders are vacated, discharged or stayed pending appeal within 30 days of their being made.

22.17	Change of Control

A Change of Control has occurred.

22.18	Compulsory Acquisition

There occurs a compulsory acquisition of all or any part of the property or assets of any Material Group Member or two or more members of the Group which if taken together as one would constitute a Material Group Member.

22.19	Subordination Agreement

(a)	Any party to a Subordination Agreement (other than a Finance Party) does not comply with the terms of the Subordination Agreement; or

(b)	a representation or warranty given by any party to a Subordination Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, that it is not remedied within thirty days of the earlier of the Facility Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

22.20	Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(a)	declare that an Event of Default has occurred; and/or

(b)	cancel all or any part of the Total Commitments; and/or

(c)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders, and/or

(d)	declare that full cash cover in respect of any or each Letter of Credit is immediately due and payable.

Any notice given under this Subclause will take effect in accordance with its terms.

23.	SECURITY

23.1	Security Agent as holder of security

(a)	Unless expressly provided to the contrary in any Finance Document, the Security Agent holds any security created by a Security Document on trust for the Finance Parties.

(b)
Section 1 of the Trustee Act 2000 shall not apply to that trust. In the case of any inconsistency with the Trustee Act 2000, the terms of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

23.2	Responsibility

(a)	The Security Agent is not liable or responsible to any other Finance Party for:

(i)	any failure in perfecting or protecting the security created by any Security Document; or

(ii)	any other action taken or not taken by it in connection with a Security Document.

(b)	No Administrative Party is responsible for:

(i)	the right or title of any person in or to, or the value of, or sufficiency of any part of the security created by the Security Documents;

(ii)	the priority of any security created by the Security Documents; or

(iii)	the existence of any other Security Interest affecting any asset secured under a Security Document.

23.3	Title

(a)	The Security Agent may accept, without enquiry, the title (if any) an Obligor may have to any asset over which security is intended to be created by any Security Document.

(b)	The Security Agent has no obligation to insure any such asset or the interests of the Finance Parties in any such asset.

23.4	Possession of documents

The Security Agent is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document. Without prejudice to the above, the Security Agent may allow any bank providing safe custody services or any professional adviser to the Security Agent to retain any of those documents in its possession.

23.5	Investments

Except as otherwise provided in any Security Document, all moneys received by the Security Agent under the Finance Documents may be:

(a)
invested in the name of, or under the control of, the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Lenders; or

(b)	placed on deposit in the name of, or under the control of, the Security Agent at such bank or institution (including any Finance Party) and upon such terms as the Security Agent may agree.

23.6	Approval

Each Finance Party:

(a)	confirms its approval of each Security Document; and

(b)
authorises and directs the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the same as trustee (or agent) or as otherwise provided (and whether or not expressly in the names of the Finance Parties) on its behalf.

23.7	Conflict with Security Documents

If there is any conflict between the provisions of this Agreement and any Security Document with regard to instructions to or other matters affecting the Security Agent, this Agreement will prevail.

23.8	Release of security

(a)	If a disposal to a person or persons outside the Group of any asset owned by an Obligor over which security has been created by the Security Documents is:

(i)	allowed by the terms of Clause 21.6 (Disposals); or

(ii)	being effected at the request of the Majority Lenders in circumstances where any of the security created by the Security Documents has become enforceable; or

(iii)	being effected by enforcement of the Security Documents,

the Security Agent is irrevocably authorised to execute on behalf of each Finance Party and each Obligor (and at the cost of the relevant Obligor) the releases referred to in paragraph (b) below.

(b)	The releases referred to in paragraph (a) above are:

(i)	any release of the security created by the Security Documents over that asset; and

(ii)
if that asset comprises all of the shares in the capital of any Obligor (or any Holding Company of an Obligor) held by members of the Group, a release of that Obligor and its Subsidiaries from all present and future liabilities (both actual and contingent and including any liability to any other Obligor under the Finance Documents by way of contribution or indemnity) in its capacity as a Guarantor (but not as a Borrower) under the Finance Documents and a release of all Security Interests granted by that Obligor and its Subsidiaries under the Security Documents.

(c) (i)
In the case of subparagraph (a)(i) above, if required under Clause 9 (Prepayment and Cancellation), the Net Proceeds of the disposal must be applied in accordance with Clause 9 (Prepayment and Cancellation).

(ii)	In the case of subparagraphs (a)(ii) and (iii) above, the net cash proceeds of the disposal must be applied in accordance with Clause 16.7 (Partial payments).

(d)
If the Security Agent is satisfied that a release is allowed under this Subclause, each Finance Party must execute (at the cost of the relevant Obligor) any document which is reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Agent to execute any such document. Any release will not affect the obligations of any other Obligor under the Finance Documents.

23.9	Certificate of non-crystallisation

The Security Agent may, at the cost and request of the Company, issue certificates of non-crystallisation.

23.10	Co-security agent

(a)	The Security Agent may, following consultation with the Company, appoint a co-security agent in any jurisdiction outside Singapore:

(i)	if the Security Agent considers that without the appointment the interests of the Finance Parties under the Finance Documents might be materially and adversely affected;

(ii)	for the purpose of complying with any law, regulation or other condition in any jurisdiction; or

(iii)	for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction.

(b)
Any appointment under this Subclause will only be effective if the separate security agent or co-security agent confirms to the Security Agent and the Company in form and substance satisfactory to the Security Agent that it is bound by the terms of this Agreement as if it were the Security Agent.

(c)	The Security Agent may remove any separate security agent or co-security agent appointed by it and may appoint a new co-security agent in its place.

(d)
If, as a result of paragraph (a) above, the Security Agent appoints a co-security agent, the Company shall pay (or procure that an Obligor pays) to the Security Agent any reasonable remuneration paid by the Security Agent to any separate security agent or co-security agent appointed by it, together with any related costs and expenses properly incurred by the separate security agent or co-security agent.

23.11	Perpetuity period

The perpetuity period for the trusts in this Agreement is 80 years.

23.12	Information

Each Lender must supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable it to perform its functions under this Clause.

23.13	Perfection of security

An Obligor must (at its own cost, but subject to the Agreed Security Principles) take any action and execute any document which is required by the Security Agent so that a Security Document provides for effective and perfected security in favour of any successor Security Agent.

24.	THE ADMINISTRATIVE PARTIES

24.1	Appointment and duties of the Agents

(a)	Each Finance Party (other than such Agent) irrevocably appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party irrevocably authorises each Agent to:

(i)
perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the relevant Agent on its behalf.

(c)	Each Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

(d)	Each Finance Party confirms that:

(i)
any Administrative Party has authority to accept on its behalf the terms of any reliance letter or engagement letter relating to any reports or letters provided in connection with the Finance Documents or the transactions contemplated by the Finance Documents, to bind it in respect of those reports or letters and to sign that reliance letter or engagement letter on its behalf and to the extent that reliance letter or engagement letter has already been entered into ratifies those actions; and

(ii)	it accepts the terms and qualifications set out in that reliance letter or engagement letter.

24.2	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party in connection with any Finance Document.

24.3	No fiduciary duties

Except as specifically provided in a Finance Document:

(a)	nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person; and

(b)	no Administrative Party need hold in trust any moneys paid to or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

24.4	Individual position of an Administrative Party

(a)
If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with any Obligor, Charging Party or Junior Creditor or their related entities (including acting as an agent or a trustee for any other financing); and

(ii)
retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor, Charging Party or Junior Creditor or their related entities.

24.5	Reliance

Each Agent and the Issuing Bank may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume, unless the context otherwise requires, that any communication made by an Obligor is made on behalf of and with the consent and knowledge of all the Obligors;

(d)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than that Agent or Issuing Bank); and

(e)	act under the Finance Documents through its personnel and agents.

24.6	Majority Lenders' instructions

(a)
Each Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, each Agent may act or refrain from acting as it considers to be in the best interests of all the Lenders.

(b)	Each Agent may assume that, unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)
Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.

(d)
Neither Agent is authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings in connection with any Finance Document, unless the legal or arbitration proceedings relate to:

(i)	the perfection, preservation or protection of rights under the Security Documents; or

(ii)	the enforcement of any Security Document.

(e)
An Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

24.7	Responsibility

(a)	No Administrative Party is responsible to any other Finance Party for the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document;

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document, including the Information Package; or

(iii)	any observance by any Obligor or Junior Creditor of its obligations under any Finance Document or any other document.

(b)
Without affecting the responsibility of any Obligor, Charging Party or Junior Creditor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)
has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor, Charging Party and Junior Creditor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)
has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.

24.8	Exclusion of liability

(a)
Neither Agent nor the Issuing Bank is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the relevant Administrative Party) may take any proceedings against any of the officers, employees or agents of an Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of an Administrative Party may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)
Neither Agent is liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose.

(d) (i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)
Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

24.9	Default

(a)	Neither Agent is obliged to monitor or enquire whether a Default has occurred. Neither Agent is deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Lender under any Finance Document,

it must promptly notify the Lenders.

24.10	Information

(a)	Each Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to that Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, neither Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, neither Agent has any duty:

(i)
either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor, Charging Party or Junior Creditor or their related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the Closing Date; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor, Charging Party or Junior Creditor.

(d)
In acting as an Agent, an Agent will be treated as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information received or acquired by an Agent which, in its opinion, is received or acquired by another division or department or otherwise than in its capacity as an Agent may be treated as confidential by that Agent and will not be treated as information possessed by that Agent in its capacity as such.

(e)
Neither Agent is obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises each Agent to disclose to the other Finance Parties any information which, in that Agent's opinion, is received by it in its capacity as an Agent.

24.11	Indemnities

(a)
Without limiting the liability of any Obligor, Charging Party or Junior Creditor under the Finance Documents, each Lender must indemnify each Agent for that Lender's proportion of any loss or liability incurred by that Agent in acting as an Agent, except to the extent that the loss or liability is caused by that Agent's gross negligence or wilful misconduct.

(b)
A Lender's proportion of the liability or loss set out in paragraph (a) above is the proportion which its participation in the Credits (if any) bear to all the Credits on the date of the demand. If, however, there are no Credits outstanding on the date of demand, then the proportion will be the proportion which its aggregate Commitments bear to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

(c)	If a Party owes an amount to an Agent under the Finance Documents, that Agent may after giving notice to that Party:

(i)	deduct from any amount received by it for that Party any amount due to that Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount.

That Party will be regarded as having received the amount so deducted.

24.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

24.13	Resignation

(a)	An Agent may resign and appoint any of its Bank Affiliates as its successor Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, an Agent may resign by giving notice to the Finance Parties and the Company, in which case the Majority Lenders, in consultation with the Company, may appoint a successor Agent to it.

(c)	If no successor Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent may appoint a successor Agent to it.

(d)	The person(s) appointing a successor Agent must, if practicable, consult with the Company prior to the appointment.

(e)
Except as provided below, the resignation of an Agent and the appointment of a successor Agent will both become effective only when the successor Agent notifies all the Parties that it accepts its appointment and executes and delivers to the Facility Agent a duly completed Deed of Accession.

(f)	The resignation of a Security Agent and the appointment of a successor Security Agent will not become effective until:

(i)	each of the Finance Parties (other than the Security Agent) confirms that it is satisfied with the credit rating of the proposed successor Security Agent; and

(ii)
the Facility Agent confirms that it is satisfied that the Security Documents (and any related documentation) have been transferred to or into (and where required registered in) the name of the proposed successor Security Agent.

(g)	On satisfying the above conditions, the successor Agent will succeed to the position of the retiring Agent and the term Facility Agent or Security Agent (as applicable) will mean the successor Agent.

(h)
The retiring Agent must, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(i)
Upon its resignation becoming effective, this Clause will continue to benefit a retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was an Agent, and, subject to paragraph (h) above, it will have no further obligations under any Finance Document.

(j)	The Majority Lenders may, by notice to any Agent, require it to resign under paragraph (b) above.

(k)
An Obligor must (at its own cost) take any action and execute any document which is required by the Security Agent so that a Security Document provides for effective and perfected security in favour of any successor Security Agent.

24.14	Relationship with Lenders

(a)
Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days' prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)
The Facility Agent must keep a record of all the Parties and supply any other Party with a copy of the record on request. The record will include each Lender's Facility Office(s) and contact details for the purposes of this Agreement.

24.15	Agent's management time

Any amount payable to an Agent under Clause 27.3 (Other indemnities), Clause 28 (Expenses) and Clause 24.11 (Indemnities) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as that Agent may notify to the Company and the Lenders and any other relevant Party. This is in addition to any fee paid or payable to that Agent under Clause 26 (Fees).

24.16	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

24.17	New Issuing Bank

(a)
An Issuing Bank may (with the consent of the Facility Agent) resign on giving 1 month's notice (or such shorter period as the Facility Agent and that Issuing Bank may agree) to the Company and the Facility Agent. In this event, the Facility Agent may, with the consent of the Lender concerned and the Company, designate any Lender as a replacement Issuing Bank for future Letters of Credit. Any such resignation will not extend to or affect Letters of Credit issued before the resignation.

(b)	The relevant Lender will only become a replacement Issuing Bank when:

(i)	it delivers an Issuing Bank Accession Agreement to the Facility Agent;

(ii)	the Facility Agent notifies the other Finance Parties and the Company that the Issuing Bank Accession Agreement is in form and substance satisfactory to it (acting reasonably); and

(iii)	the Facility Agent executes the Issuing Bank Accession Agreement.

The Facility Agent must give this notification as soon as reasonably practicable.

25.	EVIDENCE AND CALCULATIONS

25.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

25.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or otherwise, depending on what the Facility Agent determines is market practice.

26.	FEES

26.1	Agents' fees

The Company must pay (or ensure that there is paid) to each Agent for its own account an agency fee in the amount and in the manner agreed in the Fee Letter between that Agent and the Company.

26.2	Arrangement fee

The Company must pay (or ensure that there is paid) to the Mandated Lead Arranger for its own account an arrangement fee in the amount and in the manner agreed in the Fee Letter between the Mandated Lead Arranger and Viasystems.

26.3	Facilities commitment fee

(a)
The Company must pay to the Facility Agent for the account of each Lender a commitment fee computed at the rate of one-third of the Margin from time to time on the undrawn, uncancelled amount of each Lender's Commitments.

(b)
Accrued commitment fee is payable from and including the Closing Date quarterly in arrear and on the last day of the relevant Availability Period. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitments are cancelled in full.

26.4	Increase fee

The Borrowers must pay the Facility Agent for each Additional Lender a fee in the manner agreed in the Fee Letter(s) to be entered into between the Facility Agent and the Borrowers.

27.	INDEMNITIES AND BREAK COSTS

27.1	Currency indemnity

(a)
The Company must, as an independent obligation, indemnify (or procure that an Obligor or Junior Creditor indemnifies) each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor's or Junior Creditor's liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)
Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

27.2	Other indemnities

(a)
The Company must indemnify (or procure that an Obligor indemnifies) each Finance Party and each receiver appointed under any Security Documents against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Default;

(ii)
any failure by an Obligor or Junior Creditor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of gross negligence or wilful default by that Finance Party) a Credit not being made after a Request has been delivered for that Credit; or

(iv)	a Credit (or part of a Credit) not being prepaid in accordance with this Agreement.

The Company's (or such Obligor's) liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Credit.

(b)
The Company must indemnify (or procure that an Obligor indemnifies) each Agent and each receiver appointed under any Security Documents against any loss or liability incurred by that Agent as a result of:

(i)	investigating any event which that Agent reasonably believes to be a Default;

(ii)	acting or relying on any notice which that Agent reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Security Interests created or expressed to be created in favour of the Finance Parties or the Security Agent under the Security Documents; or

(iv)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent or each Receiver (as defined in the relevant Security Document) by the Finance Documents or by law.

(c)
Each Obligor agrees to indemnify each Finance Party, each receiver appointed under any Security Document and their respective officers, employees, agents and delegates (together the Indemnified Parties) against any loss or liability suffered or incurred by that Indemnified Party (except to the extent caused by such Indemnified Party's own negligence or wilful default) which:

(i)	arises by virtue of any actual or alleged breach of any Environmental Law (whether by any Obligor, an Indemnified Party or any other person); or

(ii)	arises in connection with an Environmental Claim,

which relates to the Group, any assets of the Group or the operation of all or part of the business of the Group (or in each case any member of the Group) and which would not have arisen if the Finance Documents or any of them had not been executed by that Finance Party.

27.3	Break Costs

(a)	Each Borrower must pay to each Lender its Break Costs if a Loan or overdue amount is repaid or prepaid otherwise than on the last day of any Term applicable to it.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)
the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)
the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Subclause.

28.	EXPENSES

28.1	Initial costs

The Company must pay (or procure that an Obligor pays) to each Administrative Party the amount of all costs and expenses (including (i) reasonable third party legal fees (subject to any agreed cap), and (ii) out of pocket expenses associated with arranging bank meetings and presentations, and printing costs but excluding any other internally allocated costs) reasonably incurred and properly documented by it or any of its Bank Affiliates in connection with due diligence visits, the negotiation, preparation, printing, entry into and perfection of the Finance Documents and other documents contemplated by the Finance Documents.

28.2	Subsequent costs

The Company must pay (or procure that an Obligor pays) to each Administrative Party the amount of all properly documented costs and expenses (including reasonable legal fees) reasonably incurred by it or any of its Bank Affiliates in connection with:

(a)	the negotiation, preparation, printing, entry into and perfection of any Finance Document and other documents contemplated by the Finance Documents executed after the Closing Date;

(b)	syndication of the Facilities;

(c)	any amendment, waiver or consent made or granted in connection with the Finance Documents; and

(d)	any other matter not of an ordinary administrative nature arising out of or in connection with any Finance Document.

28.3	Enforcement costs

The Company must pay (or procure that an Obligor pays) to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

28.4	Security Agent's on-going costs

(a)	If:

(i)	a Default occurs;

(ii)	the Security Agent considers it necessary or expedient; or

(iii)
the Security Agent is requested by an Obligor or Junior Creditor or the Majority Lenders to undertake duties which the Security Agent and the Company agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Security Documents, the Company must pay (or procure that an Obligor pays) to the Security Agent any additional remuneration which may be agreed between them.

(b)	If the Security Agent and the Company fail to agree:

(i)	whether the duties are of an exceptional nature or outside the scope of the normal duties of the Security Agent; or

(ii)	the appropriate amount of any additional remuneration,

the dispute will be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Company (such approval not to be unreasonably withheld or delayed).

(c)	The Company must pay the costs of the investment bank.

(d)	The determination of any investment bank will be final and binding on the Parties.

29.	AMENDMENTS AND WAIVERS

29.1	Procedure

(a)
Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

(c)
Each Obligor agrees to any amendment or waiver allowed by this Clause which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph, require the consent of each Guarantor if the guarantee under the Finance Documents is to remain in full force and effect.

29.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of any scheduled payment to a Lender under the Finance Documents;

(iii)
a reduction in the Margin or a reduction in the amount of or change in the currency of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents in its capacity as a Lender;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of an Obligor other than in accordance with the terms of this Agreement;

(vi)	a release of any Security Document other than in accordance with the terms of this Agreement;

(vii)	a term of a Finance Document which expressly requires the consent of each Lender;

(viii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(ix)	this paragraph (a),

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.

29.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

29.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

29.5	Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below);

(ii)	any Lender becomes a Non-Funding Lender (as defined in paragraph (c) below); or

(iii)	any Lender becomes an Increased Costs Lender (as defined in paragraph (c) below),

then the Company may on 10 Business Days' prior written notice to the Facility Agent and that Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 30.1 (Assignments and transfers by the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Company, and which is acceptable to the Facility Agent (acting reasonably) and (in the case of any transfer of a B Revolving Facility Commitment) the Issuing Bank, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender's participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent or Security Agent;

(ii)	neither the Facility Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)
in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 90 days after the date the Non-Consenting Lender notifies the Company and the Facility Agent of its failure or refusal to agree to any consent, waiver or amendment to the Finance Documents requested by the Company; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	For the purposes of this Clause 29.5:

(i)	an Increased Cost Lender is a Lender to whom any Obligor becomes obligated to pay additional amounts described in Clauses 13.1 (Tax gross-up), 13.2 (Tax indemnity) or 14.1 (Increased Costs);

(ii)	a Non-Consenting Lender is a Lender who does not agree to a consent or an amendment where:

(A)	the Company or the Facility Agent (at the request of the Company) has requested the Lenders to consent to a waiver or amendment of any provision of the Finance Documents;

(B)	the waiver or amendment in question requires the consent of all Lenders;

(C)
Lenders whose Commitments aggregate at least 80 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated at least 80 per cent. of the Total Commitments prior to that reduction) have consented to such waiver or amendment; and

(D)	the Company has notified that Lender it will treat it as a Non-Consenting Lender; and

(iii)	a Non-Funding Lender is a Lender who either refuses to participate or fails to participate is a Loan where:

(A)	the Facility Agent has notified each Lender of the details of the requested Loan and the amount of its share in that Loan;

(B)	the conditions to provision of a Loan set out in this Agreement have all been met and the relevant Lender is not entitled to refuse to participate in that Loan; and

(C)	the Company has notified that Lender it will be treated as a Non-Funding Lender.

30.	CHANGES TO THE PARTIES

30.1	Assignments and transfers by the Lenders

Subject to this Clause 30, a Lender (the Existing Lender) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

30.2	Assignments and transfers - Issuing Bank

(a)	The consent of the Issuing Bank is required for a transfer or assignment which relates to a B Revolving Credit Commitment.

(b)
The rights and obligations of the Existing Lender in respect of any Letter of Credit outstanding on the Transfer Date will not be transferred or assigned unless agreed by the Issuing Bank and (if so agreed), the rights and obligations of the Existing Lender and the New Lender pursuant to Clause 7.5 (Indemnities) with respect to any Letter of Credit outstanding on the Transfer Date and expressed to be the subject of the transfer or assignment in the Transfer Certificate shall be adjusted to those which they would have been had such Existing Lender and such New Lender had the Commitments expressed to be the subject of the transfer or assignment in the Transfer Certificate on the date that Letter of Credit was issued.

30.3	Conditions of assignment or transfer

(a)
The consent of the Company is required for a transfer or assignment by a Lender of any of its rights and/or obligations under the Finance Documents in respect of its Commitment unless (i) the transfer or assignment is to another Lender or an Affiliate of a Lender or (ii) an Event of Default has occurred and is continuing.

(b)	The consent of the Company to a transfer or assignment must not be unreasonably withheld or delayed.

(c)
An assignment will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender and, if applicable, the Issuing Bank's written consent.

(d)	A transfer will only be effective if the procedure set out in Clause 30.6 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13.1 (Tax gross-up), Clause 13.2 (Tax indemnity) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

30.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$1,000.

30.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor or Junior Creditor;

(iii)	the performance and observance by any Obligor or Junior Creditor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and Junior Creditor and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and Junior Creditor and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 30 (Changes to the Obligors); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor or Junior Creditor of its obligations under the Finance Documents or otherwise.

30.6	Procedure for transfer

(a)
Subject to the conditions set out in Clause 30.3 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender (such Transfer Certificate to be received by the Facility Agent no later than five Business Days prior to the proposed Transfer Date, unless otherwise agreed by the Facility Agent). The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the Discharged Rights and Obligations);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Facility Agent, the Security Agent, the Mandated Lead Arranger, the Issuing Bank, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agents, the Mandated Lead Arranger, the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a "Lender".

30.7	Sub-participation

A Lender may transfer all or any of its rights and obligations under the Finance Documents, directly or indirectly, by sub-participation or by sub-contracting to any person, provided that, unless an Event of Default has occurred and has been outstanding for at least 45 days, no Lender shall sub-participate or sub-contract any of its rights or obligations under any Finance Document to:

(a)	any person that is an Industrial Competitor; or

(b)	any other person that is acting on behalf of an Industrial Competitor,

in each case, to the best of that Lender's knowledge after reasonable enquiry.

30.8	Lender Register

The Company shall at any time and from time to time have the right to request and receive from the Facility Agent reasonably detailed information regarding the identities, Commitments and principal amounts outstanding of all the Lenders.

30.9	Additional Lenders

(a)	Each Lender (other than an Additional Lender) agrees that:

(i)	the question of whether the Additional Lender Accession Agreement has been duly completed shall be determined in the absolute discretion of the Facility Agent; and

(ii)	it expressly waives any rights it may have against the Facility Agent if the Additional Lender Accession Agreement is in anyway defective or if it fails to comply with the terms of this Agreement.

(b)	On and from the Effective Date:

(i)	each Additional Lender and each other Party will have rights and obligations towards each other as if the Additional Lender were a Lender; and

(ii)	each Additional Lender agrees to be bound by the terms of this Agreement as a Lender.

(c)	Unless expressly agreed to the contrary, no Finance Party makes any representation or warranty to any Additional Lender for:

(i)	the financial condition of an Obligor; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of::

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(C)	any observance by any Obligor of its obligations under any Finance Document or any other documents,

and any representations or warranties implied by law are excluded.

(d)	Each Additional Lender confirms to each other Finance Party that it:

(i)
has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature or extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by any Finance Party (other than the Additional Lender) in connection with any Finance Document.

(e)
Nothing in any Finance Document requires any Finance Party to support any losses incurred by any Additional Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

(f)	On and from the Effective Date, a reference to a Lender in this Agreement includes each Additional Lender.

31.	CHANGES TO THE OBLIGORS

31.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

31.2	Additional Guarantors

(a)	If the Company:

(i)	requests that a Material Subsidiary becomes a Guarantor; or

(ii)	is required to make a Material Subsidiary (other than a PRC Subsidiary) a Guarantor,

it must give not less than 10 Business Days’ prior notice to the Facility Agent (who must promptly notify the Lenders).

(b)
If the accession of an Additional Guarantor or the granting of security or the entry into any Subordination Agreement under Clause 21.28 (Security) by an Obligor or Junior Creditor requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Company must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(c)
If a Material Subsidiary of the Company (other than a PRC Subsidiary) is to become an Additional Guarantor, then the Company must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions Precedent Documents).

(d)
Except as provided below, the Company must ensure that each person which becomes a Material Subsidiary (other than a PRC Subsidiary) after the Closing Date becomes an Additional Guarantor in the manner required by this Clause.

(e) (i)
The Company need only perform its obligations under paragraph (d) above if it is not unlawful for the relevant person to become a Guarantor or it would not result in personal liability for that person's directors or other management.

(ii)
The Company must use commercially reasonable endeavours to avoid any unlawfulness or personal liability in the circumstances mentioned in sub-paragraph (e)(i) above. This includes agreeing to a limit on the amount secured or guaranteed. The Facility Agent may agree to such a limit if to do so might avoid the relevant unlawfulness or personal liability.

(f)
The Company must comply with its obligations under paragraph (d) as soon as reasonably practicable and in any event within 15 Business Days of the relevant person becoming a Material Subsidiary or, if paragraph (e) above applies, it ceasing to be unlawful or have any risk of personal liability for the relevant persons directors or other management.

(g)	The relevant Material Subsidiary will become an Additional Guarantor on the date of the Accession Agreement executed by it.

(h)
The Company must ensure that the Facility Agent receives, as soon as reasonably practicable and in any event within 15 Business Days of receipt of an Accession Agreement, the other documents and evidence referred to in paragraph (c) above.

31.3	Repetition of Representations

Delivery of an Accession Agreement, executed by the relevant Material Subsidiary and the Company, to the Facility Agent constitutes confirmation by the relevant Material Subsidiary and the Company that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

32.	DISCLOSURE OF INFORMATION

(a)
Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor or Junior Creditor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to any member of the Group or any Affiliate of the Company;

(vii)	to any rating agency;

(viii)	to the extent allowed under paragraph (b) below; or

(ix)	with the agreement of the relevant Obligor or Junior Creditor.

(b)
A Finance Party may disclose to an Affiliate, (including, for the avoidance of doubt, to its head office or any of its other branches), or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above and this paragraph.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

(d)
Any press announcement or other media communication (other than of an advertising nature after the Closing Date which does not reveal any information of a confidential nature) in relation to the Facilities must be approved in advance by the Mandated Lead Arranger and the Company.

33.	SET-OFF

A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. A Finance Party may also at any time while an Event of Default is outstanding combine or consolidate accounts held with it by any Obligor.

34.	PRO RATA SHARING

34.1	Redistribution

If any amount owing by an Obligor under any of the Finance Documents to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than in accordance with this Agreement (a recovery), then:

(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)
the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the redistribution).

34.2	Effect of redistribution

(a)
The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)
If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

34.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

35.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction in relation to any party to that Finance Document, that will not affect:

(a)	in respect of such party the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents;

(b)	in respect of any other party to such Finance Document the legality, validity or enforceability in that jurisdiction of that or any other term of the Finance Documents; or

(c)	in respect of any party to such Finance Document the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	NOTICES

37.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing and a document.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

37.2	Contact details

(a)
Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address	101 South Hanley Road St. Louis Missouri 63105 United States of America
Fax number Attention:	(1) 314-746-2255 Jerry Sax, Chief Financial Officer

(c)	The contact details of the Facility Agent for this purpose are:

Address	5 Temasek Blvd. #18-00 SUNTEC Tower Five Singapore 038985
Fax number Attention:	(65) 6431-8609 Laura Han/Joanna Cheong - Banking Products Services

(d)	Any Party may change its contact details by giving five Business Days' notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

37.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form;

(iv)	if by e-mail or any other electronic communication, when received in legible form; and

(v)	if by posting to an electronic website, at the time of posting or (if the relevant recipient did not at such time have access to such website) the time at which such recipient is given access.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent, Security Agent or the Issuing Bank will only be effective on actual receipt by it.

37.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	Each Finance Party may assume that any communication made by the Company is made with the consent of each other Obligor.

37.5	Use of websites

(a)	Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)	the Facility Agent and the Lender agree;

(ii)	the Company and the Facility Agent designate an electronic website for this purpose;

(iii)	the Company notifies the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b)	Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender not agreeing to receive information via the website; and

(ii)	within 10 Business Days of request any other Lender, if that Lender so requests.

(c)	The Company must, promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in subparagraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

37.6	Personal Liability

If an individual signs a certificate on behalf of any Party and the certificate proves to be incorrect, the individual will incur no personal liability as a result, unless the individual acted fraudulently or recklessly in giving the certificate. In this case any liability of the individual will be determined in accordance with applicable law.

38.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)
(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

39.	GOVERNING LAW

This Agreement is governed by English law.

40.	ENFORCEMENT

40.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)
The English courts are the most appropriate and convenient courts to settle any such dispute in connection with any Finance Document. Each Obligor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

(d)	References in this Clause to a dispute in connection with a Finance Document include any dispute as to the existence, validity or termination of that Finance Document.

40.2	Service of process

(a)
Each Obligor not incorporated in England and Wales irrevocably appoints WG&M Secretaries Limited, One South Place, London EC2M 2WG as its agent under the Finance Documents for service of process in any proceedings before the English courts in connection with any Finance Document.

(b)
If any person appointed as process agent under this Clause is unable for any reason to so act, the Company (on behalf of all the Obligors) must immediately (and in any event within 7 days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subclause does not affect any other method of service allowed by law.

40.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

40.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

  THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

PART 1

ORIGINAL OBLIGORS

Name of Borrower	Jurisdiction of incorporation	Registration number (or equivalent, if any)
Viasystems Kalex Printed Circuit Board Limited	Hong Kong	506562
Viasystems Asia Pacific Company Limited	Hong Kong	675166
Kalex Circuit Board (China) Limited	Hong Kong	98891

Name of Original Guarantor	Jurisdiction of incorporation	Registration number (or equivalent, if any)
Viasystems, Inc.	State of Delaware, the United States of America	N/A
Viasystems International, Inc.	State of Delaware, the United States of America	N/A
Viasystems Kalex Printed Circuit Board Limited	Hong Kong	506562
Viasystems Asia Pacific Company Limited	Hong Kong	675166
Kalex Circuit Board (China) Limited	Hong Kong	98891

Name of security provider	Jurisdiction of incorporation	Registration number (or equivalent, if any)
Viasystems (BVI) Limited	British Virgin Islands	52-197593
Viasystems Asia Pacific Company Limited	Hong Kong	675166
Kalex Circuit Board (Guangzhou) Limited	Hong Kong	451638
Termbray Laminate Co. Limited	Hong Kong	494361
Kalex Circuit Board (China) Limited	Hong Kong	98891

36335-00362 HK:2707197.11	128

PART 2

ORIGINAL LENDERS

REVOLVING CREDIT COMMITMENTS
Name of Original Lender(s)	A	B
UBS AG, Singapore Branch	US$20,000,000	US$60,000,000
TOTAL	US$20,000,000	US$60,000,000

36335-00362 HK:2707197.11	129

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST UTILISATION

Original Obligors

1.	A copy of the constitutional documents of each Original Obligor.

2.
A copy of a resolution of the board of directors of each Original Obligor (or a committee of its board of directors) approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Finance Documents.

3.	If applicable, a copy of a resolution of the board of directors of the relevant Original Obligor establishing the committee referred to in paragraph 2 above.

4.
A specimen of the signature of each person authorised on behalf of an Original Obligor to execute any Finance Document or to sign or send any document or notice in connection with any Finance Document.

5.
In the case of each Original Guarantor (other than the Company) and Original Obligor , a copy of a resolution signed by all (or any lower percentage agreed by the Facility Agent) of the holders of the issued or allotted shares in that Original Guarantor and Original Obligor (as the case may be), if required under applicable law for the protection of the Lenders, approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Finance Documents.

6.
In the case of each Original Guarantor and Original Obligor, if required under applicable law for the protection of the Lenders, a copy of a resolution of the board of directors of each corporate shareholder in that Original Guarantor and Original Obligor (as the case may be) approving the terms of the resolution referred to in paragraph 5 above.

7.	A certificate of an authorised signatory of the Company:

(a)	confirming that utilisation by the Borrowers of the Total Commitments in full will not breach any limit binding on any Original Obligor; and

(b)
(save where such certification has been given by another person) certifying that each copy document specified in Part 1 of this Schedule is correct and complete and that the original of each of those documents is in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date.

8.
For each Borrower and Original Guarantor which is not incorporated under the laws of England, evidence that its agent under the Finance Documents for service of process in England has accepted its appointment.

9.	Evidence that the agent of the Original Obligors (if applicable) under the Finance Documents for service of process in Hong Kong has accepted its appointment.

Legal opinions

1.	A legal opinion of Allen & Overy, legal advisers as to matters of English law to the Mandated Lead Arranger and the Facility Agent, addressed to the Finance Parties.

2.	A legal opinion of Allen & Overy, legal advisers as to matters of Hong Kong law to the Mandated Lead Arranger and the Facility Agent, addressed to the Finance Parties.

3.	A legal opinion of Weil, Gotshal & Manges LLP, legal advisers as to matters of the corporate laws of the State of Delaware to the U.S. Guarantors, addressed to the Finance Parties.

4.	A legal opinion of Maples and Calder, legal advisers as to matters of British Virgin Islands law to the Mandated Lead Arranger and the Facility Agent, addressed to the Finance Parties.

5.	A legal opinion of King & Wood, legal advisers as to PRC law to the Mandated Lead Arranger and the Facility Agent, addressed to the Finance Parties.

6.	No conflicts legal opinion from Weil, Gotshal & Manges LLP, counsel to the Company in relation to the HY Bond Indenture.

7.
A legal opinion of Richards, Layton & Finger, P.A., legal advisers as to matters of the laws of the State of Delaware to the Mandated Lead Arranger and the Facility Agent, addressed to the Finance Parties.

Other funding documents

1.	An original of each of the following duly entered into by each of the parties to it:

(a)	this Agreement;

(b)	each Fee Letter;

(c)	the Commitment Letter;

(d)	any other document designated as a Finance Document by the Facility Agent and the Company; and that is executed and delivered by the Closing Date (other than the Security Documents).

Other Finance Documents

1.	At least two originals of the Security Documents identified in Schedule 5 (Security Documents) as being executed before the Closing Date, each duly executed by the parties to it.

2.	A copy of all notices required to be sent and other documents required to be executed or delivered under the Security Documents.

3. (a)	The title deeds to each real and leasehold property owned by an Obligor who is providing security for the Facilities; or

(b)	a letter (satisfactory to the Security Agent) from solicitors holding those title deeds undertaking to hold them to the order of the Security Agent,

or the equivalent in the jurisdiction of location of the relevant assets, together with priority searches of the relevant registers.

4.	All share certificates, duly executed stock transfer forms and other documents of title required to be provided under the Security Documents identified in Schedule 5 (Security Documents).

5.	A copy of the constitutional documents (including the joint venture contracts for the PRC Subsidiaries listed in paragraphs (b), (d) and (e) below) of each of the following PRC Subsidiaries:

(a)	Kalex Multi-Layer Circuit Board (Zhong Shan) Ltd.;

(b)	Guangzhou Termbray Electronics Technology Company Limited;

(c)	Shanghai Viasystems EMS Co., Ltd.;

(d)	Guangzhou Kalex Laminate Company Limited;

(e)	Guangzhou Termbray Circuit Board Co. Limited;

(f)	Qingdao Viasystems Telecommunications Technologies Co., Ltd;

(g)	Viasystems EMS (Shenzhen) Co., Ltd; and

(h)	Shanghai Viasystems Electronic Systems Co., Ltd.; and

(i)	Viasystems Technology International Trading (Shanghai) Co., Ltd.

Other documents and evidence

1.	A copy of the Base Case Model.

2.	A copy of the Original Financial Statements.

3.	A copy of the executed pay-off letter dated 10 August, 2006 in relation to the cancellation of the JPM Facility (the Pay-Off Letter) and evidence that:

(a)	the conditions specified within the Pay-Off Letter to the Agent's (as defined therein) release of the existing security in connection with the JPM Facility have been satisfied; and

(b)	a copy of the Reimbursement Agreement and the Cash Collateral Agreement (each, as referred to in the Pay-Off Letter).

4.	Evidence that all required Insurances are on risk.

5.	A copy of Form 8-K for Viasystems which was filed with the SEC on 5 May, 2006.

6.	A copy of the Management Agreement.

PART 2

TO BE DELIVERED IN RESPECT OF AN ADDITIONAL GUARANTOR

Additional Guarantors

1.	A Guarantor Accession Agreement, duly executed by the Company and the Additional Guarantor.

2.	Security Document(s) over its assets, duly executed by the Additional Guarantor.

3.	A copy of the constitutional documents of the Additional Guarantor.

4.
A copy of a resolution of the board of directors of the Additional Guarantor (or a committee of its board of directors) approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Guarantor Accession Agreement and the Finance Documents to which it is acceding.

5.	If applicable, a copy of a resolution of the board of directors of the Additional Guarantor establishing the committee referred to in paragraph 4 above.

6.
A specimen of the signature of each person authorised on behalf of the Additional Guarantor to execute any Finance Document or to sign or send any document or notice in connection with any Finance Document.

7.
A copy of a resolution, signed by all (or any lower percentage agreed by the Facility Agent) of the holders of the issued or allotted shares in the Additional Guarantor (if required under applicable law for the protection of the Lenders), approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Guarantor Accession Agreement and the Finance Documents to which it is acceding.

8.
If required under applicable law for the protection of the Lenders, a copy of a resolution of the board of directors of each corporate shareholder in the Additional Guarantor approving the resolution referred to in paragraph 7 above.

9.	A certificate of an authorised signatory of the Additional Guarantor:

(a)	confirming that guaranteeing the Total Commitments in full would not breach any limit binding on it; and

(b)
(save where such certification has been given by another person) certifying that each copy document specified in Part 2 of this Schedule is correct and complete and that the original of each of those documents is in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Guarantor Accession Agreement.

10.	If available, a copy of the latest audited accounts of the Additional Guarantor.

11.
For any Additional Guarantor which is not incorporated under the laws of England and Wales, evidence that its agent under the Finance Documents for service of process in England has accepted its appointment.

Legal opinions

1.	A legal opinion of Allen & Overy, legal advisers as to matters of English law to the Facility Agent, addressed to the Finance Parties.

2.	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion from legal advisers in that jurisdiction, addressed to the Finance Parties.

Other documents and evidence

1.	Evidence that all expenses due and payable from the Company under this Agreement in respect of the Guarantor Accession Agreement have been paid.

2.
A copy of any other authorisation or other document, opinion or assurance which the Facility Agent notifies the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Guarantor Accession Agreement or for the validity and enforceability of any Finance Document.

PART 3

TO BE DELIVERED IN RESPECT OF ADDITIONAL SECURITY

1.	A copy of the constitutional documents of the relevant Obligor or Junior Creditor.

2.
A copy of a resolution of the board of directors of the relevant Obligor or Junior Creditor (or a committee of its board of directors) approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Security Document.

3.	If applicable, a copy of a resolution of the board of directors of the relevant Obligor or Junior Creditor establishing the committee referred to in paragraph 2 above.

4.
A specimen of the signature of each person authorised on behalf of the relevant Obligor or Junior Creditor to execute the Security Document or to sign or send any document or notice in connection with such Security Document.

5.
A copy of a resolution, signed by all (or any lower percentage agreed by the Facility Agent) of the holders of the Obligor's or Junior Creditor's issued or allotted shares (if required under applicable law for the protection of the Lenders), approving the execution of the Security Document.

6.
If applicable, a copy of a resolution of the board of directors of each corporate shareholder in the Obligor or Junior Creditor (if required under applicable law for the protection of the Lenders) approving the resolution referred to in paragraph 5 above.

7.
A certificate of an authorised signatory of the relevant Obligor or Junior Creditor certifying that each copy document specified in Part 3 of this Schedule (save where such certification has been made by another person) is correct and complete and that the original of those documents is in full force and effect and has not been amended or superseded as at a date no earlier than the date of the additional Security Document.

8.	A copy of all notices required to be sent or other documents or acknowledgements required to be executed or delivered under the Security Document.

9.
For any Obligor or Junior Creditor which is not incorporated under the laws governing the relevant Security Document, evidence that the agent of the Obligor or Junior Creditor under the relevant Security Document for service of process that jurisdiction has accepted its appointment.

Legal opinions

1.
A legal opinion of counsel approved by the Facility Agent in respect of the laws of the jurisdiction in which the relevant Obligor or Junior Creditor is incorporated, and, if different, in respect of the laws governing the additional Security Document, addressed to the Finance Parties.

2.	If the Security Document is governed by English law, a legal opinion of Allen & Overy, legal advisers as to matters of English law to the Facility Agent, addressed to the Finance Parties.

3.	If the relevant Security Document is governed by a jurisdiction other than England, a legal opinion from legal advisers in that jurisdiction, addressed to the Finance Parties.

Other documents and evidence

1.
A copy of any other authorisation or other document, opinion or assurance which the Facility Agent notifies the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Security Document or for the validity and enforceability of any Finance Document.

SCHEDULE 3

FORM OF REQUEST

  To:[UBS AG, Singapore Branch] as Facility Agent

  From:[Name of Borrower(s)]

  Date:[            ]

Viasystems International, Inc. - US$80,000,000 Credit Agreement
dated 17 August, 2006 (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	Terms used but not otherwise defined in this Request have the meaning given to such terms in the Agreement.

3.	We wish to [borrow a [A][B] Revolving Credit Loan] [arrange for a Letter of Credit to be issued under the B Revolving Credit Facility] on the following terms:

(a)	Borrower: [ ][1]

(b)	Utilisation Date: [ ]

(c)	Amount: [ ]

(d)	Term: [ ]

(e)	[Beneficiary: [ ].] [2]

4.	Our [payment/delivery] instructions are: [ ].

5.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

6.	This Request is irrevocable.

7.	[We attach a copy of the proposed Letter of Credit.]

  By:

  [Name of Borrower(s)]

____________________
1If this is a request for a Letter of Credit, insert details of who the Letter of Credit is issued on behalf of
2If Request for a Letter of Credit, insert details of beneficiary of Letter of Credit.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATES

PART 1

TRANSFERS BY ASSIGNMENT, RELEASE AND ACCESSION

  To:[UBS AG, Singapore Branch] as Facility Agent

  From:[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

  Date:[            ]

Viasystems International, Inc. - US$80,000,000 Credit Agreement
dated 17 August, 2006 (the Agreement)

1.	We refer to the Agreement. This is a Transfer Certificate.

2.	Terms used but not otherwise defined in this Transfer Certificate have the meaning given to such terms in the Agreement.

3. (a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement which correspond to that portion of the Existing Lender's Commitments and participations in Credits under the Agreement specified in the schedule to this Transfer Certificate (the Schedule).

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitments and participations in Credits under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Lender under the Agreement and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

4.	The proposed Transfer Date is [ ].

5.	On the Transfer Date the New Lender becomes party to the Agreement as a Lender.

6.	[The Issuing Bank approves the identity of the New Lender for the purposes of Clause 30.2 of the Agreement.]

7.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

8.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations in respect of this Transfer Certificate contained in the Agreement.

9.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

10.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate and is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by assignment, release and accession
[insert relevant details, including applicable Commitment (or part) and participation in Credits]

PART 1

COMMITMENTS

A Loan Facility Revolving Credit Commitments	B Loan Facility Revolving Credit Commitments

PART 2

PARTICIPATIONS IN LOANS

A Loans	B Loans

PART 3

LETTERS OF CREDIT OUTSTANDING
ON THE TRANSFER DATE

Outstanding Amounts	Start Date	Expiry Date

Administrative details of the New Lender
[insert details of Facility Office (including SWIFT ID), full address for notices, details of contact person
(including telephone number, fax number and email address) and full USD account details (including agent bank details e.g. SWIFT and CHIPS ID)]

[EXISTING LENDER]

[NEW LENDER]

The Transfer Date is confirmed by the Facility Agent as [            ].

FACILITY AGENT

By:

As Facility Agent and for and on behalf of each of the parties to the Agreement (other than the Existing Lender and the New Lender)

Note:
The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

PART 2

TRANSFERS BY NOVATION

  To:[UBS AG, Singapore Branch] as Facility Agent

  From:[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

  Date:[            ]

Viasystems International, Inc. - US$80,000,000 Credit Agreement
dated 17 August, 2006 (the Agreement)

1.	We refer to the Agreement. This is a Transfer Certificate.

2.	Terms used but not otherwise defined in this Transfer Certificate have the meaning given to such terms in the Agreement.

3.
The Existing Lender transfers by novation to the New Lender all the rights and obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitments and participations in Credits under the Agreement specified in the schedule to this Transfer Certificate (the Schedule) in accordance with the terms of the Agreement.

4.	The proposed Transfer Date is [ ].

5.	On the Transfer Date the New Lender becomes party to the Agreement as a Lender.

6.	[The Issuing Bank approves the identity of the New Lender for the purposes of Clause 30.4 (Assignment or transfer fee) of the Agreement.]

7.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

8.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations in respect of this Transfer Certificate contained in the Agreement.

9.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

10.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate and is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by novation
[insert relevant details, including applicable Commitment (or part) and participation in Credits]

PART 1

COMMITMENTS

A Loan Commitments	B Loan Commitments

PART 2

PARTICIPATIONS IN LOANS

A Loans	B Loans

PART 3

LETTERS OF CREDIT OUTSTANDING

ON THE TRANSFER DATE

Outstanding Amounts	Start Date	Expiry Date

Administrative details of the New Lender
[insert details of Facility Office (including SWIFT ID), full address for notices, details of contact person
(including telephone number, fax number and email address) and full USD account details (including agent bank details e.g. SWIFT and CHIPS ID)]

[EXISTING LENDER]

[NEW LENDER]

The Transfer Date is confirmed by the Facility Agent as [            ].

FACILITY AGENT

By:

As Facility Agent and for and on behalf of each of the parties to the Agreement (other than the Existing Lender and the New Lender)

Note:
The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

SCHEDULE 5

SECURITY DOCUMENTS

  On the date of this Agreement

1.	First security over all the shares in each Borrower (Hong Kong law).

2.	Composite security agreement by each Borrower and each Material Subsidiary (other than any Material Subsidiary incorporated in PRC) incorporating:

(a)
first charge over all of its bank accounts (including but not limited to the holding account and mandatory prepayment account in accordance with Clause 9.5 (Payment into a holding account or a mandatory prepayment account));

(b)	an assignment of all its trade receivables (if any) (notices of assignment being only required to be served on the relevant debtors upon the occurrence of a Default that is continuing);

(c)	an assignment of all insurance policies taken out by the Company on behalf of the Group, to the maximum extent permitted by laws; and

(d)	first charge over all its other present and future assets and, to the maximum legal extent, in the form of fixed charges.

3.	Assignment of intercompany loans by each Borrower and each Guarantor organised under the laws of Hong Kong (Hong Kong law).

4.	Pledge by the relevant member of the Group of the rights and interest in the registered capital of each of the following PRC Subsidiaries directly owned by it (PRC law):

(a)	Kalex Multi-Layer Circuit Board (Zhong Shan) Ltd.;

(b)	Guangzhou Termbray Electronics Technology Company Limited;

(c)	Shanghai Viasystems EMS Co., Ltd.;

(d)	Guangzhou Kalex Laminate Company Limited;

(e)	Guangzhou Termbray Circuit Board Co. Limited;

(f)	Qingdao Viasystems Telecommunications Technologies Co., Ltd;

(g)	Viasystems EMS (Shenzhen) Co., Ltd;

(h)	Shanghai Viasystems Electronic Systems Co., Ltd.; and

(i)	Viasystems Technology International Trading (Shanghai) Co., Ltd,

provided the perfection and registration of these pledges must be satisfied within 120 days of the Closing Date.

SCHEDULE 6

PERMITTED PROPERTY DISPOSALS

Properties for Sale	Price under contract (if any)
17600 Trans-Canada Highway Kirkland Canada	5,000,000 Canadian Dollars
205 Brunswick Pointe-Claire Quebec Canada	4,200,000 Canadian Dollars
379 Rue Brignon Granby Quebec J2G 8N5 Canada	750,000 Canadian Dollars
4500 S. Laburnum Avenue Richmond, VA United States of America	US$8,000,000
Peutenweg 2-6101 P.O. Box 34-6100 AA Echt Netherlands

SCHEDULE 7

AGREED SECURITY PRINCIPLES

1.	Agreed Security Principles

(a)
The guarantees and security to be provided will be given in accordance with certain Agreed Security Principles. This Schedule 7 addresses the manner in which the Agreed Security Principles will impact on the guarantees and security proposed to be taken in relation to the Facilities.

(b)
The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and/or security in every jurisdiction in which Obligors or Charging Parties are located. In particular:

(i)
general statutory limitations, financial assistance, maintenance of capital, corporate benefit, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of an Obligor to provide a guarantee or security or may require that the guarantee be limited by an amount or otherwise. The Company and each Borrower will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each Obligor;

(ii)
a factor in determining whether or not guarantees shall be granted or security shall be taken is the applicable cost which shall not be disproportionate to the benefit to the Lenders (or other beneficiary of the security) of obtaining such security;

(iii)
where there is material incremental cost involved in creating security over all assets owned by a member of the Group in a particular category (e.g. real estate) the principle stated in paragraph 1(b)(ii) above shall apply and, subject to the Agreed Security Principles, only the material assets in that category (e.g. material real estate) shall be subject to security.

(iv)
it is expressly acknowledged that in certain jurisdictions it may not be possible (including for legal and regulatory reasons) or it may take longer than agreed to grant guarantees or create security over certain categories of assets in which event such guarantees will not be granted and security will not be taken over such assets or, as the case may be, the Lenders will act reasonably in granting the necessary extension of timing for obtaining such guarantee or security provided that the relevant Guarantor or charging party has exercised due diligence and reasonable endeavours in providing such guarantee or security;

(v)
any assets subject to third party arrangements (including shareholder agreements or permitted joint venture agreements) which prevent those assets from being charged will be excluded from any relevant security document; provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the Group if the Security Agent reasonably determines the relevant asset is material and the Company reasonably determines that such endeavours will not (A) involve placing commercial relationships with third parties in jeopardy or (B) affect the negotiation of such commercial arrangements in any material respect;

(vi)	Obligors will not be required to give guarantees or enter into security documents if:

(A)	it is not within the legal capacity of the relevant Obligor to do so;

(B)	to do so would contravene any applicable legal prohibition; or

(C)
if the same would conflict with the fiduciary duties of the directors of the relevant Obligor or Charging Party and the same would, or would be reasonably likely to, result in a risk of personal or criminal liability on the part of any such director; provided that the relevant Obligor or Charging Party shall use reasonable endeavours to overcome any such obstacle;

(vii)
perfection of security, when required, and other legal formalities will be completed as soon as reasonably practicable and, in any event, within the time periods specified in the Finance Documents therefor or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection. The giving of a guarantee, the granting of security or the perfection of the security granted in any form will not be required if (in any case):

(A)
it would have a material adverse effect on the ability of the relevant Obligor or Charging Party to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents; or

(B)
it would have a material adverse effect on the tax arrangements of the Group or any member of the Group; provided, in each case, that the relevant member of the Group shall use reasonable endeavours to overcome any such obstacle;

(viii)
pledges over equity interests in joint ventures or the assets owned by such joint venture vehicles will not be required, provided that if members of the Group collectively own more than 50 per cent. of the equity interests in such joint venture vehicle, the Company will use reasonable endeavours to obtain consent to charging such equity interests and the assets of the joint venture if the Security Agent reasonably determines the relevant joint venture is material and the Company determines that such endeavours will not (A) involve placing the commercial relationship with the joint venture partners in jeopardy or (B) affect the negotiation of such joint venture arrangements in any material respect;

(ix)
subject to the Finance Documents, the Security Agent, on behalf of the secured parties, shall be able to enforce the security constituted by the security documents without any restriction from either (i) the constitutional documents for the relevant Obligor or Charging Party (but subject to any inalienable statutory rights which any Obligor, Charging Party or member of the Group may have to challenge such enforcement) or (ii) any shareholders of the foregoing not party to the relevant security document; and

(x)
it is acknowledged that any subsidiary of the Company that is a Controlled Foreign Corporation which gives a guarantee or pledge of any of its assets (including shares in a subsidiary) as security for an obligation of a person incorporated in the United States of America (a United States Person) as a borrower may be deemed to have paid a dividend to such person. However, in respect of any subsidiary of the Company which is or has become a Controlled Foreign Corporation, it is agreed that: (i) such subsidiary shall not be required to give a guarantee or pledge of any of its assets (including shares in a subsidiary) as security for an obligation of a United States Person as a borrower; and (ii) furthermore, not more than 65 per cent. of the total combined voting power of all classes of shares entitled to vote of any such subsidiary shall be pledged directly or indirectly as security for an obligation of a United States Person as a borrower.

2.	Guarantors and Security

Subject to the due execution of the relevant guarantees and security documents, completion of relevant perfection formalities within statutorily prescribed time limits, payment of associated registration fees and documentary taxes, any other rights arising by operation of law, obtaining any relevant foreign legal opinions and subject to any qualifications set out in the Finance Documents and any relevant foreign legal opinions obtained and subject to the requirements of the Agreed Security Principles, it is acknowledged that:

(a)
each guarantee will be an upstream, cross-stream and downstream guarantee and each guarantee and security will be for all liabilities of the Obligors, Junior Creditors and Charging Parties under the Finance Documents in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction;

(b)
where an Obligor or Charging Party pledges shares, the security document will (subject to agreed exceptions) be governed by the law of the company whose shares are being pledged and not by the law of the country of the pledgor;

(c)
the parties acknowledge and agree that, notwithstanding paragraph 2(a) above, due to applicable corporate benefit, maintenance of capital, “thin capitalisation” rules and financial assistance restrictions, each guarantee and security given by an Obligor may be limited as provided for in the Facility Agreement and related financing documents; and

(d)
where an Obligor or Charging Party acquires assets of material value after the date on which it initially grants security, security over such assets will be given as soon as reasonably practicable following such acquisition in accordance with these Agreed Security Principles to the extent that such assets are not subject to the existing security created by such Obligor or Charging Party.

3.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken as part of this transaction:

(a)	the security for the Facilities will be first ranking, to the extent possible, unless otherwise agreed in the Finance Documents;

(b)
security will not be enforceable until an Event of Default has occurred and notice of such Event of Default and of intention to enforce has been given by a Facility Agent under the applicable Finance Document;

(c)
notification of pledges over bank accounts will be given to the bank holding the account; provided that this is not inconsistent with the Group retaining control over the balance and operation of the account prior to the pledge becoming enforceable;

(d)
notification of receivables security to debtors will only be given if an Event of Default has occurred and notice of such Event of Default and of intention to enforce has been given by a Facility Agent under the applicable Finance Document other than where such notification is necessary to create a security interest over the relevant receivables;

(e)	notification of any security interest over insurance policies will be served on any insurer of the Group assets (unless otherwise agreed by the Facility Agent);

(f)
the security documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they should not contain additional representation or undertakings (such as in respect of insurance, information or the payment of costs) unless these are the same as or consistent with those contained in the Facility Agreement or are required for the creation or perfection of the security;

(g)
in respect of the share pledges, the customary limitations on the exercise of voting rights to the extent these purport to protect the validity and enforceability of the security over shares shall apply. In addition, until an Event of Default has occurred and notice of acceleration has been given, the pledgor should be permitted to exercise (directly or indirectly) voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the pledgors should be permitted to pay dividends upstream on pledged shares to the extent permitted under the Finance Documents with the proceeds to be available to the Company and its subsidiaries;

(h)
the Security Agent should only be able to exercise any power of attorney granted to it under the security documents (i) following an Event of Default which is continuing unremedied and unwaived and in respect of which notice of enforcement has been given by a Facility Agent; or (ii) prior to the occurrence of an Event of Default, a failure to remedy within the agreed grace period a breach of a further assurance or perfection obligation or any other covenant by the relevant Obligor or Charging Party in the relevant security document after notice of such breach has been given to the relevant Obligor or Charging Party;

(i)
the security shall be held on trust by the Security Agent for the benefit of the Lenders and other administrative agents under the Finance Documents, except for security granted in jurisdictions where a trust is not recognized or feasible in relation to certain types of security in which case appropriate provision shall be made in the relevant security documents and any other relevant Finance Document, as necessary under local law, to ensure validity and enforceability of the security in such jurisdictions; and

(j)
the security documents should not operate so as to prevent any transactions which are permitted under the Finance Documents, including without limitation, any disposals of assets where such disposal is permitted under the Finance Documents.

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

  To:    [UBS AG, Singapore Branch] as Facility Agent

  From:    Viasystems, Inc.

  Date:    [            ]

Viasystems, Inc. - US$80,000,000 Credit Agreement
dated 17 August, 2006 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	Terms used but not otherwise defined in this Compliance Certificate have the meaning given to such terms in the Agreement.

3.	We confirm that as at [relevant testing date]:

[(a)	Net Debt Leverage Ratio was [ ] to 1;

(b)	Consolidated EBITDA was [ ] and Consolidated Total Net Interest Payable was [ ]; therefore, the ratio of Consolidated EBITDA to Consolidated Total Net Interest Payable was [ ] to 1;

(c)	the level of Capital Expenditure was [ ];[1]

(d)	the level of Excess Cashflow was [ ].][2]

4.	We set out below calculations establishing the figures in paragraph 3 above:

  [            ].

5.	We confirm that the following companies were Material Subsidiaries at [relevant testing date]:

  [            ].

6.	[We confirm that as at [relevant testing date] the aggregate contribution of the Guarantors to the consolidated gross assets and consolidated EBITDA of the Viasystems International Group was equal to:

(a)	[ ] per cent. of the consolidated gross assets of the Viasystems International Group; and

(b)	[ ] per cent. of the consolidated EBITDA of the Viasystems International Group.]

7.
[We confirm that as at [relevant testing date] the Base Currency Equivalent of the aggregate amount of Net Proceeds from Recovery Events during the annual Accounting Period of the Company ending [            ] was [            ].]

8.	We confirm that no Default is outstanding as at [relevant testing date] or, if it is, the details of the Default and the remedial action proposed or being taken are as follows:

  VIASYSTEMS, INC.

  By:

_______________________
1If the Compliance Certificate at the end of the annual Accounting Period.
2If the Compliance Certificate at the end of the annual Accounting Period.

SCHEDULE 9

FORM OF MARGIN CERTIFICATE

  To:    [UBS AG, Singapore Branch] as Facility Agent

  From:    Viasystems, Inc.

  Date:    [            ]

Viasystems, Inc. - US$80,000,000 Credit Agreement
dated 17 August, 2006 (the Agreement)

1.	We refer to the Agreement. This is a Margin Certificate.

2.	Terms used but not otherwise defined in this Margin Certificate have the meaning given to such terms in the Agreement.

3.	We confirm that as at [relevant testing date] Consolidated Total Net Debt was [ ] and Consolidated EBITDA was [ ]; therefore, the Net Debt Leverage Ratio was [ ] to 1.

4.	We confirm that on the basis of the above, the applicable Margin in respect of A Loans is [ ] per cent. per annum and B Revolving Credit Loans is [ ] per cent. per annum.]

5.	We set out below calculations establishing the figures in paragraph 3 above:

  [            ].

6.	We confirm that no Default or Event of Default is outstanding as at [ ].

By: ……………………………………	By: ……………………………………
title: ……………………………………	title: ……………………………………
for VIASYSTEMS, INC.	for VIASYSTEMS, INC.

SCHEDULE 10

FORM OF ACCESSION AGREEMENTS

PART 1

FORM OF GUARANTOR ACCESSION AGREEMENT

To:    [UBS AG, Singapore Branch] as Facility Agent

From:    Viasystems International, Inc. and [PROPOSED ADDITIONAL GUARANTOR]

Date:    [            ]

Viasystems, Inc. - US$80,000,000 Credit Agreement
dated 17 August, 2006 (the Agreement)

  We refer to the Agreement. This is a Guarantor Accession Agreement. Terms used but not otherwise defined in this Guarantor Accession Agreement have the meaning given to such terms in the Agreement.

1.	[Name of company] of [address/registered office] agrees to become an Additional Guarantor under the Agreement and to be bound by the terms of the Agreement as an Additional Guarantor.

2.	The Repeating Representations are correct on the date of this Guarantor Accession Agreement.

3.	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

4.	This Guarantor Accession Agreement has been executed and delivered as a deed on the date stated at the beginning of this Guarantor Accession Agreement and is governed by English law.

Executed as a deed by VIASYSTEMS INTERNATIONAL, INC. acting by	…………………………………………
Director
and	…………………………………………
Director/Secretary
Executed as a deed by
[PROPOSED ADDITIONAL GUARANTOR]
acting by	…………………………………………
Director
and	…………………………………………
Director/Secretary

PART 2

FORM OF ISSUING BANK ACCESSION AGREEMENT

  To:    [UBS AG, Singapore Branch] as Facility Agent

  From:    [Proposed Issuing Bank]

  Date:    [            ]

Viasystems International, Inc. - US$80,000,000 Credit Agreement
dated 17 August, 2006 (the Agreement)

  We refer to the Agreement. This is an Issuing Bank Accession Agreement. Terms used but not otherwise defined in this Issuing Bank Accession Agreement have the meaning given to such terms in the Agreement.

1.	[Name of Lender/[Bank] Affiliate of Lender] of [address/registered office] agrees to become the Issuing Bank under the Agreement and to be bound by the terms of the Agreement as an Issuing Bank.

2.	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

3.	This Issuing Bank Accession Agreement has been executed and delivered as a deed on the date stated at the beginning of this Issuing Bank Accession Agreement and is governed by English law.

Executed as a deed by [ISSUING BANK] acting by	…………………………………………
Director
and	…………………………………………
Director/Secretary

PART 3

FORM OF ADDITIONAL LENDER ACCESSION AGREEMENT

  To:    [insert Borrower(s)] (the Borrowers)

  UBS AG, Singapore Branch as the Facility Agent

  From:  [ADDITIONAL LENDER(S)] (each an Additional Lender)

  Date:  [                             ]

Viasystems, Inc. - US$80,000,000 Credit Agreement
dated 17 August 2006 (the Agreement)

We refer to the Agreement. This is an Additional Lender Accession Agreement. Terms used but not otherwise defined in this Additional Lender Accession Agreement have the meaning given to such terms in this Agreement.

1.	[Name of company] of [address/registered office] agrees to become a Lender and to be bound by the terms of the Agreement as a Lender.

2.	[[Name of company] of [address/registered office] agrees to become a Lender and to be bound by the terms of the Agreement as a Lender.]

3.	The A Loan Facility Revolving Credit Commitment of each Additional Lender is prescribed in Schedule 1.

4.	The proposed Effective Date is [the proposed Effective Date/the date of this Additional Lender Accession Agreement].

5.
The Borrowers and the Facility Agent agree that the respective A Loan Facility Revolving Credit Commitment of each Additional Lender does not and will not cause the Total Revolving Credit Commitments for the A Loan Facility to exceed US$65,000,000.

6.	The administrative details of each Additional Lender for the purposes of the Agreement are set out in Schedule 2.

7.	Each of the Additional Lenders expressly acknowledges the limitations on the existing Finance Parties' obligations set out in clause 2.5 (Increase in the A Loan Facility) of the Agreement.

8.
This Additional Lender Accession Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures were on a single copy of this Additional Lender Accession Agreement.

9.	This Additional Lender Accession Agreement is governed by English law.

10.	This Additional Lender Accession Agreement is a Finance Document.

  [ADDITIONAL LENDERS]

  By:

  If you agree to the above, please sign where indicated below.

  [BORROWERS]

  By:

  FACILITY AGENT

  By:

  As Facility Agent and for and on behalf of each of the parties to the Agreement

SCHEDULE 1

Name of Additional Lender	A Loan Facility Revolving Credit Commitments

[
]
________________
Total A Loan Facility Revolving Credit Commitments of the Additional Lenders	US$[ ] ________________

SCHEDULE 2

Administrative details of the Additional Lenders

[insert details of Facility Office (including SWIFT ID), full address for notices, details of contact person (including telephone number, fax number and email address) and full USD account details (including agent bank details e.g. SWIFT and CHIPS ID)]

SCHEDULE 11

FORM OF LETTER OF CREDIT

  To:  [Beneficiary]
  (the Beneficiary)

[DATE]

Irrevocable Standby Letter of Credit no. [            ]

At the request of [            ], [ISSUING BANK] (the Issuing Bank) issues this irrevocable standby letter of credit (Letter of Credit) in your favour on the following terms:

1.	Definitions

In this Letter of Credit:

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in [Singapore, London, New York and Hong Kong].

Demand means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

Expiry Date means [            ].

Total L/C Amount means the total maximum limit of liability of [            ].

2.	Issuing Bank's agreement

(a)	The Beneficiary may request a drawing [or drawings] under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand may not be given after the Expiry Date.

(b)	The amount of this Letter of Credit will automatically reduce by the amount of all drawings under it.

(c)	There is no responsibility on the Issuing Bank to investigate the authenticity of the declarations or the declarant's capacity to make the declaration.

(d)
Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiary the amount which is demanded for payment in that Demand.

(e)
The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)
At [5.00] p.m. ([Singapore/Hong Kong] time) on the Expiry Date this Letter of Credit automatically expires and no further Demands may be made. The obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit prior to this time that remains unpaid.

(b)
The Issuing Bank will be released from its obligations under this Letter of Credit on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(c)	When the Issuing Bank is no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit must be made in [US$ ] for value on the due date and payable to the credit of an account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand must be in writing, and may be given in person, by post and must be received by the Issuing Bank at its address by the particular department or officers as follows:1
[

  ]

6.	Assignment

The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.

7.	ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit is governed by English law.

9.	Jurisdiction

The English courts have exclusive jurisdiction to settle any dispute in connection with this Letter of Credit.

  Yours faithfully,

  [ISSUING BANK]

  By:

__________________________
1Demand must be received before 12 noon.

SCHEDULE

FORM OF DEMAND

  To:    [ISSUING BANK]

[DATE]

  Dear Sirs

Irrevocable Standby Letter of Credit no. [            ] issued in favour of [BENEFICIARY]
(the Letter of Credit)

  We refer to the Letter of Credit. This is a Demand. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We hereby declare that we are authorised to make this declaration on behalf of the [Beneficiary]

2.	We certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [ ].

3.	Payment should be made to the following account:

Name:

Account Number:

Bank:

4.	The date of this Demand is not later than the Expiry Date.

  Yours faithfully

  (Authorised Signatory)(Authorised Signatory)

  For

  [BENEFICIARY]

SCHEDULE 12

MATERIAL SUBSIDIARIES

Name of Material Subsidiary	Jurisdiction of incorporation	Registration number (or equivalent, if any)
Viasystems Kalex Printed Circuit Board Limited	Hong Kong	506562
Kalex Circuit Board (China) Limited	Hong Kong	98891
Viasystems Asia Pacific Company Limited	Hong Kong	675166
Guangzhou Termbray Electronics Technology Company Ltd	PRC	N/A
Guangzhou Termbray Circuit Board Co., Ltd	PRC	N/A
Kalex Multi-Layer Circuit Board (Zhong Shan) Ltd	PRC	Qi Du Yue Zhong Zong Fu Zi No. 002211
Shanghai Viasystems EMS Co., Ltd.	PRC	Qi Du Hu Zong Fu Zi No. 027148 (Jia Ding)
Viasystems EMS (Shenzhen) Co., Ltd.	PRC	Qi Du Yue Shen Zong Zi No. 307759

SCHEDULE 13

FORM OF SUBORDINATION AGREEMENT

FORM OF SUBORDINATION AGREEMENT
DATED [ ]
BETWEEN [ ] as the Debtor -and- [ ] as Junior Creditor -and- UBS AG, SINGAPORE BRANCH as Security Agent

CONTENTS

Clause                                                                              Page

1.Interpretation	3
2.Undertakings	4
3.Amendments to the Junior Finance Documents	5
4.Turnover of non-permitted recoveries	5
5.Subordination on insolvency	6
6.Enforcement by Junior Creditor	7
7.Consents	7
8.Representations	7
9.Protection of subordination	9
10.Information by Junior Creditor	11
11.Subrogation by Junior Creditor	11
12.Preservation of Junior Debt	11
13.Responsibility of the Security Agent	11
14.Treatment of distribution	11
15.Changes to the Parties	12
16.Miscellaneous	12
17.Indemnity	13
18.Notices	14
19.Language	15
20.Severability	15
21.Waivers and remedies cumulative	15
22.Counterparts	15
23.Governing law	15
24.Enforcement	16

Signatories	17

  THIS SUBORDINATION AGREEMENT is dated [             ] between:

(1)	[ ] (the Debtor);

(2)	[ ] (the Junior Creditor); and

(3)	UBS AG, SINGAPORE BRANCH (the Security Agent) as agent and trustee for the Finance Parties (as defined in the Credit Agreement defined below).

  BACKGROUND:

(A)	The Debtor and the Junior Creditor enter into this Agreement in connection with the Credit Agreement (as defined below).

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

1. INTERPRETATION

1.1 Definitions

In this Agreement:

Credit Agreement means the US$80,000,000 credit agreement dated 17 August 2006 between (among others) Viasystems Kalex Printed Circuit Board Limited, Viasystems Asia Pacific Company Limited and Kalex Circuit Board (China) Limited as borrowers and original guarantors, Viasystems, Inc. and Viasystems International, Inc. as original guarantors and the Security Agent.

Junior Debt means all Liabilities payable or owing by the Debtor to the Junior Creditor.

Junior Finance Document means all present and future documents and agreements relating to the Junior Debt.

Liability means any present or future liability (actual or contingent), together with:-

(a)	any permitted novation, deferral or extension of that liability;

(b)	any further advance which may be made under any agreement expressed to be supplemental to any document in respect of that liability, together with all related interest, fees and costs;

(c)	any claim for damages or restitution in the event of rescission of that liability or otherwise;

(d)	any claim flowing from any recovery by a payment or discharge in respect of that liability on grounds of preference or otherwise; and

(e)
any amount (such as post-insolvency interest) which would be included in any of the above but for its discharge, non-provability, unenforceability or non-allowability in any insolvency or other proceedings.

Party means a party to this Agreement.

Permitted Payment means any principal and/or interest payment in respect of a Junior Debt provided that:

(a)	interest payable on such Junior Debt shall not exceed a rate of interest of no more than nine per cent. per annum;

(b)
such payment is paid in accordance with the terms of the relevant Junior Finance Document and, if applicable, the conditions included in the definition of Curative Equity in clause 1.1 (Definitions) of the Credit Agreement; and

(c)	no Event of Default has occurred and is outstanding at the time of the relevant payment.

Senior Debt means all Liabilities payable or owing from time to time by any Obligor or Junior Creditor to a Finance Party under or in connection with the Finance Documents.

Subordination Period means the period beginning on the date of this Agreement and ending on the date on which all the Senior Debt has been unconditionally and irrevocably paid and discharged in full.

1.2 Construction

(a)	Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

(b)
The provisions of clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to the Credit Agreement are to be construed as references to this Agreement.

(c)	Any undertaking of the Debtor or the Junior Creditor under this Agreement remains in force during the Subordination Period.

(d)
If the Security Agent considers that an amount paid to a Finance Party under a Finance Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Agreement.

2. UNDERTAKINGS

2.1 Undertakings of the Debtor

(a)	Except as provided below, the Debtor must not:

(i)	pay or repay, or make any distribution in respect of, any of the Junior Debt, in cash or kind;

(ii)	allow any of its Subsidiaries to purchase or acquire any of the Junior Debt;

(iii)	discharge any of the Junior Debt by set-off;

(iv)	create or allow to exist any Security Interest over any of its assets to secure its obligations in respect of any of the Junior Debt; or

(v)	take or omit to take any action which would reasonably be expected to impair the subordination achieved or intended to be achieved by this Agreement.

(b)	Notwithstanding paragraph (a) above, the Debtor may:

(i)	do anything prohibited by paragraph (a) above if the Security Agent (acting reasonably) agrees; or

(ii)	make any Permitted Payment or any other payment expressly allowed under this Agreement.

2.2 Undertakings of the Junior Creditor

(a)	Except as provided below, the Junior Creditor must not:

(i)	demand or receive payment of, or any distribution in respect or on account of, any of the Junior Debt in cash or in kind from the Debtor or any other source;

(ii)	apply any money or assets in discharge of any Junior Debt;

(iii)	discharge any of the Junior Debt by set-off;

(iv)	allow to exist or receive any Security Interest for any of the Junior Debt;

(v)	allow to exist or receive any guarantee or other assurance against loss in respect of any of the Junior Debt;

(vi)	allow any of the Junior Debt to be evidenced by a negotiable instrument; or

(vii)	take or omit to take any action which would reasonably be expected to impair the subordination achieved or intended to be achieved by this Agreement.

(b)	Notwithstanding paragraph (a) above, the Junior Creditor may:

(i)	do anything prohibited by paragraph (a) above if the Security Agent (acting reasonably) agrees; and

(ii)	receive any Permitted Payment or any other payment expressly allowed under this Agreement.

3. AMENDMENTS TO THE JUNIOR FINANCE DOCUMENTS

Neither the Debtor nor the Junior Creditor may amend, waive or release any term of the Junior Finance Documents, except for an amendment which:

(a)	is a procedural, administrative or other change; or

(b)	does not prejudice in any material respect any Senior Debt, any Finance Party or impair the subordination achieved or intended to be achieved by this Agreement.

4. TURNOVER OF NON-PERMITTED RECOVERIES

4.1 Non-permitted payment

  If:-

(a)
the Junior Creditor receives a payment or distribution in respect of any of the Junior Debt from a Debtor or any other source other than a Permitted Payment or as otherwise allowed under this Agreement or the Credit Agreement; or

(b)	the Junior Creditor receives the proceeds of any enforcement of any Security Interest or any guarantee or other assurance against financial loss for any Junior Debt,

the Junior Creditor must hold the amount received by it (up to a maximum of an amount equal to the Senior Debt) on trust for the Finance Parties and immediately pay that amount (up to that maximum) to the Security Agent for application against the Senior Debt.

4.2 Non-permitted discharge

If, for any reason, the Junior Creditor receives payment or other consideration against any of the Junior Debt, or discharges any of the Junior Debt by set-off, such that the Junior Debt is discharged in any manner not expressly allowed under this Agreement or the Credit Agreement, the Junior Creditor must promptly pay an amount equal to the amount discharged to the Security Agent for application against the Senior Debt.

5. SUBORDINATION ON INSOLVENCY

5.1 Insolvency

If any event referred in clauses 22.6 (Insolvency) to 22.9 (Analogous proceedings) (inclusive) of the Credit Agreement occurs in respect of the Debtor (as if any reference to a Material Group Member in such clauses were a reference to the Debtor), the Junior Debt will be subordinate in right of payment to the Senior Debt.

5.2 Procedure

If Clause 0 applies:

(a)	the Security Agent may, and is irrevocably authorised on behalf of the Junior Creditor to:

(i)	claim, enforce and prove for the Junior Debt;

(ii)	file claims and proofs, give receipts and take any proceedings in respect of the Junior Debt;

(iii)	do anything which the Security Agent sees fit to recover the Junior Debt; and

(iv)	receive all distributions on the Junior Debt for application against the Senior Debt;

(b)
if and to the extent that the Security Agent is not entitled to do anything mentioned in paragraph (a) above, the Junior Creditor shall use best efforts to do so promptly and as directed by the Security Agent;

(c)	the Junior Creditor must:

(i)
hold all payments and distributions in cash or in kind received or receivable by the Junior Creditor in respect of the Junior Debt from the Debtor or from any other source on trust for the Finance Parties; and

(ii)	pay and transfer any such payment or distribution received under sub-paragraph (c)(i) above to the Security Agent for application against the Senior Debt;

(d)
the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of the Debtor or their proceeds is directed to pay all payments and distributions on the Junior Debt direct to the Security Agent; and

(e)	the Junior Creditor must give any notice and do anything which the Security Agent may direct to give effect to this Subclause.

6. ENFORCEMENT BY JUNIOR CREDITOR

During the Subordination Period each Junior Creditor must not without the prior written consent of the Security Agent (acting reasonably):

(a)	accelerate any of the Junior Debt or otherwise declare any of the Junior Debt prematurely payable;

(b)	enforce the Junior Debt by execution or otherwise;

(c)	initiate or support or take any steps with a view to:

(i)	any insolvency, liquidation, reorganisation, administration or dissolution proceedings; or

(ii)	any voluntary arrangement or assignment for the benefit of creditors; or

(iii)	any similar proceedings,

involving a Debtor, whether by petition, convening a meeting, voting for a resolution or otherwise; or

(d) otherwise exercise any remedy for the recovery of the Junior Debt.

7. CONSENTS

(a)
The Junior Creditor will not have any remedy against the Debtor or any Finance Party by reason of any transaction entered into between a Finance Party and the Debtor (including any Finance Document) which conflicts with any Junior Finance Document or results in a potential event of default or an event of default (however described) under any Junior Finance Document.

(b)
Any waiver or consent granted by or on behalf of any Finance Party in respect of any Finance Document will also be deemed to have been given by the Junior Creditor if any transaction or circumstances would, in the absence of that waiver or consent by the Junior Creditor:

(i)	conflict with any term of any Junior Finance Document; or

(ii)	result in a potential event of default or an event of default (however described) under any Junior Finance Document.

8. REPRESENTATIONS

8.1 Representations

The representations set out in this Clause are made by the Junior Creditor to each Finance Party.

8.2 Status

(a)	It is a limited liability company or corporation, duly incorporated or established and validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation.

(b)	It has the power to own its assets and carry on its business as it is being and will be conducted.

8.3 Powers and authorities

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, this Agreement and the transactions contemplated by this Agreement.

8.4 Legal validity

Subject to the Reservations:

(a)	this Agreement constitutes its legally valid, binding and enforceable obligation; and

(b)	this Agreement is in the proper form for its enforcement in the jurisdiction of its incorporation.

8.5 Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(a)	any law or regulation applicable to it; or

(b)	its constitutional documents; or

(c)
any document which is binding upon it or any of its assets or constitute a default or termination event (however described) under any document in each case in a manner which has a Material Adverse Effect.

8.6 Authorisations

All authorisations required by it:

(a)
in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Agreement have been obtained or effected (as appropriate) and are in full force and effect; and

(b)
to carry on its business in the ordinary course and in all material respects as it is being conducted have been obtained or effected (as appropriate) and are in full force and effect except to the extent failure to obtain or effect those authorisations would not have a Material Adverse Effect.

8.7 Junior Debt

(a)
It is the sole legal and beneficial owner of the Junior Debt and of the benefits of the Junior Finance Documents to which it is a party free from any Security Interest, option or subordination in favour of any person other than the Finance Parties; and

(b)	The Junior Debt is not subject to any set-off, counterclaim or other defence.

8.8 Jurisdiction/governing law

Subject to the Reservations:

(a) its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

(iv)	are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

8.9 Times for making representations

(a)	The representations set out in this Clause are made by the Junior Creditor on the date of this Agreement.

(b)	Each representation in Clause 0 (

(c)	8.7Junior Debt) is deemed to be repeated on each date during the Subordination Period.

(d)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

9. PROTECTION OF SUBORDINATION

9.1 Continuing subordination

The subordination provisions in this Agreement constitute a continuing subordination and will benefit the balance from time to time of all of the Senior Debt, regardless of any intermediate payment or discharge in whole or in part.

9.2 Waiver of defences

The subordination in this Agreement and the obligations of the Junior Creditor under this Agreement will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice the subordination or any of those obligations. This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security;

(g)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(h)	any insolvency or similar proceedings.

9.3 Immediate recourse

(a)
The Junior Creditor waives any right it may have of first requiring any Finance Party (or any trustee or other agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person or file any proof or claim in any insolvency, administrative, winding-up or liquidation proceedings relative to any other person before claiming the benefit of this Agreement.

(b)	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

9.4 Appropriations

Until the Senior Debt has been irrevocably paid in full, the Security Agent may without affecting the liability of the Junior Creditor under this Agreement:

(a)	(i)	refrain from applying or enforcing any other moneys, security or right held or received by a Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in an interest-bearing suspense account any moneys or distributions received from the Junior Creditor or on account of the Junior Creditor’s liability under this Agreement.

9.5 Non-competition

Unless:

(a)	the Senior Debt has been irrevocably paid in full; or

(b)	the Security Agent otherwise directs,

the Junior Creditor will not by virtue of any payment or performance by it under this Agreement or by virtue of the operation of any Clause of this Agreement:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or other agent on its behalf); or

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Junior Creditor's liability under this Agreement; or

(iii)	claim, rank, prove or vote as a creditor of the Debtor or other person or its estate in competition with any Finance Party (or any trustee or other agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Debtor or other person.

10. INFORMATION BY JUNIOR CREDITOR

10.1 Defaults

The Junior Creditor must notify the Security Agent of the occurrence of any event of default or potential event of default under the Junior Finance Documents promptly upon becoming aware of it.

10.2 Amount of Junior Debt

The Junior Creditor must on request by the Security Agent notify it of details of the amount of the Junior Debt.

11. SUBROGATION BY JUNIOR CREDITOR

If any of the Senior Debt is wholly or partially paid out of any proceeds received in respect of or on account of the Junior Debt, the Junior Creditor will to that extent be subrogated to the Senior Debt so paid (and all securities and guarantees for that Senior Debt) but not before all the Senior Debt is paid in full.

12. PRESERVATION OF JUNIOR DEBT

Notwithstanding any term of this Agreement postponing, subordinating or preventing the payment of any of the Junior Debt, the Junior Debt concerned will, solely as between the Debtor and the Junior Creditor, remain owing or due and payable in accordance with the terms of the Junior Finance Documents, and interest and default interest will accrue on missed payments accordingly.

13. RESPONSIBILITY OF THE SECURITY AGENT

13.1 Rights and responsibility of the Security Agent

Subject to Clause 17(b) (Indemnity), the Security Agent will not be liable to the Junior Creditor for the manner of exercise of or for any non-exercise of or for any non-exercise of its powers under this Agreement or failure to collect or preserve the Junior Debt.

13.2 Non-derogation

Nothing contained in this Agreement in any manner affects the rights or remedies of any Finance Party under the Finance Documents.

14. TREATMENT OF DISTRIBUTION

14.1 Realisation

If any Finance Party receives any distribution otherwise than in cash in respect of any Junior Debt from the Debtor or from any other source, the Senior Debt will not be deemed reduced by the distribution until and except to the extent that the realisation proceeds are applied towards the Senior Debt.

14.2 Transfer of distributions

The Junior Creditor and the Debtor must do anything which the Security Agent may reasonably require as being necessary to transfer to the Security Agent all payments and distributions which must be made to or held in trust for the Finance Parties, including endorsements and execution of formal transfers.

14.3 Currencies

(a)
All moneys received or held by the Security Agent under this Agreement at any time on or after the enforcement of this Agreement in a currency other than a currency in which the Senior Debt is denominated may be sold for any one or more of the currencies in which the Senior Debt is denominated and which the Security Agent considers necessary at the Agent’s Spot Rate of Exchange.

(b)
The Debtor must indemnify the Security Agent against any loss or liability incurred in relation to any such sale. The Security Agent will have no liability to any Party in respect of any loss resulting from any fluctuation in exchange rates after any such sale.

15. CHANGES TO THE PARTIES

15.1 The Debtor and the Junior Creditor

Neither the Debtor nor the Junior Creditor may assign or transfer any of its rights or obligations under this Agreement without the prior consent of the Security Agent.

15.2 The Finance Parties

(a)
Any Finance Party may assign or otherwise dispose of all or any of its rights under this Agreement solely to the extent assigned or otherwise disposed of in accordance with the Finance Documents to which it is a party.

(b)	References to the Security Agent in this Agreement include any successor Security Agent appointed under the Credit Agreement.

16. MISCELLANEOUS

16.1 Perpetuity

The perpetuity period for the trusts in this Agreement is 80 years.

16.2 Trust

The Junior Creditor and the Debtor acknowledge that:

(a)	the undertakings given by them and contained in this Agreement;

(b)	the other rights, title and interests constituted by this Agreement; and

(c)	all other monies and assets paid to, held by or received or recovered by the Security Agent under or in connection with this Agreement,

are held by the Security Agent on trust for the Finance Parties.

16.3 Power of attorney

By way of security for the obligations of the Junior Creditor under this Agreement, each of the Junior Creditor and the Debtor irrevocably appoints the Security Agent as its attorney to do anything which the Junior Creditor or the Debtor is required to do by this Agreement but has failed to do after (i) 7 days of notice to the Junior Creditor or Debtor from the Security Agent to do such thing or (ii) a notice has been given by the Facility Agent pursuant to clause 22.20 (Acceleration) of the Credit Agreement. The Security Agent may delegate this power.

16.4 Set-off

A Finance Party may set off any matured obligation owed to it by the Junior Creditor under this Agreement (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Junior Creditor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16.5 Default interest

(a)
If the Junior Creditor fails to pay any amount payable by it under this Agreement to a Finance Party, it must, on demand by the Security Agent, pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgement.

(b)	Interest on an overdue amount is payable at a rate equal to the aggregate of:

(i)	one per cent. per annum; and

(ii)
the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan. For the purpose of determining the relevant rate, the Security Agent may (acting reasonably):

(A)	select successive Terms of any duration up to three months; and

(B)	determine the appropriate Rate Fixing Date for that Term.

(c)	Interest (if unpaid) on an overdue amount will be compounded at the end of each period selected by the Security Agent under paragraph (c) above but will remain immediately due and payable.

(d)
Any interest accruing under this Subclause accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Security Agent determines is market practice.

16.6 Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under this Agreement will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.
17. INDEMNITY

(a)
Each of the Junior Creditor and the Debtor must jointly and severally indemnify the Security Agent and every attorney appointed by it in respect of any loss or liability incurred by it in connection with the enforcement or preservation of any rights under this Agreement.

(b)
The Security Agent will not be liable for any losses arising in connection with the exercise or purported exercise of any of its rights, powers and discretions under this Agreement, unless that liability arises as a result of the Security Agent's gross negligence or wilful misconduct.

18. NOTICES

18.1 In writing

(a)
Any communication in connection with this Agreement must be in writing and, unless otherwise stated, may be given in person, by post or fax or, to the extent agreed by the Parties, by email or other electronic communication.

(b)	For the purpose of this Agreement, an electronic communication will be treated as being in writing and a document.

(c)	Unless it is agreed to the contrary, any consent or agreement required under this Agreement must be given in writing.

18.2 Contact details

(a)
Except as provided below, the contact details of each Party for all communications in connection with this Agreement are those notified by that Party for this purpose to the Security Agent on or before the date it becomes a Party.

(b)	The contact details of the Junior Creditor for this purpose are:

Address:[ADDRESS]
Fax number: [FAX]
Attention: [ATTENTION].

(c)	The contact details of the Debtor for this purpose are:

Address:[ADDRESS]
Fax number: [FAX]
Attention: [ATTENTION].

(d)	The contact details of the Security Agent for this purpose are:

Address:[ADDRESS]
Fax number: [FAX]
Attention: [ATTENTION].

(e)	Any Party may change its contact details by giving five Business Days' notice to the Security Agent or (in the case of the Security Agent) to the other Parties.

(f)	Where a Party nominates a particular department or officer to receive a notice, a notice will not be effective if it fails to specify that department or officer.

18.3 Effectiveness

(a)	Except as provided below, any notice in connection with this Agreement will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form;

(iv)	if by e-mail or any other electronic communication, when received in legible form; and

(v)	if by posting to an electronic website, at the time of posting or (if the relevant recipient did not at such time have access to such website) the time at which such recipient is given access.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A notice to the Security Agent will only be effective on actual receipt by it.

19. LANGUAGE

Any notice given in connection with this Agreement must be in English.

20. SEVERABILITY

If a term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other term of this Agreement.

21. WAIVERS AND REMEDIES CUMULATIVE

The rights of each Finance Party under this Agreement:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

22. COUNTERPARTS

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

23. GOVERNING LAW

This Agreement is governed by English law.

24. ENFORCEMENT

24.1 Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Agreement.

(b)
The English courts are the most appropriate and convenient courts to settle any such dispute and the Junior Creditor and the Debtor waive objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Agreement.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

24.2 Service of process

(a)
The Junior Creditor and the Debtor each irrevocably appoint [WG&M Secretaries Limited, One South Place, London EC2M 2WG] as its agent under this Agreement for service of process in any proceedings before the English courts.

(b)
If any person appointed as process agent under this Clause is unable for any reason to act as agent for service of process, the Junior Creditor and the Debtor each must immediately appoint another agent on terms acceptable to the Security Agent. Failing this, the Security Agent may appoint another agent for this purpose.

(c)	The Junior Creditor and the Debtor each agree that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

24.3 Waiver of immunity

The Junior Creditor and the Debtor each irrevocably and unconditionally:

(a)	agree not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consent generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waive all rights of immunity in respect of it or its assets.

24.4 Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

  This Agreement has been entered into as a deed on the date stated at the beginning of this Agreement.

SIGNATORIES

Junior Creditor

[EXECUTED as a deed by	)
[JUNIOR CREDITOR]	)
acting by	)
and	)

Director

Director/Secretary]

Debtor

[EXECUTED as a deed by	)
[DEBTOR]	)
acting by	)
and	)

Director

Director/Secretary]

Security Agent

UBS AG, SINGAPORE BRANCH

By:

SIGNATORIES

  Company

  VIASYSTEMS INTERNATIONAL, INC.

  By:/s/ GERALD GEORGE SAX

Borrowers

VIASYSTEMS KALEX PRINTED CIRCUIT BOARD LIMITED

By:/s/ GERALD GEORGE SAX

VIASYSTEMS ASIA PACIFIC COMPANY LIMITED

By: /s/ GERALD GEORGE SAX

KALEX CIRCUIT BOARD (CHINA) LIMITED

By: /s/ GERALD GEORGE SAX

Original Guarantors

VIASYSTEMS KALEX PRINTED CIRCUIT BOARD LIMITED

By:/s/ GERALD GEORGE SAX

VIASYSTEMS ASIA PACIFIC COMPANY LIMITED

By: /s/ GERALD GEORGE SAX

KALEX CIRCUIT BOARD (CHINA) LIMITED

By: /s/ GERALD GEORGE SAX

VIASYSTEMS, INC.

By: /s/ GERALD GEORGE SAX

VIASYSTEMS INTERNATIONAL, INC.

By: /s/ GERALD GEORGE SAX

Mandated Lead Arranger

UBS AG HONG KONG BRANCH

By:/s/ AARON CHOW                                  /s/ FRANCES WONG

Issuing Bank

UBS AG, SINGAPORE BRANCH

By:/s/ AARON CHOW                         /s/ FRANCES WONG

UBS AG, STAMFORD BRANCH

By:/s/ RICHARD L. TAVROW       /s/ IRJA R. OTSA

Facility Agent

UBS AG, SINGAPORE BRANCH

By:/s/ AARON CHOW                        /s/ FRANCES WONG

Security Agent

UBS AG, SINGAPORE BRANCH

By:/s/ AARON CHOW                         /s/ FRANCES WONG

Original Lenders

UBS AG, SINGAPORE BRANCH

By:/s/ AARON CHOW                             /s/ FRANCES WONG